                                                                     EXHIBIT 4.1

================================================================================

                                  $225,000,000

                                CREDIT AGREEMENT

                            Dated as of July 5, 2006

                                      among

                            JDA SOFTWARE GROUP, INC,
                                  as Borrower,

                            MANUGISTICS GROUP, INC.,
                             as Additional Borrower,

                         THE LENDERS REFERRED TO HEREIN,

                          CITICORP NORTH AMERICA, INC.,
                  as Administrative Agent and Collateral Agent,

                                 CITIBANK, N.A.,
                                as Issuing Bank,

                          CITIGROUP GLOBAL MARKETS INC.
                                       and
                               UBS SECURITIES LLC,
                 as Joint Lead Arrangers and Joint Bookrunners,

                               UBS SECURITIES LLC,
                              as Syndication Agent

                                       and

                           WELLS FARGO FOOTHILL, LLC,
                             as Documentation Agent

                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005

================================================================================

                                TABLE OF CONTENTS

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                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01. Defined Terms..............................................      2
SECTION 1.02. Classification of Loans and Borrowings.....................     36
SECTION 1.03. Terms Generally............................................     37
SECTION 1.04. Resolution of Drafting Ambiguities.........................     37
SECTION 1.05. Joint and Several Liability of Borrowers...................     37

                                   ARTICLE II

                                   THE CREDITS

SECTION 2.01. Credit Commitments.........................................     38
SECTION 2.02. Procedure for Borrowing....................................     39
SECTION 2.03. Conversion and Continuation Options for Loans..............     40
SECTION 2.04. Swingline Loans............................................     41
SECTION 2.05. Optional and Mandatory Prepayments of Loans; Repayments of
                 Loans...................................................     43
SECTION 2.06. Letters of Credit..........................................     46
SECTION 2.07. Repayment of Loans; Evidence of Debt.......................     49
SECTION 2.08. Interest Rates and Payment Dates...........................     50
SECTION 2.09. Computation of Interest....................................     51
SECTION 2.10. Fees.......................................................     51
SECTION 2.11. Termination, Reduction or Adjustment of Commitments........     52
SECTION 2.12. Inability to Determine Interest Rate; Unavailability of
                 Deposits; Inadequacy of Interest Rate...................     53
SECTION 2.13. Pro Rata Treatment and Payments............................     53
SECTION 2.14. Illegality.................................................     55
SECTION 2.15. Requirements of Law........................................     55
SECTION 2.16. Taxes......................................................     56
SECTION 2.17. Indemnity..................................................     59
SECTION 2.18. Change of Lending Office...................................     59
SECTION 2.19. Sharing of Setoffs.........................................     60
SECTION 2.20. Assignment of Commitments Under Certain Circumstances......     60
SECTION 2.21. Increase in Commitments....................................     61

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Organization, etc..........................................     63
SECTION 3.02. Due Authorization, Non-Contravention, etc..................     63
SECTION 3.03. Government Approval, Regulation, etc.......................     64
SECTION 3.04. Validity, etc..............................................     64
SECTION 3.05. Government Contracts/Subcontracts..........................     64
SECTION 3.06. Financial Information......................................     64


                                      -i-

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SECTION 3.07. No Material Adverse Effect.................................     65
SECTION 3.08. Litigation.................................................     65
SECTION 3.09. Compliance with Laws and Agreements........................     65
SECTION 3.10. Subsidiaries...............................................     65
SECTION 3.11. Ownership of Properties....................................     65
SECTION 3.12. Taxes......................................................     66
SECTION 3.13. Pension and Welfare Plans..................................     66
SECTION 3.14. Environmental Warranties...................................     67
SECTION 3.15. Regulations T, U and X.....................................     68
SECTION 3.16. Disclosure; Accuracy of Information; Pro Forma Balance
                 Sheets and Projected Financial Statements...............     69
SECTION 3.17. Insurance..................................................     69
SECTION 3.18. Labor Matters..............................................     69
SECTION 3.19. Solvency...................................................     70
SECTION 3.20. Intellectual Property......................................     70
SECTION 3.21. No Burdensome Restrictions.................................     70
SECTION 3.22. Security Documents.........................................     71
SECTION 3.23. Anti-Terrorism Laws........................................     72
SECTION 3.24. Indebtedness...............................................     73
SECTION 3.25. Use of Proceeds............................................     73

                                   ARTICLE IV

                                   CONDITIONS

SECTION 4.01. Closing Date...............................................     73
SECTION 4.02. Conditions to Each Credit Event............................     79

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

SECTION 5.01. Financial Information, Reports, Notices, etc...............     80
SECTION 5.02. Compliance with Laws, etc..................................     83
SECTION 5.03. Maintenance of Properties..................................     83
SECTION 5.04. Insurance..................................................     83
SECTION 5.05. Books and Records; Visitation Rights; Maintenance of
                 Ratings.................................................     84
SECTION 5.06. Environmental Covenant.....................................     84
SECTION 5.07. Information Regarding Collateral...........................     84
SECTION 5.08. Existence; Conduct of Business.............................     85
SECTION 5.09. Performance of Obligations.................................     85
SECTION 5.10. Casualty and Condemnation..................................     85
SECTION 5.11. Pledge of Additional Collateral............................     85
SECTION 5.12. Further Assurances.........................................     86
SECTION 5.13. Use of Proceeds............................................     87
SECTION 5.14. Payment of Taxes...........................................     87
SECTION 5.15. Interest Rate Protection...................................     87
SECTION 5.16. Additional Guarantors......................................     87
SECTION 5.17. Convertible Notes..........................................     88
SECTION 5.18. Post-Closing Matters.......................................     88

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                                   ARTICLE VI

                               NEGATIVE COVENANTS

SECTION 6.01. Indebtedness; Preferred Stock..............................     88
SECTION 6.02. Liens......................................................     89
SECTION 6.03. Contingent Obligations.....................................     91
SECTION 6.04. Fundamental Changes........................................     91
SECTION 6.05. Sale of Assets.............................................     92
SECTION 6.06. Investments................................................     93
SECTION 6.07. Capital Expenditures.......................................     94
SECTION 6.08. Hedging Agreements.........................................     95
SECTION 6.09. Total Leverage Ratio.......................................     95
SECTION 6.10. Clauses Restricting Subsidiary Distributions...............     95
SECTION 6.11. Dividends..................................................     96
SECTION 6.12. Transactions with Affiliates...............................     96
SECTION 6.13. Changes in Fiscal Year.....................................     97
SECTION 6.14. Lines of Business..........................................     97
SECTION 6.15. Amendments to Certain Documents............................     97
SECTION 6.16. Prepayments and Amendments of Certain Debt and Equity
                 Investments.............................................     97
SECTION 6.17. Negative Pledges...........................................     97
SECTION 6.18. Sales and Leasebacks.......................................     98
SECTION 6.19. Limitation on Issuance of Capital Stock....................     98
SECTION 6.20. Creation of Subsidiaries...................................     98
SECTION 6.21. Anti-Terrorism Law.........................................     98
SECTION 6.22. Embargoed Person...........................................     98
SECTION 6.23. Anti-Money Laundering......................................     99

                                   ARTICLE VII

                                EVENTS OF DEFAULT

SECTION 7.01. Listing of Events of Default...............................     99
SECTION 7.02. Action if Bankruptcy.......................................    101
SECTION 7.03. Action if Other Event of Default...........................    101
SECTION 7.04. Application of Proceeds....................................    101
SECTION 7.05. Assignment of Claims Act...................................    102

                                  ARTICLE VIII

                                   THE AGENTS

SECTION 8.01. The Agents.................................................    103


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                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.01. Notices....................................................    105
SECTION 9.02. Survival of Agreement......................................    106
SECTION 9.03. Binding Effect.............................................    106
SECTION 9.04. Successors and Assigns.....................................    106
SECTION 9.05. Expenses; Indemnity........................................    109
SECTION 9.06. Right of Setoff............................................    110
SECTION 9.07. Applicable Law.............................................    111
SECTION 9.08. Waivers; Amendment.........................................    111
SECTION 9.09. Interest Rate Limitation...................................    114
SECTION 9.10. Entire Agreement...........................................    114
SECTION 9.11. WAIVER OF JURY TRIAL.......................................    114
SECTION 9.12. Severability...............................................    115
SECTION 9.13. Counterparts...............................................    115
SECTION 9.14. Headings...................................................    115
SECTION 9.15. Jurisdiction; Consent to Service of Process................    115
SECTION 9.16. Confidentiality............................................    115
SECTION 9.17. Fixed Income Direct Website Communications.................    116
SECTION 9.18. USA PATRIOT Act Notice.....................................    117
SECTION 9.19. Judgment Currency..........................................    117
SECTION 9.20. Dollar Equivalent Calculations.............................    118
SECTION 9.21. Special Provisions Relating to Currencies other than
                 Dollars.................................................    118
SECTION 9.22. Euro.......................................................    119

ANNEX I       Lenders and Commitments
EXHIBIT A     Form of Administrative Questionnaire
EXHIBIT B     Form of Assignment and Acceptance
EXHIBIT C     Form of Borrowing Request
EXHIBIT D     Form of Closing Certificate
EXHIBIT E     Form of Compliance Certificate
EXHIBIT G     Form of Guarantee Agreement
EXHIBIT H     Form of Intercompany Note
EXHIBIT J     Form of Mortgage
EXHIBIT K-1   Form of Term Note
EXHIBIT K-2   Form of Revolving Note
EXHIBIT L     Form of Opinion of DLA Piper Rudnick Gray Cary US, LLP
EXHIBIT M     Form of Perfection Certificate
EXHIBIT N     Form of Security Agreement
EXHIBIT O     Form of Section 2.16 Certificate
EXHIBIT P     Form of Solvency Certificate

SCHEDULE 1.01(a)        Guarantors
SCHEDULE 3.05           Government Contracts/Subcontracts
SCHEDULE 3.08           Litigation
SCHEDULE 3.10           Subsidiaries
SCHEDULE 3.11(b)        Leased, Owned and Other Real Property
SCHEDULE 3.18           Labor Matters
SCHEDULE 3.20(c)        Intellectual Property Matters
SCHEDULE 3.22(c)        Mortgage Filing Offices
SCHEDULE 4.01(e)        Local Counsel
SCHEDULE 4.01(m)        Indebtedness to be Paid
SCHEDULE 4.01(r)(i)     Mortgaged Properties
SCHEDULE 4.01(r)(iii)   Title Insurance Amounts
SCHEDULE 4.01(t)        Sources and Uses
SCHEDULE 5.18           Post-Closing Matters
SCHEDULE 6.01           Indebtedness
SCHEDULE 6.02(h)        Existing Liens
SCHEDULE 6.05           Pending Asset Sales
SCHEDULE 6.06(i)        Existing Investments

               CREDIT AGREEMENT (this "AGREEMENT") dated as of July 5, 2006, among JDA SOFTWARE GROUP, INC., a corporation organized under the laws of Delaware ("BORROWER"), MANUGISTICS GROUP, INC., a Delaware corporation (the "ADDITIONAL BORROWER"), the Lenders, CITICORP NORTH AMERICA, INC. ("CNAI"), as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Lenders, as collateral agent (in such capacity, the "COLLATERAL AGENT) and as Swingline Lender, Citibank, N.A., as Issuing Bank.

               WHEREAS, substantially concurrently herewith, Thoma Cressey Equity Partners Inc. ("TCEP") will make equity investments in the form of the purchase of newly issued convertible preferred stock of Borrower (the "TCEP PREFERRED") in an aggregate amount of not less than $50,000,000 in net cash proceeds (the "CLOSING DATE EQUITY FINANCING") issued pursuant to a Preferred Stock Purchase Agreement dated as of April 23, 2006 by and among Borrower and funds affiliated with TCEP (as amended, modified, restated or supplemented from time to time in accordance with Section 6.15 hereof, the "TCEP PURCHASE AGREEMENT");

               WHEREAS, Borrower will consummate the acquisition (the "ACQUISITION") by Borrower of Manugistics Group, Inc. (together with its Subsidiaries, the "ACQUIRED BUSINESS") pursuant to an agreement and plan of merger dated as of April 24, 2006 (together with the associated exhibits, schedules and other ancillary documents, the "MERGER AGREEMENT");

               WHEREAS, approximately $2,600,000 of indebtedness of the Acquired Business in existence before the Acquisition (other than its 5% Convertible Subordinated Notes due 2007 (the "CONVERTIBLE NOTES")) and certain other indebtedness to be agreed (the "INDEBTEDNESS TO BE PAID"), will be repaid in full;

               WHEREAS, the Acquired Business has commenced a tender offer (the "DEBT TENDER OFFER") to purchase any and all of the Convertible Notes conditioned on the consummation of the Acquisition in accordance with the Merger Agreement and otherwise on the terms and conditions set forth on Schedule 5.8 to the Merger Agreement. The Debt Tender Offer is not scheduled to expire until a time which is after the consummation of the Acquisition. Following expiration of the Debt Tender Offer, the Acquired Business shall accept for purchase all Convertible Notes validly tendered and not withdrawn in the Debt Tender Offer, including payment of any applicable premium and accrued and unpaid interest. As promptly as reasonably practicable after the consummation of the Debt Tender Offer, the Acquired Business shall commence and complete one or more offers to purchase (each, a "CHANGE OF CONTROL OFFER") any then outstanding Convertible Notes in accordance with Section 3.9 of the indenture (the "CONVERTIBLE NOTES INDENTURE") governing the Convertible Notes. If following completion of the Change of Control Offer and repurchase of Convertible Notes required to be purchased pursuant to the Change of Control Offer more than $26,500,000 aggregate principal amount of Convertible Notes remains outstanding, the Acquired Business shall be required to fund an irrevocable deposit in trust in accordance with, and subject to, Section 10.1 of the indenture governing the Convertible Notes with respect to such remaining outstanding Convertible Notes;

               WHEREAS, Borrowers have requested that the Lenders extend to Borrowers credit in the form of Term Loans on the Closing Date (as defined herein) in an aggregate principal amount not in excess of $175,000,000;

               WHEREAS, Borrower has requested that the Multicurrency Revolving Lenders extend credit in the form of Multicurrency Revolving Loans at any time and from time to time prior to the Multicurrency Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $35,000,000;

               WHEREAS, Borrower has requested that the Dollar Revolving Lenders extend credit in the form of Dollar Revolving Loans at any time and from time to time prior to the Dollar Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $15,000,000;

               WHEREAS, Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $20,000,000, to support payment obligations incurred in the ordinary course of business by Borrower and its Subsidiaries; and

               WHEREAS, the proceeds of the Loans are to be used as set forth in
Section 5.13;

               NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

               SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

               "ABR BORROWING" means a Borrowing comprised of ABR Loans.

               "ABR LOAN" means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of
Article II.

               "ACQUIRED BUSINESS" has the meaning assigned to such term in the recitals hereto.

               "ACQUIRED BUSINESS AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 4.01(h).

               "ACQUIRED BUSINESS UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 4.01(h).

               "ACQUISITION" has the meaning assigned to such term in the recitals hereto.

               "ACQUISITION CONSIDERATION" shall mean the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, "earn-outs" and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business (provided that any such "earn-out" or future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Subsidiaries); provided, however, that common stock of Borrower (and/or other Equity Interests of Borrower which (a) do not constitute Disqualified Capital Stock and (b) do not provide for any mandatory cash payment prior to the date which is six months after the Final Maturity
Date) paid or delivered to a third party as consideration for a Permitted Acquisition shall not be deemed to be Acquisition Consideration.

               "ACQUISITION DOCUMENTS" means the Merger Agreement, each document attached as an exhibit to the Merger Agreement and each document attached as an exhibit to each document attached as an exhibit to the Merger Agreement.

               "ADDITIONAL BORROWER" has the meaning assigned to such term in the recitals hereto.

               "ADDITIONAL COLLATERAL" has the meaning assigned to such term in
Section 5.11(a).

               "ADJUSTED LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

               "ADMINISTRATIVE AGENT" has the meaning assigned to such term in the preamble hereto.

               "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in the form of Exhibit A or such other form acceptable to the Administrative Agent.

               "AFFILIATE" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). For purposes of Section 6.12, a Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to:

               (a) vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or

               (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

               "AGENT FEES" has the meaning assigned to such term in Section 2.10(c).

               "AGENTS" means the Administrative Agent and the Collateral Agent.

               "AGGREGATE DOLLAR REVOLVING CREDIT EXPOSURE" means the aggregate amount of the Dollar Revolving Lenders' Dollar Revolving Credit Exposures.

               "AGGREGATE MULTICURRENCY REVOLVING CREDIT EXPOSURE" means the aggregate amount of the Multicurrency Revolving Lenders' Multicurrency Revolving Credit Exposures.

               "AGREEMENT" has the meaning assigned to such term in the preamble hereto.

               "ALTERNATE BASE RATE" means for any day, a rate per annum equal to the higher of (a) the Administrative Agent's Base Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change.

               "ALTERNATE CURRENCY" means euros and pounds.

               "ALTERNATE CURRENCY EQUIVALENT" means, as to any amount denominated in Dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of Dollars based upon the Spot Selling Rate.

               "ALTERNATE CURRENCY LETTER OF CREDIT" means any Letter of Credit to the extent denominated in an Alternate Currency.

               "ALTERNATE CURRENCY REVOLVING LOAN" means each Revolving Loan denominated in an Alternate Currency.

               "ANTI-TERRORISM LAWS" shall have the meaning assigned thereto in
Section 3.23.

               "APPLICABLE RATE" means, for any day, with respect to any Revolving Loan or Term Loan, as the case may be, the applicable percentage set forth in the table below under the appropriate caption:

                                    EURODOLLAR     ABR
                                      SPREAD     SPREAD
                                    ----------   ------
REVOLVING LOANS..................      2.25%      1.25%
TERM LOANS.......................      2.25%      1.25%

; provided, however, that, with respect to Revolving Loans only, after the Trigger Date, the Applicable Rate shall mean the applicable percentage set forth in the table below under the appropriate caption:

                                  REVOLVING LOANS
                          ------------------------------
TOTAL LEVERAGE RATIO      EURODOLLAR SPREAD   ABR SPREAD
--------------------      -----------------   ----------
> or = 1.25:1..........         2.25%            1.25%
< 1.25:1 but
> or = 0.75:1...........         2.00%            1.00%
< 0.75:1................         1.75%            0.75%

               For purposes of such calculation of the Applicable Rate with respect to Revolving Loans on and after the Trigger Date, the Total Leverage Ratio shall be determined as of the end of each fiscal quarter based upon Borrower's consolidated financial statements delivered pursuant to Section 5.01(a) or (b). If at any time Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or
(b), the Applicable Rate shall be the highest rate set forth in the table above until such time as Borrower has provided the information required under Section 5.01(a) or (b). Within one Business Day of receipt of the applicable information as and when required under Section 5.01(a) or (b), the Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Rate in effect from such date.

               "APPROVED FUND" means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

               "APPROVED CURRENCY" means each of Dollars and each Alternate Currency.

               "ASSET SALE" means any sale, sale-leaseback, transfer, lease, assignment, conveyance or other disposition (including by way of merger or consolidation) by the Borrower or any Subsidiary of any of its property or assets, including the Equity Interests of any Subsidiary, including by issuance of Equity Interests, except (i) sales and dispositions permitted by Sections 6.05(a), (b), (c) and (e) and (ii) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $500,000.

               "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

               "ASSIGNMENT OF CLAIMS ACT" means the Assignment of Claims Act of 1940, 31 U.S.C. Section 3727(c)

               "AUDITED FINANCIAL STATEMENTS" means the Acquired Business Audited Financial Statements and the JDA Audited Financial Statements.

               "AVAILABLE DOLLAR REVOLVING CREDIT COMMITMENT" means as to any Dollar Revolving Lender, at any time of determination, an amount equal to such Dollar Revolving Lender's Dollar Revolving Credit Commitment at such time minus such Dollar Revolving Lender's Dollar Revolving Credit Exposure at such time.

               "AVAILABLE MULTICURRENCY REVOLVING CREDIT COMMITMENT" means as to any Multicurrency Revolving Lender, at any time of determination, an amount equal to such Multicurrency Revolving Lender's Multicurrency Revolving Credit Commitment at such time minus such Multicurrency Revolving Lender's Multicurrency Revolving Credit Exposure at such time.

               "BASE AMOUNT" has the meaning assigned to such term in Section 6.07.

               "BASE RATE" means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate in effect at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

               "BOARD" means the Board of Governors of the Federal Reserve System of the United States.

               "BOARD OF DIRECTORS" means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person,
(iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

               "BORROWER" has the meaning assigned to such term in the preamble hereto; provided that the phrases "a Borrower," "any Borrower," "applicable Borrower," "each Borrower," "no Borrower,"

"other Borrower," "such Borrower" and any other phrases of like import shall be references to one or more of the Borrowers, as the context requires.

               "BORROWERS" means, collectively, Borrower and the Additional Borrower.

               "BORROWING" means a Loan or group of Loans of the same Class and Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.

               "BORROWING DATE" means any Business Day specified in a notice pursuant to Section 2.02 as a date on which the applicable Borrower requests Loans to be made hereunder.

               "BORROWING REQUEST" has the meaning assigned to such term in
Section 2.02(a).

               "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with (a) a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market, (b) an Alternate Currency Multicurrency Revolving Loan denominated in euros, the term "Business Day" shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not operating (as determined in good faith by the Administrative Agent) and (c) an Alternate Currency Multicurrency Revolving Loan denominated in an Approved Currency other than euros, the term "Business Day" shall also exclude any day on which banks are not open for dealings in such Approved Currency deposits in the interbank market in the capital city of the country whose lawful currency is such Approved Currency.

               "CAPEX CARRYFORWARD AMOUNT" has the meaning assigned to such term in Section 6.07.

               "CAPITAL EXPENDITURES" means, with respect to any Person, for any period, expenditures resulting in the aggregate gross increase during that period, in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries (including amounts in respect of Financing Leases), in conformity with GAAP, but excluding increases resulting from expenditures made in connection with the replacement, substitution or restoration of property (a) to the extent financed from insurance proceeds paid on account of the loss of or damage to the property being replaced, substituted or restored or (b) with proceeds or awards on account of any Taking of the property being replaced.

               "CASH EQUIVALENTS" means: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender, or any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody's (or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally) and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

               "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

               "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA.

               "CGMI" means Citigroup Global Markets Inc.

               "CHANGE OF CONTROL" means any event, transaction or occurrence as a result of which any of the following occurs:

               (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower representing 50% or more of the voting power of the total outstanding Voting Stock of Borrower; or

               (b) the Board of Directors of Borrower ceases to consist of a majority of Continuing Directors; or

               (c) any change of control occurring under any Material Indebtedness or any change of control, "deemed liquidation event," "change in ownership," "fundamental change" or any similar event resulting in a mandatory redemption or a "put right" or other similar right under the TCEP Equity Documentation.

               For the avoidance of doubt, the Transactions giving rise to the Change of Control Offer with respect to the Convertible Notes shall not be deemed to be a Change of Control for purposes of this Agreement.

               "CHANGE OF CONTROL OFFER" has the meaning assigned to such term in the recitals hereto.

               "CHANGE OF CONTROL PAYMENT DATE" means the date Borrower purchases Convertible Notes pursuant to the Change of Control Offer.

               "CHARGES" has the meaning assigned to such term in Section 9.09.

               "CLASS" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Multicurrency Revolving Loans, Dollar Revolving Loans, Term Loans or Swingline Loans, and when used in reference to any Commitment, refers to whether such Commitment is a Multicurrency Revolving Credit Commitment, Dollar Revolving Credit Commitment or

Term Commitment, and when used in reference to any Lender, refers to whether such Lender is a Multicurrency Revolving Lender, Dollar Revolving Lender or a Term Lender.

               "CLOSING CERTIFICATE" means a certificate substantially in the form of Exhibit D.

               "CLOSING DATE" shall mean, July 5, 2006, the date of the initial Credit Event hereunder.

               "CLOSING DATE EQUITY FINANCING" has the meaning assigned to such term in the recitals hereto.

               "CNAI" has the meaning assigned to such term in the preamble hereto.

               "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

               "COLLATERAL" means any and all "Collateral," "Pledged Collateral" or "Mortgaged Property," as defined in any applicable Security Document, and all other property of whatever kind and nature pledged as collateral under any Security Document.

               "COLLATERAL ACCOUNT" means the collateral account or sub-account established and maintained by the Collateral Agent in its name as Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of the Security Agreement.

               "COLLATERAL AGENT" has the meaning assigned to such term in the preamble hereto.

               "COLLATERAL ESTATE" has the meaning assigned to such term in
Section 8.01.

               "COMMITMENT" means, with respect to any Lender, such Lender's Multicurrency Revolving Credit Commitment, Dollar Revolving Credit Commitment or Term Commitment or any combination thereof (as the context requires).

               "COMMITMENT FEE" has the meaning assigned to such term in Section 2.10(a).

               "COMMITMENT FEE AVERAGE DAILY AMOUNT" has the meaning assigned to such term in Section 2.10(a)

               "COMMITMENT FEE PERCENTAGE" means 0.50% per annum; provided, however, that after the Trigger Date, the Commitment Fee Percentage shall mean the applicable percentage set forth in the table below under the appropriate caption:

TOTAL LEVERAGE RATIO               COMMITMENT FEE PERCENTAGE
--------------------               -------------------------
> or = 0.75:1...................             0.50%
< 0 .75:1.......................             0.375%

               For purposes of such calculation of the Commitment Fee Percentage on and after the Trigger Date, the Total Leverage Ratio shall be determined as of the end of each fiscal quarter based upon Borrower's consolidated financial statements delivered pursuant to Section 5.01(a) or (b). If at any time Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(a) or (b), the Commitment Fee Percentage shall be the highest rate set forth in the table above until such time as Borrower has provided the information required under Section 5.01(a) or (b).

               "COMMITMENT FEE TERMINATION DATE" has the meaning assigned to such term in Section 2.10(a).

               "COMMITMENT LETTER" means the Senior Credit Facilities Commitment Letter dated April 24, 2006, among CNAI, CGMI, UBS Loan Finance LLC, UBSS and Borrower.

               "COMMUNICATIONS" has the meaning assigned to such term in Section 9.17(a).

               "COMPLIANCE CERTIFICATE" means a certificate delivered pursuant to Section 5.01(c), which shall be substantially in the form of Exhibit E.

               "CONSOLIDATED EBITDA" means, for any period, Consolidated Net Income for such period, plus, to the extent deducted in determining such Consolidated Net Income for such period and without duplication, the sum of:

               (a)  total provision for income tax expense;

               (b)  Consolidated Interest Expense;

               (c)  depreciation and amortization expense;

               (d) franchise taxes that are substantially the same as income taxes;

               (e)  any extraordinary expenses or losses;

               (f) losses on sales of assets outside of the ordinary course of business;

               (g) any other non-cash charges reducing Consolidated Net Income (including non-cash interest expense and including non-cash charges taken in respect of the issuance of restricted stock or other similar equity based compensation to directors or employees of the Borrower or its Subsidiaries), excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period; and

               (h) costs and expenses incurred during fiscal year 2006 directly in connection with the Transactions and integration of the Acquired Business (including, without limitation, costs and expenses in connection with the relocation of employees in the United Kingdom ("UK RELOCATION EXPENSES")) in an amount not to exceed $19.5 million; provided that of that amount up to $6.8 million of UK Relocation Expenses may be incurred at any time at or prior to June 30, 2007;

minus, to the extent added in determining such Consolidated Net Income for such period and without duplication:

               (i) interest income (except to the extent deducted in determining Consolidated Interest Expense);

               (ii) any extraordinary income or gains;

               (iii) gains on the sales of assets outside of the ordinary course of business; and

               (iv) any other non-cash items increasing Consolidated Net Income
                    (other than the accrual of revenue or recording of receivables in the ordinary course of business);

all as determined on a consolidated basis.

               Notwithstanding the foregoing, for the fiscal quarters ended March 31, 2006 and June 30, 2006, Consolidated EBITDA shall be deemed to be $17,950,000 and $17,550,000, respectively.

               "CONSOLIDATED INDEBTEDNESS" means, as at any date, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date.

               "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that attributable to Financing Leases) of Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

               "CONSOLIDATED NET INCOME" means, for any period, net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income (but not net loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to Borrower or (subject to clause (b) below) a Guarantor, (b) the net income of any Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Person (other than Borrower) of such net income is prohibited or not permitted at the date of determination, (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged with or into or consolidated with Borrower or any Subsidiary shall be excluded and (d) the cumulative effect of a change in accounting principles (effected either through a cumulative effect adjustment or a retroactive application) shall be excluded.

               "CONTINGENT OBLIGATION" means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Borrower in good faith.

               "CONTINUING DIRECTORS" means the (i) members of the Board of Directors (or functional equivalents thereof) of Borrower on the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, and (ii) each other member of the Board of Directors (or functional equivalent thereof) if such director's nomination for election to the Board of Directors of Borrower is recommended by at least a majority of the then Continuing Directors or by a nominations committee thereof.

               "CONTRACTUAL OBLIGATION" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

               "CONTROL" means, other than in the case of the definition of "Affiliate", the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

               "CONVERTIBLE NOTES" has the meaning assigned to such term in the recitals hereto.

               "CONVERTIBLE NOTES INDENTURE" has the meaning assigned to such term in the recitals hereto.

               "CREDIT EVENT" has the meaning assigned to such term in Section 4.02.

               "DEBT TENDER OFFER" has the meaning assigned to such term in the recitals hereto.

               "DEFAULT" means any Event of Default and any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

               "DEFAULT RATE" has the meaning assigned to such term in Section 2.08(c).

               "DESTRUCTION" means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of Borrower or any of its Subsidiaries.

               "DISCHARGE OF OBLIGATIONS" means the occurrence of all of the following: (i) termination of all commitments to extend credit that would constitute Obligations, (ii) payment in full in cash of all Obligations (other than contingent indemnification obligations not then claimed or due) and (iii) termination, cancellation or cash collateralization of all outstanding Letters of Credit hereunder constituting Obligations in the manner set forth in Section 2.06(j).

               "DISQUALIFIED CAPITAL STOCK" means any (A) Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is six months following the Final Maturity Date, or (c) contains any repurchase obligation (other than repurchase obligations with respect to Borrower's common Equity Interests issued to employees, officers and directors of Borrower and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service) which may come into effect prior to the Discharge of Obligations (other than contingent indemnification obligations under the Loan

Documents that are not then due or claimed); provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of change in control or an asset sale occurring prior to the date that is six months following the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the Discharge of Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed) and (B) TCEP Preferred.

               "DIVIDEND PAYMENTS" means dividends (whether in cash, property, obligations or otherwise) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interests of Borrower or any Subsidiary, but excluding dividends paid through the issuance of additional shares of Equity Interests (other than Disqualified Capital Stock) and any redemption or exchange of any Equity Interests of such Person through the issuance of Equity Interests (other than Disqualified Capital Stock) of such Person.

               "DOCUMENTATION AGENT" means Wells Fargo Foothill, LLC.

               "DOLLAR COMMITMENT PERCENTAGE" means the percentage of the Total Dollar Revolving Credit Commitment represented by such Lender's Dollar Revolving Credit Commitment. If the Dollar Revolving Credit Commitments have terminated or expired, the Dollar Commitment Percentage shall be determined based upon the Dollar Revolving Credit Commitments most recently in effect, giving effect to any assignments.

               "DOLLAR EQUIVALENT" means, as to any amount denominated in an currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such other currency based upon the Spot Selling Rate.

               "DOLLAR REVOLVING CREDIT BORROWING" means a Borrowing comprised of Dollar Revolving Loans.

               "DOLLAR REVOLVING CREDIT BORROWING REQUEST" means a Borrowing Request in connection with a Dollar Revolving Credit Borrowing.

               "DOLLAR REVOLVING CREDIT COMMITMENT" means, with respect to each Dollar Revolving Lender, the commitment of such Dollar Revolving Lender to make Dollar Revolving Loans expressed as an amount representing the maximum principal amount of such Dollar Revolving Lender's Dollar Revolving Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Dollar Revolving Lender's Dollar Revolving Credit Commitment is set forth on Annex I (in the case of Dollar Revolving Credit Commitments in effect on the Closing Date), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Dollar Revolving Credit Commitment or in an Increase Joinder, as applicable. The aggregate amount of the Dollar Revolving Lenders' Revolving Credit Commitments as of the Closing Date is $15,000,000.

               "DOLLAR REVOLVING CREDIT COMMITMENT PERIOD" means the period from and including the first Business Day after the Closing Date to but not including the Revolving Credit Maturity Date or any earlier date on which the Dollar Revolving Credit Commitments to make Dollar Revolving Loans pursuant to Section
2.01 shall terminate as provided herein.

               "DOLLAR REVOLVING CREDIT EXPOSURE" means with respect to any Dollar Revolving Lender at any time, the aggregate principal amount at such time of all outstanding Dollar Revolving Loans of such Dollar Revolving Lender.

               "DOLLAR REVOLVING LENDER" means a Lender with a commitment to make Dollar Revolving Loans or with any Dollar Revolving Credit Exposure, in its capacity as such.

               "DOLLAR REVOLVING LOANS" means the revolving loans made pursuant to clause (iii) of Section 2.01(a).

               "DOLLARS" or "$" means lawful money of the United States of America.

               "ELIGIBLE ASSIGNEE" shall mean (a) if the assignment does not include assignment of a Multicurrency Revolving Credit Commitment or a Dollar Revolving Credit Commitment, (i) any Lender, (ii) an Affiliate of any Lender,
(iii) an Approved Fund and (iv) any other person approved by the Administrative Agent and Borrower (each such approval not to be unreasonably withheld or delayed), (b) if the assignment includes assignment of a Multicurrency Revolving Credit Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund of a Revolving Lender and (iv) any other Person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and Borrower (each such approval not to be unreasonably withheld or delayed), (c) if the assignment includes assignment of a Dollar Revolving Credit Commitment, (i) any Revolving Lender, (ii) an Affiliate of any Revolving Lender, (iii) an Approved Fund of a Revolving Lender and (iv) any other Person approved by the Administrative Agent and Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Borrower shall be required during the continuance of an Event of Default or from the Closing Date through the completion of the successful syndication of the Commitments and Loans (within the meaning of the Fee Letter) and (y) "Eligible Assignee" shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.

               "EMBARGOED PERSON" has the meaning assigned to such term in
Section 6.22.

               "ENVIRONMENT" means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any applicable Environmental Law.

               "ENVIRONMENTAL ACTION" means (a) any notice, claim, demand or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action or other costs, damages to natural resources, personal injury (including sickness, disease or death), property damage, fines or penalties resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include, without limitation, any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment and (b) any investigation, monitoring, removal, remedial or response activities undertaken by or on behalf of Borrower or any of its Subsidiaries, whether or not such activities are carried out voluntarily.

               "ENVIRONMENTAL LAW" means any and all applicable treaties, laws, statutes, ordinances, regulations, rules, decrees, judgments, orders, consent orders, consent decrees and other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

               "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Material or
(d) the Release or threatened Release of any Hazardous Material.

               "ENVIRONMENTAL PERMIT" means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

               "EQUITY INTERESTS" means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and (ii) warrants, options to purchase and securities or interests convertible into any of the foregoing.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that, together with any Loan Party or Subsidiary, is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each "applicable section" under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

               "ERISA EVENT" means (a) any "reportable event," as defined in
Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any Loan Party or ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan; (e) the receipt by any Loan Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan, to appoint a trustee to administer any Pension Plan, or to take any other action with respect to a Pension Plan that could result in material liability to a Loan Party or a Subsidiary, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer, any Pension Plan; (f) the incurrence by any Loan Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by a Loan Party or ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the "substantial cessation of operations" within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (i) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any of their Subsidiaries.

               "EURO" or "E" means the single currency of the Participating Member States.

               "EURODOLLAR BORROWING" means a Borrowing comprised of Eurodollar Loans.

               "EURODOLLAR LOAN" means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

               "EVENT OF DEFAULT" has the meaning assigned to such term in
Section 7.01.

               "EXCESS CASH" means, as of any date of determination, the aggregate amount of non-restricted cash and Cash Equivalents in excess of $40,000,000 that would appear on the consolidated balance sheet of Borrower and its Subsidiaries in conformity with GAAP.

               "EXCESS CASH FLOW" means, for any fiscal year, the excess, if any, of:

               (a)  the sum, without duplication, of

                    (i) Consolidated EBITDA for such fiscal year, and

                    (ii) income or gains excluded from the calculation of
               Consolidated EBITDA by operation of clause (ii) or (iii) of the definition thereof to the extent realized in cash during such fiscal year; over

               (b)  the sum, without duplication, of

                    (i) the aggregate amount actually paid in cash by Borrower and its Subsidiaries during such fiscal year on account of Capital Expenditures (other than (A) Capital Expenditures made with the proceeds of a Taking to the extent such proceeds are not included in the determination of Consolidated EBITDA for such fiscal year and (B) Capital Expenditures to the extent funded with the proceeds of the incurrence of Indebtedness, the issuance of Equity Interests or Asset Sales),

                    (ii) the aggregate amount of payments of principal in
               respect of any Indebtedness during such fiscal year (other than (A) pursuant to Section 2.05(c)(i), (ii) or (iii) and (B) payments of principal in respect of any revolving credit facility to the extent that there is not an equivalent reduction in the commitments in respect of such facility),

                    (iii) Consolidated Interest Expense paid in cash during such fiscal year,

                    (iv) the amount of taxes (including franchise taxes that are substantially the same as income taxes) actually paid or to be paid in cash by Borrower and its Subsidiaries for such fiscal year either during such fiscal year or within a normal payment period thereof; provided that any such amount shall not be included in this clause (iv) in respect of more than one fiscal year,

                    (v) expenses or losses excluded from the calculation of
               Consolidated EBITDA by operation of clause (e) or (f) of the definition thereof to the extent paid in cash during such fiscal year; and

                    (vi) the aggregate amount of Investments made in cash during such fiscal year pursuant to Section 6.06(j), (l) and (o).

               "EXCESS CASH FLOW PERIOD" shall mean each fiscal year of Borrower beginning with the fiscal year commencing January 1, 2007.

               "EXCLUDED DEBT ISSUANCE" means any issuance of Indebtedness permitted by Section 6.01.

               "EXECUTIVE ORDER" has the meaning assigned to such term in
Section 3.23.

               "EXISTING HEDGING AGREEMENTS" means the Swap Option Agreement and the foreign exchange hedging agreements between the Borrower and Citibank, N.A. or an Affiliate thereof, and any amendment, modification, restatement or refinancing thereof reasonably acceptable to the Administrative Agent.

               "FAIR MARKET VALUE" means (a) with respect to any asset or group of assets (other than cash, Cash Equivalents and marketable securities) of any Person at any date that is the object of a transaction or series of transactions, the value of the consideration obtainable in a sale of such asset at such date or on the date of such transaction or series of transactions assuming a sale by a willing seller to a willing purchaser, neither of which is under pressure or compulsion to complete the transaction and both of which are dealing at arm's length, having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of such Person (or by a Financial Officer of such Person if such consideration is determined to be equal to or less than $1,000,000) or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal, (b) with respect to any marketable security (including Cash Equivalents that constitute marketable securities) at any date, the closing sale price of such security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in securities of such type and reasonably selected by the Administrative Agent and (c) with respect to cash or Cash Equivalents not constituting marketable securities, the stated value thereof.

               "FEDERAL FUNDS RATE" means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

               "FEE LETTER" means the confidential Fee Letter dated as of April 24, 2006, among CGMI, UBS Loan Finance LLC, UBSS and Borrower.

               "FEE PROPERTY" has the meaning assigned to such term in Section 3.11(b).

               "FEES" means the Commitment Fees, the LC Fees and the Agent Fees.

               "FINAL MATURITY DATE" means the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date.

               "FINANCIAL COVENANTS" means those covenants and agreements set forth in Sections 6.07 and 6.09.

               "FINANCIAL OFFICER" of any corporation, partnership or other entity means the chief financial officer of such corporation, partnership or other entity.

               "FINANCING LEASE" means, with respect to any Person, (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of such Person and (b) any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

               "FOREIGN PLAN" means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to outside the United States by any Loan Party or any Subsidiary primarily for the benefit of employees of any Loan Party or any Subsidiary employed outside the United States.

               "FOREIGN PLEDGE AGREEMENT" means a pledge or charge (or similar) agreement or deed with respect to Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Collateral Agent.

               "FOREIGN SUBSIDIARY" means any direct or indirect Subsidiary of Borrower which is organized under the laws of a Non-U.S. Jurisdiction if the granting of a guarantee in respect of the Loans by such Subsidiary would constitute an investment of earnings in United States property under Section 956 of the Code.

               "FOREIGN SUBSIDIARY INVESTMENT BASKET" means (a) $15.0 million plus (b) 15% of Borrower's cumulative Consolidated EBITDA for the period (taken as one accounting period) commencing on July 1, 2006 to and including the last day of the fiscal quarter then most recently ended for which Borrower has delivered financial statements pursuant to Section 5.01 (or, if such Consolidated EBITDA shall be a deficit, minus 100% of such aggregate deficit) minus (c) the aggregate amount of Investments made since the Closing Date pursuant to Section 6.06(l).

               "FUND" shall mean any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

               "FUNDED DEBT" means, with respect to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or incurrence, or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation, and, in the case of Borrower and the Acquired Business, Indebtedness in respect of the Loans and the Convertible Notes.

               "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

               "GOVERNMENT CONTRACTS/SUBCONTRACTS" shall mean, as of any date, all contracts that Borrower or any Subsidiary then currently has with (A) any federal, state or local agency, (B) any other Governmental Authority or quasi-governmental entity, or (C) any company or other party that it is doing work on a project financed by or involving any federal, state or local agency, or any other Governmental Authority or quasi-governmental entity (including prime contractors and subcontractors at any tier).

               "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, including any central bank.

               "GOVERNMENTAL REAL PROPERTY DISCLOSURE REQUIREMENTS" means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

               "GUARANTEE AGREEMENT" means the Guarantee Agreement, substantially in the form of Exhibit G, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties.

               "GUARANTOR" means each Subsidiary listed on Schedule 1.01(a) (including, with respect to Revolving Loans only, the Additional Borrower), and each other Subsidiary that is or becomes a party to the Guarantee Agreement pursuant to Section 5.16.

               "HAZARDOUS MATERIAL" means any material, substance, waste, constituent, compound, pollutant or contaminant including, without limitation, petroleum (including, without limitation, crude oil or any fraction thereof or any petroleum product or waste, asbestos or asbestos-containing materials, polychlorinated biphenyls ("PCB") or PCB-containing equipment) subject to regulation or which could give rise to liability under Environmental Law.

               "HEDGING AGREEMENT" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices (including, without limitation, any Interest Rate Agreement).

               "HEDGING OBLIGATIONS" means obligations under or with respect to Hedging Agreements.

               "IMPERMISSIBLE QUALIFICATION" means, with respect to the opinion or certification of any independent public accountant as to any financial statement of Borrower, any qualification or exception to such opinion or certification:

               (a) which is of a "going concern" or similar nature;

               (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

               (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Borrower to be in default of any of its obligations under any of the Financial Covenants.

               "INCREASE EFFECTIVE DATE" has the meaning assigned to such term in Section 2.21(a).

               "INCREASE JOINDER" has the meaning assigned to such term in
Section 2.21(c).

               "INCREASED COST LENDER" has the meaning assigned thereto in
Section 2.20.

               "INCREMENTAL FACILITY AMENDMENT" has the meaning assigned to such term in Section 2.21(a).

               "INCREMENTAL FACILITY EFFECTIVE DATE" has the meaning assigned to such term in Section 2.21(b).

               "INCREMENTAL REVOLVING LENDER" has the meaning assigned to such term in Section 2.21(a).

               "INCREMENTAL REVOLVING LOAN COMMITMENTS" has the meaning assigned to such term in Section 2.21(a).

               "INCREMENTAL REVOLVING LOANS" has the meaning assigned to such term in Section 2.21(a).

               "INCREMENTAL TERM LENDER" has the meaning assigned to such term in Section 2.21(a).

               "INCREMENTAL TERM LOAN COMMITMENTS" has the meaning assigned to such term in Section 2.21(a).

               "INCREMENTAL TERM LOANS" has the meaning assigned to such term in
Section 2.21(a).

               "INDEBTEDNESS" of any Person means, at any date, without duplication:

               (a) all indebtedness of such Person for borrowed money;

               (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business and not more than 90 days overdue or, if over 90 days overdue, (i) disputed in good faith and (ii) adequate reserves in conformity with GAAP have been established on the books of the obligor in respect thereof);

               (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

               (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

               (e) all obligations under Financing Leases of such Person and the obligations (including contingent obligations) of such Person under and in respect of synthetic lease transactions under which such Person or any Affiliate of such Person is the lessee;

               (f) the face amount of all reimbursement obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (whether drawn or undrawn), surety bonds or similar arrangements;

               (g) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above;

               (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and for purposes of this Agreement, if such Person is not liable for the payment of such obligation, the amount of such Indebtedness shall be deemed the Fair Market Value of such Property); and

               (i) for the purposes of Section 6.01 and Article VII only, the principal amount in respect of all Hedging Obligations of such Person and all other obligations of such Person in respect of Hedging Agreements reflected on the balance sheet of such Person. The principal amount in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if the related Hedging Agreements were terminated at such time.

               The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity.

               "INDEBTEDNESS TO BE PAID" has the meaning assigned to such term in the recitals hereto.

               "INDEMNIFIED TAXES" has the meaning assigned to such term in
Section 2.16.

               "INDEMNITEE" has the meaning assigned to such term in Section
9.05.

               "INFORMATION MEMORANDUM" means the Confidential Information Memorandum dated June 2006, posted electronically on Intralinks and relating to Borrower and this Agreement.

               "INSTALLMENT PAYMENT DATE" has the meaning assigned to such term in Section 2.05(d).

               "INTELLECTUAL PROPERTY" has the meaning assigned to such term in
Section 3.20(a).

               "INTERCOMPANY NOTE" shall mean a promissory note substantially in the form of Exhibit H.

               "INTEREST PAYMENT DATE" means, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, (a) each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to Borrowing and, in addition, (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.

               "INTEREST PERIOD" means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or if available to all Lenders, nine or twelve months) thereafter, as Borrower may elect; or (b) as to any ABR Borrowing (other than a Swingline Borrowing), the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Revolving Credit Maturity Date, in the case of Multicurrency Revolving Loans or Dollar Revolving Loans, and the Term Loan Maturity Date, in the case of Term Loans, and (iii) the date such Borrowing is prepaid in accordance with Section 2.05 or converted to a Eurodollar Loan in accordance with Section 2.03 and (c) as to any Swingline Loan, a period commencing on the date of such Loan and ending on the earliest of (i) the fifth Business Day thereafter, (ii) the Revolving Credit Maturity Date and (iii) the date such Loan is prepaid in accordance with Section 2.05; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

               "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

               "INVESTMENT" means, with respect to any Person, (a) the acquisition (whether for cash, property, services or securities or otherwise) of equity interests, bonds, notes, debentures or other securities of any other Person, (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), (c) any capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) any other Person, (d) the entering into, or direct or indirect incurrence, of any Contingent Obligation with respect to Indebtedness or other liability of any other Person, and (e) the acquisition (whether for cash, property, services or securities as otherwise) of all or any substantial portion of the assets, business, or product line of another Person.

               "IRREVOCABLE TRUST" has the meaning set forth in Section 3.25(a).

               "ISSUING BANK" means, as the context may require, (a) Citibank, N.A., in its capacity as the issuer of Letters of Credit issued by it hereunder and its successors in such capacity as provided in Section 2.06(i), (b) any other Multicurrency Revolving Lender approved by the Administrative Agent and Borrower in its capacity as issuer of Letters of Credit issued by it hereunder and its successors in such capacity as provided in Section 2.06(i) or (c) collectively, all of the foregoing. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

               "ISSUING COUNTRY" has the meaning set forth in Section 9.22.

               "JDA AUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 4.01(h).

               "JDA UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 4.01(h).

               "JUDGMENT CURRENCY" has the meaning assigned to such term in
Section 9.19(a).

               "JUDGMENT CURRENCY CONVERSION DATE" has the meaning assigned to such term in Section 9.19(a).

               "LC DISBURSEMENT" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

               "LC EXPOSURE" means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of Borrower at such time. The LC Exposure of any Multicurrency Revolving Lender at any time shall be its Multicurrency Commitment Percentage of the total LC Exposure at such time.

               "LC FEES" has the meaning assigned to such term in Section
2.10(b).

               "LEAD ARRANGERS" means CGMI and UBSS.

               "LEASED PROPERTY" has the meaning assigned to such term in
Section 3.11(b).

               "LEASES" means any and all leases, subleases, license agreements, tenancies, options, concession agreements, rental agreements, rights of first refusal, pooling agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

               "LENDERS" shall mean (a) the financial institutions party hereto on the Closing Date and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender.

               "LETTER OF CREDIT" means any letter of credit issued pursuant to this Agreement.

               "LIBO RATE" means, with respect to any Eurodollar Borrowing for any Interest Period the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Approved Currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant Approved Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate supplied to the Administrative Agent at its request quoted by the Reference Banks in the London interbank market as of the day two Business Days prior to the commencement of such Interest Period as the rate for deposits in the relevant Approved Currency with a maturity comparable to such Interest Period.

               "LIEN" means, with respect to any asset, (a) (i) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, collateral assignment, hypothecation or security interest in or on such asset or
(ii) any authorized filing of any financing statement under the UCC as in effect in the applicable state or jurisdiction or any other similar authorized notice or lien under any similar notice or recording statute of any Governmental Authority, in each of the foregoing cases whether voluntary or imposed by law,
(b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) any other agreement intended to create any of the foregoing.

               "LIQUIDATION" has the meaning assigned to such term in the recitals hereto.

               "LOAN DOCUMENTS" means (i) this Agreement, (ii) the Security Documents, (iii) the Letters of Credit, (iv) each Note, (v) the Guarantee Agreement and (vi) solely for purposes of Section 7.01, the Fee Letter.

               "LOAN PARTIES" means Borrowers and the Guarantors.

               "LOAN PARTY INFORMATION" has the meaning assigned thereto in
Section 9.16.

               "LOANS" means the Revolving Loans, the Swingline Loans and the Term Loans.

               "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, operations, properties, condition (financial or otherwise) or contingent liabilities of Borrower and the Subsidiaries, taken as a whole,
(b) the ability of any Loan Party to perform its respective obligations under the Loan Documents or (c) the ability of the Agent and the Lenders to enforce the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) on the Collateral pursuant to the Security Documents.

               "MATERIAL INDEBTEDNESS" shall mean any Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

               "MAXIMUM RATE" has the meaning assigned to such term in Section 9.09.

               "MERGER" has the meaning assigned to such term in the recitals hereto.

               "MERGER AGREEMENT" has the meaning assigned to such term in the recitals hereto.

               "MOODY'S" means Moody's Investors Service, Inc.

               "MORTGAGE" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations, including any amendment thereto. Each Mortgage shall be substantially in the form of Exhibit J or otherwise reasonably satisfactory in form and substance to the Collateral Agent, in each case with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

               "MORTGAGED PROPERTY" means (a) each parcel of or other interest in Real Property and the improvements and appurtenances thereto owned by a Loan Party and identified on Schedule 4.01(r)(i), and (b) each other parcel of or interest in real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11(a).

               "MULTICURRENCY COMMITMENT PERCENTAGE" means the percentage of the Total Multicurrency Revolving Credit Commitment represented by such Lender's Multicurrency Revolving Credit

Commitment. If the Multicurrency Revolving Credit Commitments have terminated or expired, the Multicurrency Commitment Percentage shall be determined based upon the Multicurrency Revolving Credit Commitments most recently in effect, giving effect to any assignments.

               "MULTICURRENCY REVOLVING CREDIT BORROWING" means a Borrowing comprised of Multicurrency Revolving Loans.

               "MULTICURRENCY REVOLVING CREDIT BORROWING REQUEST" means a Borrowing Request in connection with a Revolving Credit Borrowing.

               "MULTICURRENCY REVOLVING CREDIT COMMITMENT" means, with respect to each Multicurrency Revolving Lender, the commitment of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed in each case as an amount representing the maximum principal amount of such Multicurrency Revolving Lender's Multicurrency Revolving Credit Exposure hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Multicurrency Revolving Lender's Multicurrency Revolving Credit Commitment is set forth on Annex I (in the case of Multicurrency Revolving Credit Commitments in effect on the Closing
Date), or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Multicurrency Revolving Credit Commitment or in an Increase Joinder, as applicable. The aggregate amount of the Multicurrency Revolving Lenders' Multicurrency Revolving Credit Commitments as of the Closing Date is $35,000,000; provided that not more than $20,000,000 of such aggregate amount may be used for Multicurrency Revolving Loans or LC Exposure denominated in an Alternate Currency.

               "MULTICURRENCY REVOLVING CREDIT COMMITMENT PERIOD" means the period from and including the first Business Day after the Closing Date to but not including the Revolving Credit Maturity Date or any earlier date on which the Multicurrency Revolving Credit Commitments to make Multicurrency Revolving Loans pursuant to Section 2.01 shall terminate as provided herein.

               "MULTICURRENCY REVOLVING CREDIT EXPOSURE" means with respect to any Multicurrency Revolving Lender at any time, the sum of (a) the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Multicurrency Revolving Loans of such Multicurrency Revolving Lender, plus (b) the Dollar Equivalent of such Multicurrency Revolving Lender's LC Exposure at such time, plus (c) the Dollar Equivalent of such Multicurrency Revolving Lender's Commitment Percentage of the aggregate principal amount at such time of all outstanding Swingline Loans.

               "MULTICURRENCY REVOLVING LENDER" means a Lender with a commitment to make Multicurrency Revolving Loans or with any Multicurrency Revolving Credit Exposure, in its capacity as such.

               "MULTICURRENCY REVOLVING LOANS" means the revolving loans made pursuant to clause (ii) of Section 2.01(a).

               "MULTIEMPLOYER PLAN" means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (i) to which any Loan Party or ERISA Affiliate is then making or accruing an obligation to make contributions, (ii) to which any Loan Party or ERISA Affiliate has within the preceding six plan years made contributions, including any Person which ceased to be an ERISA Affiliate during such six year period, or (iii) with respect to which Loan Party or any Subsidiary could incur liability.

               "NET PROCEEDS" means the aggregate proceeds received by Borrower or any Subsidiary in cash or Cash Equivalents in respect of:

               (a) any issuance or borrowing of any debt securities (including debt securities convertible into, or exchangeable or exercisable for, Equity Interests) or loans by Borrower or any Subsidiary;

               (b) any Asset Sale; provided that (i) so long as no Event of Default then exists, the proceeds of any Asset Sale shall constitute Net Proceeds only to the extent such proceeds are not reinvested in properties or assets owned (or to be owned) by Borrower or a Subsidiary having a Fair Market Value at least equal to the amount of such proceeds within twelve months from the date of receipt thereof and (ii) if the property so sold constituted Collateral under the Security Documents then any property purchased with the net proceeds thereof shall be mortgaged or pledged, as the case may be, to the Collateral Agent for the benefit of the Secured Parties in accordance with Section 5.11;

               (c) any insurance recoveries in respect of any Destruction or any proceeds or awards on account of any Taking; provided that (i) so long as no Default of the type described in Section 7.01(a) and no Event of Default has occurred and is continuing, the proceeds of any such insurance recoveries in respect of any Destruction or proceeds or award of any such Taking shall constitute Net Proceeds only to the extent they are not reinvested in properties or assets owned (or to be owned) by Borrower or a Subsidiary having a Fair Market Value at least equal to the amount of such proceeds or awards within twelve months from the date of receipt thereof, and (ii) if the property subject to such Destruction or Taking constituted Collateral under the Security Documents then any property purchased with the proceeds thereof or awards shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for the benefit of the Secured Parties in accordance with Section 5.11; and

               (d) any cash payments received in respect of promissory notes delivered to Borrower or any Subsidiary in respect of an Asset Sale;

in each case, net of (without duplication) (w) the amount required to repay any Indebtedness (other than the Loans) secured by a Lien on any assets of Borrower or any of its Subsidiaries (that are collateral for any such debt securities or loans) that are sold or otherwise disposed of in connection with such Asset Sale or subject to the applicable Destruction or Taking (but only to the extent such Indebtedness and such Lien were not prohibited by the terms of this Agreement),
(x) the reasonable expenses (including legal fees and brokers' and underwriters' commissions, lenders fees or credit enhancement fees) incurred in effecting the applicable event or events described in clauses (a) through (d) above, (y) any Taxes (including any withholding or distributions in respect of taxes) reasonably attributable to the applicable event or events described in clauses
(a) through (d) above and reasonably estimated by Borrower to be actually payable and (z) in the case of any receipt of proceeds by a Subsidiary, any amount required to be distributed to the holders of any Equity Interest in the respective Subsidiary other than Borrower or any other Subsidiary.

               "NON-CONSENTING LENDER" has the meaning assigned thereto in
Section 9.08(e).

               "NON-GUARANTOR SUBSIDIARY" means any Subsidiary of Borrower that is not a Guarantor.

               "NON-SPECIFIED FOREIGN JURISDICTION" means any Non-U.S. Jurisdiction except the United Kingdom and Wales and Canada and any province thereof.

               "NON-U.S. JURISDICTION" means each jurisdiction of organization of a Subsidiary of Borrower other than the United States (or any state, territory or commonwealth thereof) or the District of Columbia.

               "NOTE" means a note substantially in the form of Exhibit K-1 or K-2.

               "OBLIGATION CURRENCY" has the meaning assigned to such term in
Section 9.19(a).

               "OBLIGATIONS" means (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans made to any Borrower or any other Loan Party and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans made to or LC Disbursements made pursuant to Letters of Credit issued for the account of any Borrower or any other Loan Party and all other obligations and liabilities of any Borrower and each other Loan Party to any Secured Party or the Issuing Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel), or otherwise and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of each or any of the Borrowers and each other Loan Party under or pursuant to this Agreement and the other Loan Documents owing to any of the Secured Parties (in their capacity as such).

               "OFAC" has the meaning assigned thereto in Section 6.22.

               "OFFICER'S CERTIFICATE" means, with respect to any Person, a certificate of a Responsible Officer of such Person, in form and substance reasonably acceptable to the Administrative Agent.

               "ORGANIZATIONAL DOCUMENT" means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

               "OTHER LIST" has the meaning assigned thereto in Section 6.22.

               "OTHER REAL PROPERTY" has the meaning assigned to such term in
Section 3.11(b).

               "OTHER TAXES" has the meaning assigned thereto in Section 2.16.

               "PARTICIPANT" has the meaning assigned to such term in Section 9.04(f).

               "PARTICIPATING MEMBER STATES" means the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

               "PATRIOT ACT" has the meaning assigned to such term in Section 3.23.

               "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

               "PENSION PLAN" means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any Loan Party, Subsidiary or ERISA Affiliate or with respect to which a Loan Party or a Subsidiary could incur liability (including under Sections 4063 or 4069 of ERISA).

               "PERFECTION CERTIFICATE" means a certificate in the form of Exhibit M or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time in accordance with this Agreement and the Security Agreement.

               "PERMITTED ACQUISITION" shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

               (i) no Default then exists or would result therefrom;

               (ii) after giving effect to such transaction on a Pro Forma Basis, Borrower shall be in compliance with all covenants set forth in
          Section 6.09 as of the most recent Test Period (assuming, for purposes of Section 6.09, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.09 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

               (iii) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

               (iv) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

               (v) at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent an Officers' Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

               (vi) the aggregate amount of Acquisition Consideration for all such Permitted Acquisitions shall not exceed $50,000,000 in any fiscal year of Borrower; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Final Maturity Date.

               "PERMITTED ENCUMBRANCES" means, with respect to any Mortgaged Property, the Liens described in Sections 6.02(a), (b), (e), (f), (h), (j) and
(k); provided, however, that on the Closing Date or upon the delivery of each additional Mortgage pursuant to Section 5.11(a) or 5.12, "Permitted Encumbrances" shall include only those Liens set forth on Schedule B to the applicable Mortgage.

               "PERMITTED LIENS" means Liens permitted to exist under Section 6.02.

               "PERSON" means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.

               "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA), that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

               "PLATFORM" has the meaning assigned to such term in Section 9.17(b).

               "PLEDGED SECURITIES" has the meaning provided in the Security Agreement.

               "POUNDS," "GBP" or "L" shall mean the lawful money of the United Kingdom.

               "PRE-INCREASE REVOLVING LENDERS OF SUCH CLASS" has the meaning assigned to such term in Section 2.21(a).

               "PREFERRED STOCK" means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether or not outstanding or issued on the Closing Date.

               "PREPAYMENT DATE" has the meaning assigned to such term in
Section 2.05(g).

               "PREVIOUS FISCAL YEAR CONSOLIDATED EBITDA" means, as of any date, the Consolidated EBITDA of Borrower (if positive) for the then most recently ended fiscal year of Borrower for which Borrower has delivered financial statements pursuant to Section 5.01(b).

               "PRO FORMA BASIS" means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each of the following (without duplication), as applicable:

               (a) the Transactions;

               (b) each Asset Sale, Permitted Acquisition, Destruction and Taking consummated after the first day of such period, in each case together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness); and

               (c) each incurrence, assumption and repayment of Indebtedness consummated after the first day of such period;

as if such transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statements delivered to the Lenders in accordance with Section 4.01(h) or Section 5.01(a) or (b) or other document provided to the Administrative Agent in connection herewith, in each case as would be in accordance with Regulation S-X under the Securities Act.

               "PRO FORMA FINANCIAL STATEMENTS" has the meaning assigned to such term in Section 4.01(h).

               "PROJECTED FINANCIAL STATEMENTS" has the meaning assigned to such term in Section 4.01(h).

               "PROPERTY" means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person, whether now in existence or owned or hereafter entered into or acquired including, without limitation, Real Property.

               "PURCHASE MONEY INDEBTEDNESS" means Indebtedness (excluding Financing Leases) incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of Borrower and its Subsidiaries or the cost of installation, construction or improvement thereof; provided that (i) the amount of such Indebtedness shall not exceed such purchase price or cost and (ii) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Borrower or any Subsidiary or such installation, construction or improvement.

               "QUALIFIED COUNTERPARTY" means, (a) with respect to any Hedging Agreement, any counterparty thereto that, at the time such Hedging Agreement was entered into, was a Lender or an Affiliate of a Lender and that executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.05, 9.07 and 9.15 as if it were a Lender and (b) with respect to the Existing Hedging Agreements (or any Hedging Agreements entered into pursuant to the exercise of the option contained in the Swap Option Agreement), Citibank, N.A. or any of its Affiliates.

               "REAL PROPERTY" means all right, title and interest of any Loan Party or any of its Subsidiaries in and to any and all parcels of or interests in real property owned, leased, licensed or operated (including, without limitation, any leasehold estate) by any Loan Party or any of its Subsidiaries together with, in each case, all improvements and appurtenances thereto.

               "REDUCTION AMOUNT" has the meaning assigned to such in Section 2.05(e)(ii).

               "REFERENCE BANKS" means:

               (a) in connection with the initial syndication of the Loans and Commitments, in respect of the LIBO Rate, the principal London office of Citibank, N.A.; and

               (b) thereafter, in respect of the LIBO Rate, the principal London office of Citibank, N.A. and such two other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

               "REFINANCE" means to refinance, repay, prepay, replace, renew or refund.

               "REFINANCING INDEBTEDNESS" means Indebtedness incurred to Refinance other Indebtedness (the "REFINANCED Indebtedness"); provided that:

               (i) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any required or reasonable premium paid to the holders of the Refinanced Indebtedness and reasonable expenses (including original issue discount) incurred in connection with the incurrence of the Refinancing Indebtedness;

               (ii) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness and that is not guaranteed by any Person other than to the extent the Refinanced Indebtedness was guaranteed by such Person;

               (iii) if the Refinanced Indebtedness was subordinated to the Loans, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Loans, at least to the same extent as the Refinanced Indebtedness;

               (iv) the Refinancing Indebtedness shall have a maturity that is not earlier than the later of (x) the maturity of the Refinanced Indebtedness and (y) the date that is six months after the Final Maturity Date;

               (v) the Refinancing Indebtedness shall have a longer or equal Weighted Average Life than the Refinanced Indebtedness; and

               (vi) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid or amended is secured.

               "REGISTER" has the meaning assigned to such term in Section 9.04(d).

               "REGULATION S-X" means Regulation S-X promulgated under the Securities Act.

               "REGULATION T" means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

               "REGULATION U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

               "REGULATION X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

               "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents, advisors and trustees of such Person and such Person's Affiliates.

               "RELEVANT CURRENCY EQUIVALENT" means the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.

               "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of Hazardous Material in, into, onto or through the Environment.

               "REMEDIAL ACTION" means (a) "remedial action," as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the Environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.

               "REQUIREMENT OF LAW" means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

               "REQUISITE CLASS LENDERS" means, at any time of determination,
(i) with respect to the Class of Lenders having Term Loans, Lenders holding more than 50% of the aggregate Term Loans and Term Loan Commitments of all Lenders,
(ii) with respect to the Class of Lenders having Multicurrency Revolving Credit Commitments, Lenders holding more than 50% of the aggregate amount of the Multicurrency Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Multicurrency Revolving Credit Exposure, and (iii) with respect to the Class of Lenders having Dollar Revolving Credit Commitments, Lenders holding more than 50% of the aggregate amount of the Dollar Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Dollar Revolving Credit Exposure.

               "REQUISITE DOLLAR REVOLVING LENDERS" means, collectively, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Dollar Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Dollar Revolving Credit Exposure.

               "REQUISITE MULTICURRENCY REVOLVING LENDERS" means, collectively, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Multicurrency Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Multicurrency Revolving Credit Exposure (in each case, determined on a Dollar Equivalent basis).

               "REQUISITE LENDERS" means, at any time, Lenders having more than fifty percent (50%) of the sum of (a) the aggregate amount of the Multicurrency Revolving Credit Commitments or, after the Multicurrency Revolving Credit Maturity Date, the Multicurrency Revolving Credit Exposure (in each case, determined on a Dollar Equivalent Basis), (b) the aggregate amount of the Dollar Revolving Credit Commitments or, after the Revolving Credit Maturity Date, the Dollar Revolving Credit Exposure and (c) the aggregate outstanding amount of all Term Loans and Term Loan Commitments.

               "RESPONSE ACTION" means (a) "response" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment, (ii) prevent the Release or threatened Release, or minimize the further Release, of any Hazardous Material or (iii) perform studies, investigations or monitoring in connection with, or as a precondition to, clause
(i) or (ii) above.

               "RESPONSIBLE OFFICER" of any Person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

               "REVOLVING CREDIT BORROWING" means a Multicurrency Revolving Credit Borrowing or a Dollar Revolving Credit Borrowing.

               "REVOLVING CREDIT COMMITMENT" means a Multicurrency Revolving Credit Commitment or a Dollar Revolving Credit Commitment.

               "REVOLVING CREDIT MATURITY DATE" means July 5, 2012.

               "REVOLVING LENDERS" means the Dollar Revolving Lenders and the Multicurrency Revolving Lenders, collectively.

               "REVOLVING LOANS" means Multicurrency Revolving Loans and Dollar Revolving Loans.

               "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies.

               "SDN LIST" has the meaning assigned thereto in Section 6.22.

               "SALE AND LEASEBACK TRANSACTION" means any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (it being understood that this definition does not include the sale or transfer of property and the subsequent lease of property with a materially higher Fair Market Value than the property being sold or transferred and that is used for substantially the same purpose).

               "SEC" means the Securities and Exchange Commission.

               "SECTION 2.16 CERTIFICATE" has the meaning assigned to such term in Section 2.16.

               "SECURED OBLIGATIONS" means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under (x) each Hedging Agreement entered into with a Qualified Counterparty and (y) under the Existing Hedging Agreements (and any Hedging Agreement entered into pursuant to the exercise of the option contained in the Swap Option Agreement) and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds (collectively, "TREASURY SERVICES AGREEMENTS").

               "SECURED PARTIES" means the Agents, each Lender that holds Loans or has Commitments (in its capacity as such) and each Qualified Counterparty.

               "SECURITIES ACT" means the Securities Act of 1933, as amended.

               "SECURITY AGREEMENT" means the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit N, among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties (as the same may be amended, supplemented or amended and restated from time to time in accordance with the terms of this Agreement).

               "SECURITY DOCUMENTS" means the Security Agreement, the Mortgages, the Foreign Pledge Agreements, the Perfection Certificate, any Control Agreements (as defined in the Security Agreement), each other security agreement or other instrument or document executed and delivered pursuant to this Agreement (including pursuant to Section 5.11, 5.12 or 5.16) to secure any of the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage or any other document or instrument utilized to pledge or grant, or purport to pledge or grant, a security interest or lien on any property as collateral for the Secured Obligations.

               "SIGNIFICANT SUBSIDIARY" means (x) any Subsidiary that would be a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X as in effect on the Closing Date and (y) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (i) of Section 7.01 has occurred and is continuing, would constitute a Significant Subsidiary under clause (x) of this definition.

               "SPOT SELLING RATE" means the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

               "STATUTORY RESERVE RATE" means a fraction (expressed as a decimal) the numerator of which is the number one and the denominator of which is the number one minus the aggregate (expressed as a decimal) of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans. Such reserve percentages shall include those imposed pursuant to Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

               "SUBORDINATED INDEBTEDNESS" shall mean Indebtedness of Borrower or any other Loan Party that is by its terms expressly subordinated in right of payment to the Obligations of Borrower or such Loan Party, as applicable.

               "SUBSIDIARY" means, with respect to any Person (the "PARENT") at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more Subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more Subsidiaries of the parent and (iv) any other Person that is otherwise controlled by the parent and/or one or more subsidiaries of the parent. Unless otherwise indicated, when used in this Agreement, the term "Subsidiary" refers to a Subsidiary of Borrower. For the avoidance of doubt, at the Closing Date, the Acquired Business and each Subsidiary thereof shall be a Subsidiary of the Borrower.

               "SURVEY" means a survey of any Mortgaged Property (and all improvements thereon) that is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or re-dated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or re-dated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the

Collateral Agent) to the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment having the effect of a policy) relating to such Mortgaged Property and issue a survey and other required endorsements, or (b) otherwise acceptable to the Collateral Agent.

               "SWAP OPTION AGREEMENT" means the Confirmation Letter Agreement dated May 2, 2006 entered into between Citibank, N.A. and Borrower, and any amendment, modification, restatement or refinancing thereof reasonably acceptable to the Administrative Agent.

               "SWINGLINE COMMITMENT" means the commitment of the Swingline Lender to make Loans pursuant to Section 2.04.

               "SWINGLINE LENDER" means CNAI, in its capacity as lender of Swingline Loans.

               "SWINGLINE LOAN" has the meaning assigned to such term in Section 2.04(a).

               "SWINGLINE SUBLIMIT" has the meaning assigned to such term in
Section 2.04(a).

               "SYNDICATION AGENT" means UBSS.

               "TAKING" means any taking of any Property of Borrower or any Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of Borrower or any Subsidiary or any portion thereof, by any Governmental Authority.

               "TAX BENEFIT" has the meaning assigned to such term in Section 2.16.

               "TAXES" has the meaning assigned to such term in Section 2.16.

               "TCEP" has the meaning assigned to such term in the recitals hereto.

               "TCEP EQUITY DOCUMENTATION" means the Certificate of Designations designating the TCEP Preferred, the stock certificates representing the TCEP Preferred and the TCEP Purchase Agreement and the registration rights agreement with respect thereto.

               "TCEP PREFERRED" has the meaning assigned to such term in the recitals hereto.

               "TCEP PURCHASE AGREEMENT" has the meaning set forth in the recitals hereto.

               "TERM BORROWING" means a Borrowing comprised of Term Loans.

               "TERM BORROWING REQUEST" means a Borrowing Request made by any Borrower in connection with a Term Borrowing.

               "TERM COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The initial amount of each Lender's Term Commitment shall be set forth on Annex I or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The aggregate amount of the Term Lenders' Term Commitments is $175,000,000.

               "TERM LENDER" means a Lender with a Term Commitment or an outstanding Term Loan, in its capacity as such.

               "TERM LOAN MATURITY DATE" means July 5, 2013.

               "TERM LOANS" means the Loans made pursuant to clause (i) of
Section 2.01(a).

               "TERMINATED LENDER" has the meaning assigned thereto in Section 2.20.

               "TEST PERIOD" means, at any time, the four consecutive complete fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements pursuant to Section 5.01(a) or
(b) have been, or should have been, delivered for the applicable fiscal period.

               "TITLE COMPANY" means any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

               "TITLE POLICY" has the meaning assigned to such term in Section 4.01(s)(iii).

               "TOTAL LEVERAGE RATIO" means, as at any date, the ratio of (a) Consolidated Indebtedness less Excess Cash outstanding at such date to (b) Consolidated EBITDA for the most recently completed Test Period, calculated (other than for purposes of determining the Applicable Rate and the Commitment Fee Percentage) on a Pro Forma Basis.

               "TOTAL MULTICURRENCY REVOLVING CREDIT COMMITMENT" means, at any time, the aggregate amount of the Multicurrency Revolving Credit Commitments, as in effect at such time.

               "TOTAL DOLLAR REVOLVING CREDIT COMMITMENT" means, at any time, the aggregate amount of the Dollar Revolving Credit Commitments, as in effect at such time.

               "TRANSACTIONS" means the Acquisition (including transition activities and severance payments in connection therewith), the payment of Indebtedness to be Paid, the Closing Date Equity Financing, the execution and delivery of the Loan Documents and the Borrowings made hereunder on the Closing Date, the closing of the other transactions contemplated by the Transaction Documents (including the Debt Tender Offer, the Change of Control Offer, if any, and any funding of the irrevocable trust under the Convertible Notes Indenture (as described in the preamble hereto)), the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing and the payment of fees and expenses in connection with transition activities and severance payments in connection therewith after the Closing Date.

               "TRANSACTION DOCUMENTS" shall mean the Acquisition Documents, the TCEP Equity Documentation and the Loan Documents.

               "TRANSFEREE" has the meaning assigned to such term in Section
2.16.

               "TREASURY SERVICES AGREEMENTS" shall have the meaning assigned to such term in the definition of "Secured Obligations."

               "TRIGGER DATE" means the date on which a Compliance Certificate for the first fiscal year ending December 31, 2006, shall have been received by the Administrative Agent pursuant to Section 5.01(c).

               "TYPE," when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

               "UBSS" means UBS Securities LLC.

               "UCC" means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in the applicable state or jurisdiction.

               "UNAUDITED FINANCIAL STATEMENTS" has the meaning assigned to such term in Section 4.01(h).

               "UNREFUNDED SWINGLINE LOAN" has the meaning assigned thereto in
Section 2.04(c).

               "VOTING STOCK" means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

               "WEIGHTED AVERAGE LIFE" means, when applied to any Indebtedness at any date, the period of time (expressed in years) obtained by dividing (a) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by
(ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

               "WELFARE PLAN" means a "welfare plan," as such term is defined in
Section 3(1) of ERISA, that is maintained or contributed to by a Loan Party or any Subsidiary or with respect to which a Loan Party or any Subsidiary could incur liability.

               "WHOLLY OWNED NON GUARANTOR SUBSIDIARY" means any Wholly Owned Subsidiary of Borrower that is a Non-Guarantor Subsidiary.

               "WHOLLY OWNED SUBSIDIARY" means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors' qualifying shares to the extent required by applicable law) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

               "WITHDRAWAL LIABILITY" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

               SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Multicurrency Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Multicurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Multicurrency Revolving

Credit Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Multicurrency Revolving Credit Borrowing").

               SECTION 1.03. Terms Generally.

               (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined, other than in the case of "Borrower" and "Borrowers". Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document means such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.06; provided that Borrower shall provide the Lenders a reasonably detailed reconciliation along with any financial statements delivered pursuant to Section 5.01(a) or (b) reconciling such financial statements to GAAP used in the financial statements referred to in Section 3.06. As used herein, when used with respect to any Loan Party, the terms "knowledge," "known," "knowingly" and terms of like import shall mean to the knowledge of any executive officer or employee-director of such Loan Party.

               (b) If any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension (except as otherwise provided herein).

               SECTION 1.04. Resolution of Drafting Ambiguities. Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

               SECTION 1.05. Joint and Several Liability of Borrowers. All Term Loans made hereunder are made to or for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the agreement of the other Borrower to accept joint and several liability for the Obligations and Secured Obligations with respect thereto. Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several and direct and primary liability for the full payment when due and performance of all Obligations and Secured Obligations and for the prompt and full payment and performance of all of the promises, covenants, representations and warranties made or undertaken by each Borrower under the Loan Documents and other documents governing the Obligations and Secured Obligations and the Borrowers agree that such liability is independent of the duties, obligations and liabilities of each of the joint and several Borrowers. In furtherance of the foregoing, each Borrower jointly and severally, absolutely and unconditionally guarantees to the Administrative Agents, the Collateral Agent, the Lenders and the other Secured Parties the full payment and performance when due of all the Obligations and Secured Obligations. Notwithstanding the foregoing, the Additional Borrower shall not have liability as a "Borrower" pursuant to this Section 1.05 with respect to any Revolving Loans; provided that nothing in this sentence shall limit any obligations or liabilities of any party under the Guaranty Agreement.

                                   ARTICLE II

                                   THE CREDITS

               SECTION 2.01. Credit Commitments.

               (a) Subject to the terms and conditions hereof:

               (i) each Term Lender severally agrees to make a Term Loan in Dollars to Borrower and/or the Additional Borrower in an amount equal to the portion of such Lender's Term Commitment as requested by Borrower or the Additional Borrower, as applicable, to be made on the Closing Date and in accordance with the limitations described in this clause (i). Term Loans shall not exceed for any Lender the Term Commitment of such Lender, and shall not exceed in the aggregate $175,000,000. Any remaining unutilized amount of the Term Commitment shall thereafter cease to be available and shall be terminated. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed;

               (ii) each Multicurrency Revolving Lender severally agrees to make Multicurrency Revolving Loans in any Approved Currency (provided that not more than an aggregate of $20,000,000 of such Multicurrency Revolving Loans and LC Exposure shall be denominated in an Alternate Currency) to Borrower from time to time during the Multicurrency Revolving Credit Commitment Period in a principal amount not to exceed its Multicurrency Revolving Credit Commitment. During the Multicurrency Revolving Credit Commitment Period, Borrower may use the Multicurrency Revolving Credit Commitments by borrowing, prepaying the Multicurrency Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may Multicurrency Revolving Loans be borrowed from a Multicurrency Revolving Lender under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Multicurrency Revolving Credit Exposure would exceed the Total Multicurrency Revolving Credit Commitment then in effect or (ii) the Multicurrency Revolving Credit Exposure of any Multicurrency Revolving Lender would exceed such Multicurrency Revolving Lender's Multicurrency Revolving Credit Commitment; and

               (iii) each Dollar Revolving Lender severally agrees to make Dollar Revolving Loans in Dollars to Borrower from time to time during the Dollar Revolving Credit Commitment Period in a principal amount not to exceed its Dollar Revolving Credit Commitment. During the Dollar Revolving Credit Commitment Period, Borrower may use the Dollar Revolving Credit Commitments by borrowing, prepaying the Dollar Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary contained in this Agreement, in no event may Dollar Revolving Loans be borrowed from a Dollar Revolving Lender under this Article II if, after giving effect thereto (and to any concurrent repayment or prepayment of Loans), (i) the Aggregate Dollar Revolving Credit Exposure would exceed the Total Dollar Revolving Credit Commitment then in effect or (ii) the Dollar Revolving Credit Exposure of any Dollar Revolving Lender would exceed such Dollar Revolving Lender's Dollar Revolving Credit Commitment.

               (b) The Revolving Loans and Term Loans may from time to time be
(i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03; provided that Alternate Currency Revolving Loans may only be Eurodollar Loans.

               (c) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

               SECTION 2.02. Procedure for Borrowing.

               (a) Borrower may borrow under the Multicurrency Revolving Credit Commitments and the Dollar Revolving Credit Commitments (subject to the limitations in Section 2.01(a)) and Borrower and the Additional Borrower may borrow under the Term Commitments by giving the Administrative Agent notice substantially in the form of Exhibit C (a "BORROWING REQUEST"), which notice must be received by the Administrative Agent prior to (a) 11:00 a.m., New York City time, three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing in Dollars, and four Business Days, in the case of a Eurodollar Borrowing in an Alternate Currency, or (b) 11:00 a.m., New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing. The Borrowing Request for each Borrowing shall specify
(i) whether the requested Borrowing is to be a Multicurrency Revolving Credit Borrowing, Dollar Revolving Credit Borrowing or a Term Borrowing, and in the case of a Term Borrowing, shall identify the applicable Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date (which, in the case of a Term Borrowing, must be the Closing Date), (iv) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (v) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, (vi) the location and number of Borrower's account to which funds are to be disbursed, which shall comply with the requirements of this Agreement, and (vii) in the case of a Borrowing consisting of Alternate Currency Multicurrency Revolving Loans, the Alternate Currency of such Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month's duration.

               (b) Except for Swingline Borrowings, each Borrowing shall be in a minimum aggregate principal amount of $2,000,000 or an integral multiple of $1,000,000 in excess thereof (and in each case, the applicable Dollar Equivalent thereof in the case of Alternate Currency Multicurrency Revolving Loans) or (i) in the case of Multicurrency Revolving Credit Borrowings, if less, the aggregate amount of the then Available Multicurrency Revolving Credit Commitments and (ii) in the case of Dollar Revolving Credit Borrowings, if less, the aggregate amount of the then Available Dollar Revolving Credit Commitments.

               (c) Upon receipt of the Term Borrowing Request, the Administrative Agent shall promptly notify each Term Lender of the aggregate amount of the Term Borrowing and of the amount of such Term Lender's pro rata portion thereof, which shall be based on their respective Term Commitments. Each Term Lender will make the amount of its pro rata portion of the Term Borrowing available to the Administrative Agent for the account of Borrower or the Additional Borrower, as applicable, at the New York office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Closing Date in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to Borrower or the Additional Borrower, as applicable, by the Administrative Agent crediting the account of Borrower or the Additional Borrower, as applicable, on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

               (d) Upon receipt of a Multicurrency Revolving Credit Borrowing Request, the Administrative Agent shall promptly notify each Multicurrency Revolving Lender of the aggregate amount of such Multicurrency Revolving Credit Borrowing, the amount of such Multicurrency Revolving Lender's pro rata portion thereof, which shall be based on the respective Available Multicurrency Revolving Credit Commitments of all the Multicurrency Revolving Lenders and the Applicable Currency of such Borrowing. Each Multicurrency Revolving Lender will make the amount of its pro rata portion of each such Multicurrency Revolving Credit Borrowing available to the Administrative Agent for the account of Borrower at the New York office of the Administrative Agent specified in Section
9.01 prior to 12:00 p.m. (noon), New York City time, on the Borrowing Date requested by Borrower in funds immediately available to the Administrative Agent in the Applicable Currency. Amounts so received by the Administrative Agent will promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Multicurrency Revolving Lenders and in like funds as received by the Administrative Agent; provided that if on the Borrowing Date of any Multicurrency Revolving Loans to be made to Borrower, any Swingline Loans made to Borrower or LC Disbursements for the account of Borrower shall be then outstanding, the proceeds of such Multicurrency Revolving Loans shall first be applied to pay in full such Swingline Loans or LC Disbursements, with any remaining proceeds to be made available to Borrower as provided above; and provided further that ABR Multicurrency Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

               (e) Upon receipt of a Dollar Revolving Credit Borrowing Request, the Administrative Agent shall promptly notify each Dollar Revolving Lender of the aggregate amount of such Dollar Revolving Credit Borrowing, the amount of such Dollar Revolving Lender's pro rata portion thereof, which shall be based on the respective Available Dollar Revolving Credit Commitments of all the Dollar Revolving Lenders. Each Dollar Revolving Lender will make the amount of its pro rata portion of each such Dollar Revolving Credit Borrowing available to the Administrative Agent for the account of Borrower at the New York office of the Administrative Agent specified in Section 9.01 prior to 12:00 p.m. (noon), New York City time, on the Borrowing Date requested by Borrower in funds immediately available to the Administrative Agent in Dollars. Amounts so received by the Administrative Agent will promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Dollar Revolving Lenders and in like funds as received by the Administrative Agent.

               SECTION 2.03. Conversion and Continuation Options for Loans.

               (a) Subject to the last sentence of this paragraph, the applicable Borrower may elect from time to time to convert (i) Eurodollar Loans to ABR Loans, by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by giving the Administrative Agent prior notice of such election not later than 11:00 a.m., New York City time, three Business Days prior to a requested conversion; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, Borrower or the Additional Borrower, as applicable, shall pay any amounts due to the Lenders pursuant to Section 2.17 as a result of such conversion. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest

Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each applicable Lender thereof. All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing, and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Maturity Date (in the case of Revolving Loans) or the Term Loan Maturity Date (in the case of Term Loans). Notwithstanding the foregoing, Borrowings consisting of Alternate Currency Revolving Loans shall at all times be Eurodollar Loans and may not be converted to a different Type.

               (b) Subject to the last sentence of this paragraph, any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving prior notice to the Administrative Agent, not later than 11:00 a.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan denominated in Dollars may be continued as such (i) when any Default or Event of Default has occurred and is continuing and (ii) after the date that is one month prior to the Revolving Credit Maturity Date (in the case of Revolving Loans) or the Term Loan Maturity Date (in the case of Term Loans), and upon the expiration of such Interest Period such Eurodollar Loan shall automatically be converted to an ABR Loan; and provided further that if the applicable Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Eurodollar Loans (other than Loans denominated in an Alternate Currency) shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify Borrower or the Additional Borrower, as applicable, of such conversion). Notwithstanding the foregoing, with respect to Eurodollar Loans denominated in an Alternate Currency, in connection with the occurrence of any of the events described in either proviso of the previous sentence, at the expiration of the then current Interest Period such Loans shall be automatically continued as Eurodollar Loans with an Interest Period of one month.

               (c) In connection with any Eurodollar Loans, there shall be no more than five Interest Periods outstanding at any time.

               (d) This Section 2.03 shall not apply to Swingline Loans, which may not be converted or continued.

               SECTION 2.04. Swingline Loans.

               (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (otherwise available as Multicurrency Revolving Loans) in Dollars (individually, a "SWINGLINE LOAN" and collectively, the "SWINGLINE LOANS") to Borrower from time to time during the Multicurrency Revolving Credit Commitment Period in accordance with the procedures set forth in this Section 2.04; provided that (i) the aggregate principal amount of all Swingline Loans shall not exceed $10,000,000 (the "SWINGLINE SUBLIMIT") at any one time outstanding, (ii) the principal amount of any borrowing of Swingline Loans may not exceed the aggregate amount of the Available Multicurrency Revolving Credit Commitments of all Multicurrency Revolving Lenders immediately prior to such borrowing or result in the Aggregate Multicurrency Revolving Credit Exposure then outstanding exceeding the Total Revolving Multicurrency Credit Commitments then in effect, and (iii) in no event may Swingline Loans be borrowed hereunder if a Default or Event of Default shall have occurred and be continuing. Amounts borrowed under this Section 2.04 may be repaid and, up to but excluding the Revolving Credit Maturity Date, reborrowed. All Swingline Loans shall at all times be ABR Loans and made in Dollars. Borrower shall give the Administrative Agent notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, on the requested Borrowing Date) specifying (A) the amount to be borrowed, and (B) the requested Borrowing Date. Upon receipt of such notice, the Administrative Agent shall promptly notify the Swingline Lender of the aggregate amount of such borrowing. Not later than 2:00 p.m., New York City time, on the Borrowing Date specified in such notice the Swingline Lender shall make such Swingline Loan available to the Administrative Agent for the account of Borrower at the office of the Administrative Agent set forth in Section 9.01 in funds immediately available to the Administrative Agent. Amounts so received by the Administrative Agent will promptly be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the amount made available to the Administrative Agent by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) and in like funds as received by the Administrative Agent. Each Borrowing pursuant to this Section 2.04 shall be in a minimum principal amount of $500,000 or an integral multiple of $100,000 in excess thereof.

               (b) Notwithstanding the occurrence of any Default or Event of Default or noncompliance with the conditions precedent set forth in Article IV or the minimum borrowing amounts specified in Section 2.02, if any Swingline Loan shall remain outstanding at 10:00 a.m., New York City time, on the fifth Business Day following the Borrowing Date thereof and if by such time on such fifth Business Day the Administrative Agent shall have received neither (i) a notice of borrowing delivered by Borrower pursuant to Section 2.02 requesting that Multicurrency Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the aggregate principal amount of such Swingline Loan, nor (ii) any other notice reasonably satisfactory to the Administrative Agent indicating Borrower's intent to repay such Swingline Loan on the immediately succeeding Business Day with funds obtained from other sources, the Administrative Agent shall be deemed to have received a notice from Borrower pursuant to Section 2.02 requesting that ABR Multicurrency Revolving Loans be made pursuant to Section 2.01 on such immediately succeeding Business Day in an amount equal to the amount of such Swingline Loan, and the procedures set forth in Section 2.02 shall be followed in making such ABR Multicurrency Revolving Loans; provided that for the purposes of determining each Lender's Multicurrency Commitment Percentage with respect to such Borrowing, the Swingline Loan to be repaid with the proceeds of such Borrowing shall be deemed to not be outstanding. The proceeds of such ABR Multicurrency Revolving Loans shall be applied to repay such Swingline Loan.

               (c) If, for any reason, ABR Multicurrency Revolving Loans may not be, or are not, made pursuant to Section 2.04(b) to repay any Swingline Loan as required by such paragraph, effective on the date such ABR Multicurrency Revolving Loans would otherwise have been made, each Multicurrency Revolving Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Swingline Loan ("UNREFUNDED SWINGLINE LOAN") in an amount equal to the amount of the ABR Multicurrency Revolving Loan which would otherwise have been made pursuant to Section 2.04(b). Each Multicurrency Revolving Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participations shall be distributed by the Administrative Agent to the Swingline Lender. All payments by the Multicurrency Revolving Lenders in respect of Unrefunded Swingline Loans and participations therein shall be made in accordance with Section 2.13.

               (d) Notwithstanding the foregoing, a Lender shall not have any obligation to acquire a participation in a Swingline Loan pursuant to the foregoing paragraphs if a Default or Event of Default shall have occurred and be continuing at the time such Swingline Loan was made and such Lender shall have notified the Swingline Lender in writing prior to the time such Swingline Loan was made, that such

Default or Event of Default has occurred and that such Lender will not acquire participations in Swingline Loans made while such Default or Event of Default is continuing.

               SECTION 2.05. Optional and Mandatory Prepayments of Loans; Repayments of Loans.

               (a) Each Borrower may at any time and from time to time prepay the Loans made to it (subject to compliance with the terms of Section 2.17), in whole or in part, subject to Sections 2.05(e)(iv), upon irrevocable notice to the Administrative Agent not later than 12:00 p.m. (noon), New York City time,
(x) in the case of ABR Borrowings, one Business Day prior to the date of such prepayment and (y) in the case of Eurodollar Borrowings, three Business Days prior to the date of such prepayment, specifying (i) the date and amount of prepayment (or, in the case of Swingline Loans, upon Borrower giving irrevocable notice to the Administrative Agent not later than 12:00 p.m. (noon), New York City time, on the same date as such prepayment), and (ii) the Class of Loans to be prepaid and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans) shall be (a) in the case of Term Borrowings, in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) in the case of Revolving Credit Borrowings, in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof (or in each case, if less, the remaining outstanding principal amount thereof). Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

               (b) (i) In the event and on such occasion (including on any date on which Dollar Equivalents are determined pursuant to Section 9.20) that the Aggregate Multicurrency Revolving Credit Exposure exceeds the Total Multicurrency Revolving Credit Commitment, Borrower shall prepay Multicurrency Revolving Credit Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in the account established with the Administrative Agent pursuant to Section 2.06(j)) in an aggregate amount equal to such excess.

               (ii) In the event and on such occasion that the Aggregate Dollar Revolving Credit Exposure exceeds the Total Dollar Revolving Credit Commitment, Borrower shall prepay Dollar Revolving Credit Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in the account established with the Administrative Agent pursuant to Section 2.06(j)) in an aggregate amount equal to such excess.

               (c) (i) Indebtedness. If, subsequent to the Closing Date, Borrower or any of its Subsidiaries shall incur or permit the incurrence of any Indebtedness (other than any Excluded Debt Issuances) (including pursuant to debt securities which are convertible into, or exchangeable or exercisable for, Equity Interests), within five Business Days of receipt of any Net Proceeds therefrom, Borrowers shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with
Section 2.05(e).

               (ii) Asset Sales. If, subsequent to the Closing Date,
Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale, within five Business Days of receipt of any Net Proceeds therefrom, Borrowers shall prepay outstanding Loans in an amount equal to 100% of such Net Proceeds and such prepayment shall be applied in accordance with Section 2.05(e); provided that no payment shall be required pursuant to this Section 2.05(c)(ii) until the date that the aggregate amount of Net Proceeds received by Borrower or any of its Subsidiaries from any Asset Sales, and not yet so applied, exceeds $5,000,000.

               (iii) Casualty Events. If, subsequent to the Closing Date, Borrower or any of its Subsidiaries shall receive proceeds from insurance recoveries in respect of any Destruction or any proceeds or awards in respect of any Taking, in each case, in excess of $5,000,000, within five Business Days of receipt of such Net Proceeds, Borrowers shall prepay outstanding Loans in an amount equal to 100% of the Net Proceeds thereof and such prepayment shall be applied in accordance with Section 2.05(e).

               (iv) Excess Cash Flow. If, during any Excess Cash Flow
Period, there shall be Excess Cash Flow for such Excess Cash Flow Period, not later than 90 days after the end of such Excess Cash Flow Period, Borrowers shall prepay Loans in an amount equal to 50% of such Excess Cash Flow and such prepayment shall be applied in accordance with Section 2.05(e); provided that such percentage shall be reduced to 25% if, and for so long as, the Total Leverage Ratio as of the end of such Excess Cash Flow Period is less than 1.5 to 1.0.

               (d) (i) Borrowers (on a pro rata basis in accordance with their respective Term Loan Borrowings) shall repay the Term Loans in consecutive quarterly installments on the dates set forth below (each such day, an "INSTALLMENT PAYMENT DATE"), commencing on September 30, 2006, in an aggregate amount equal to the amount specified below for each such Installment Payment Date.

INSTALLMENT PAYMENT DATE                        INSTALLMENT AMOUNT
------------------------                        ------------------
September 30, 2006...........................      $    437,500
December 31, 2006............................      $    437,500
March 31, 2007...............................      $    437,500
June 30, 2007................................      $    437,500
September 30, 2007...........................      $    437,500
December 31, 2007............................      $    437,500
March 31, 2008...............................      $    437,500
June 30, 2008................................      $    437,500
September 30, 2008...........................      $    437,500
December 31, 2008............................      $    437,500
March 31, 2009...............................      $    437,500
June 30, 2009................................      $    437,500
September 30, 2009...........................      $    437,500
December 31, 2009............................      $    437,500
March 31, 2010...............................      $    437,500
June 30, 2010................................      $    437,500
September 30, 2010...........................      $    437,500
December 31, 2010............................      $    437,500
March 31, 2011...............................      $    437,500
June 30, 2011................................      $    437,500
September 30, 2011...........................      $    437,500
December 31, 2011............................      $    437,500
March 31, 2012...............................      $    437,500
June 30, 2012................................      $    437,500
September 30, 2012...........................      $    437,500
December 31, 2012............................      $    437,500

INSTALLMENT PAYMENT DATE                        INSTALLMENT AMOUNT
------------------------                        ------------------
March 31, 2013...............................      $    437,500
Term Loan Maturity Date......................      $163,178,500

               (ii) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

               (e) (i) Mandatory prepayments of Loans made pursuant to Section 2.05(c) will be applied to the then outstanding Term Loans to reduce scheduled repayments with respect thereto required under Section 2.05(d) on a pro rata basis among the repayments with respect thereto remaining to be made on each Installment Payment Date.

               (ii) After all the then outstanding amounts under the Term Loans have been paid in full, mandatory prepayments of Loans required by Section 2.05(c) (the amount of any such mandatory prepayment not applied to Term Loans, the "REDUCTION AMOUNT") shall be applied as follows: first, to repay the outstanding principal balance of the Swingline Loans until all Swingline Loans shall have been paid in full; second, to repay the outstanding principal balance of the Revolving Loans, pro rata, until all Revolving Loans shall have been paid in full which prepayment shall also result in a corresponding pro rata Multicurrency Revolving Credit Commitment reduction and Dollar Revolving Credit Commitment reduction as set forth in Section 2.05(e)(iii) below); and third, to provide cash collateral for any LC Exposure in the manner set forth in Section 2.06(j) until all LC Exposure has been fully cash collateralized in the manner set forth therein.

               (iii) In the event of any mandatory prepayment of Revolving Loans as described in (ii) above, the Multicurrency Revolving Credit Commitments and Dollar Revolving Credit Commitments then in effect shall be permanently reduced (on a pro rata basis) by the Reduction Amount in respect of such mandatory prepayment; provided that in no event shall the aggregate Multicurrency Revolving Credit Commitments and Dollar Revolving Credit Commitments be reduced to less than $10,000,000 in the aggregate pursuant to this Section 2.05(e)(iii). Following any such reduction, Borrower shall comply with Section 2.05(b).

               (iv) Optional prepayments of Loans shall be applied as elected by Borrower.

               (f) If on any day on which Loans would otherwise be required to be prepaid pursuant to this Section 2.05, but for the operation of this Section 2.05(f) (each a "PREPAYMENT DATE"), the amount of such required prepayment exceeds the then outstanding aggregate principal amount of ABR Loans which are of the Class required to be prepaid, and no Default or Event of Default exists or is continuing, then on such Prepayment Date, (i) the applicable Borrower may, at its option, deposit funds into the Collateral Account in an amount equal to such excess, and only the outstanding ABR Loans which are of the Class required to be prepaid shall be required to be prepaid on such Prepayment Date, and (ii) on the last day of each Interest Period ending on or after such Prepayment Date in effect with respect to a Eurodollar Loan which is of the Class required to be prepaid, the Administrative Agent is irrevocably authorized and directed to apply funds from the Collateral Account (and liquidate investments held in the Collateral Account as necessary) to prepay such Eurodollar Loans for which the Interest Period is then ending to the extent funds are available in the Collateral Account.

               SECTION 2.06. Letters of Credit.

               (a) General. Subject to the terms and conditions set forth herein, Borrower may request out of the Multicurrency Revolving Credit Commitments the issuance of Letters of Credit denominated in an Approved Currency for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time on the Closing Date or during the Multicurrency Revolving Credit Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

               (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.06(c)), the amount of such Letter of Credit and the Approved Currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $20,000,000 and the LC Exposure with respect to Alternate Currency Letters of Credit shall not exceed $10,000,000 and (ii) the Aggregate Multicurrency Revolving Credit Exposure shall not exceed the Total Multicurrency Revolving Credit Commitment. With respect to any Letter of Credit which contains any "evergreen" automatic renewal provision, the Issuing Bank shall be deemed to have consented to any such extension or renewal provided that all of the requirements of this Section 2.06 are met and no Default or Event of Default exists at the time such Letter of Credit is issued, extended or renewed.

               (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

               (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Multicurrency Revolving Lender, and each Multicurrency Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Multicurrency Revolving Lender's Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Multicurrency Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Multicurrency Revolving Lender's Multicurrency Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.06(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Multicurrency Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Multicurrency Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

               (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if Borrower shall have received written notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such written notice has not been received by Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that Borrower receives such written notice, if such written notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such written notice, if such written notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with an ABR Multicurrency Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Multicurrency Revolving Borrowing or Swingline Loan. If Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Multicurrency Revolving Lender's Multicurrency Commitment Percentage thereof. Promptly following receipt of such notice, each Multicurrency Revolving Lender shall pay to the Administrative Agent its Multicurrency Commitment Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.02 with respect to Loans made by such Multicurrency Revolving Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Multicurrency Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Multicurrency Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Multicurrency Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Multicurrency Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Multicurrency Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement. All payments made pursuant to this Section 2.06(e) shall be in the Approved Currency in which the LC Disbursement giving rise to such payment is denominated.

               (f) Obligations Absolute. Borrower's obligation to reimburse LC Disbursements as provided in Section 2.06(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of
(i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against,

Borrower's obligations hereunder. Neither the Administrative Agent, the Multicurrency Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

               (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

               (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.06(e), then Section 2.08(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Multicurrency Revolving Lender pursuant to
Section 2.06(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

               (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the date of effectiveness of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.

After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

               (j) Cash Collateralization. (i) Upon the Revolving Credit Maturity Date, (ii) after the Revolving Credit Maturity Date when the aggregate funds on deposit in Collateral Account shall be less than 102% of the LC Exposure, (iii) if any Event of Default shall occur and be continuing, or (iv) if required pursuant to Section 2.05(e)(ii) or Section 7.04, then on the Business Day that Borrower receives notice from the Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Multicurrency Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in the Collateral Account an amount in cash equal to 102% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 7.01(a) or Section 7.01(i). Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement and Borrower hereby grants the Collateral Agent a security interest in respect of each such deposit and the Collateral Account in which such deposits are held. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys deposited in the Collateral Account pursuant to this Section 2.06(j) shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Multicurrency Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount together with interest income (if any) (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Defaults or Events of Default have been cured or waived.

               SECTION 2.07. Repayment of Loans; Evidence of Debt.

               (a) (i) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders in respect of Multicurrency Revolving Credit Borrowings, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Multicurrency Revolving Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Multicurrency Revolving Loan and each Swingline Loan made to it by each such Lender, (ii) the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the relevant Lenders in respect of Dollar Revolving Credit Borrowings, on the Revolving Credit Maturity Date (or such earlier date as, and to the extent that, such Dollar Revolving Loan becomes due and payable pursuant to Section 2.05 or
Article VII), the unpaid principal amount of each Dollar Revolving Loan made to it by each such Lender and (iii) Borrowers hereby, jointly and severally, unconditionally promise to pay to the Administrative Agent for the account of the Term Lenders on the Term Loan Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to Section 2.05 or Article VII), the unpaid principal amount of each Term Loan held by each such Term Lender.

Borrower hereby further agrees to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of the Revolving Loans and Swingline Loans, in each case, made to them from time to time from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in
Section 2.08. Borrowers, jointly and severally, hereby further agree to pay interest in immediately available funds at the applicable office of the Administrative Agent (as specified in Section 2.13(a)) on the unpaid principal amount of Term Loans made to them on Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.08. All payments required hereunder shall be made in the Approved Currency in which the applicable Loan is denominated.

               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

               (c) The Administrative Agent shall maintain the Register pursuant to Section 9.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto,
(ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the applicable Borrower in respect of each such Loan and each Lender's share thereof.

               (d) The entries made in the Register and accounts maintained pursuant to Sections 2.07(b) and (c) and the Notes maintained pursuant to
Section 2.07(e) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the applicable Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the applicable Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

               (e) The Loans of each Class made by each Lender to the applicable Borrower shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a single Note duly executed on behalf of such Borrower, in substantially the form attached hereto as Exhibit K-1 or K-2, as applicable, with the blanks appropriately filled, payable to the order of such Lender.

               SECTION 2.08. Interest Rates and Payment Dates.

               (a) Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to:

               (i) in the case of a Eurodollar Revolving Loan, (A) the Adjusted LIBO Rate determined for such Interest Period, plus (B) the Applicable Rate; or

               (ii) in the case of a Eurodollar Term Loan, (A) the Adjusted LIBO Rate determined for such Interest Period plus (B) the Applicable Rate.

               (b) Each ABR Loan (including each Swingline Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

               (c) Notwithstanding the foregoing, during an Event of Default, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or
(ii) in the case of any other amount, 2% plus the rate applicable to Revolving Loans that are ABR Loans as provided in Section 2.08(b) (in either case, the "DEFAULT RATE").

               (d) Interest shall be payable in arrears on each Interest Payment Date and on the Term Loan Maturity Date (in the case of Term Loans) and the Revolving Credit Maturity Date (in the case of Revolving Loans); provided that
(i) interest accrued pursuant to Section 2.08(c) shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the date of such conversion. Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

               SECTION 2.09. Computation of Interest. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.

               SECTION 2.10. Fees.

               (a) (x) Borrower agrees to pay a commitment fee (a "COMMITMENT FEE") to each Multicurrency Revolving Lender and each Dollar Revolving Lender, for which payment shall be made in arrears through the Administrative Agent on the last day of each March, June, September and December beginning after the Closing Date, and on the Commitment Fee Termination Date (as defined below). The Commitment Fee due to each Lender shall commence to accrue for a period commencing on the Closing Date (or, in the case of a Lender which becomes a Lender after the Closing Date, the date on which such Lender hereunder pursuant to Section 9.04(b)) and shall cease to accrue on the date (the "COMMITMENT FEE TERMINATION DATE") that is the earlier of (i) in the case of Commitment Fees payable to Multicurrency Revolving Lenders, the earlier of (x) the date on which the Multicurrency Revolving Credit Commitment of such Multicurrency Revolving Lender shall be terminated as provided herein and (y) the first Business Day after the end of the Multicurrency Revolving Credit Commitment Period and (ii) in the case of Commitment Fees payable to Dollar Revolving Lenders, the earlier of (x) the date on which the Dollar Revolving Credit Commitment of such Dollar Revolving Lender shall be terminated as provided herein and (y) the first Business Day after the end of the Dollar Revolving Credit Commitment Period. The Commitment Fee accrued to each Multicurrency Revolving Lender and each Dollar Revolving Lender shall equal the Commitment Fee Percentage multiplied by such Lender's applicable Commitment Fee Average Daily Amount (as defined below) for the applicable fiscal quarter (or shorter period commencing on the Closing Date and ending with the Commitment Fee Termination Date). A Multicurrency Revolving Lender's "COMMITMENT FEE AVERAGE DAILY AMOUNT" with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Multicurrency Revolving Lender's Multicurrency Revolving Credit Commitment less such Multicurrency Revolving Lender's Multicurrency Revolving Credit Exposure (excluding clause (c) of the definition thereof for purposes of determining the Commitment Fee Average Daily Amount only) for any applicable days during
such Multicurrency Revolving Lender's Multicurrency Revolving Credit Commitment Period. A Dollar Revolving Lender's "COMMITMENT FEE AVERAGE DAILY AMOUNT" with respect to a calculation period shall equal the average daily amount during such period calculated using the daily amount of such Dollar Revolving Lender's Dollar Revolving Credit Commitment less such Dollar Revolving Lender's Dollar Revolving Credit Exposure for any applicable days during such Dollar Revolving Lender's Dollar Revolving Credit Commitment Period.

               (b) Borrower agrees to pay (i) to the Administrative Agent for the account of each Multicurrency Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Rate for Eurodollar Multicurrency Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Multicurrency Revolving Lender's Multicurrency Revolving Credit Commitment terminates and the date on which such Multicurrency Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Multicurrency Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees (collectively, "LC FEES") accrued through and including the last day of March, June, September and December of each calendar year during the Multicurrency Revolving Credit Commitment Period shall be payable on the last Business Day of such March, June, September and December, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Multicurrency Revolving Credit Commitments terminate and any such fees accruing after the date on which the Multicurrency Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

               (c) Borrower agrees to pay to the Administrative Agent the administrative fee set forth in the Fee Letter (the "AGENT FEES").

               (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Once paid, none of the Fees shall be refundable.

               SECTION 2.11. Termination, Reduction or Adjustment of
Commitments.

               (a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date, (ii) the Multicurrency Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date and (iii) the Dollar Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

               (b) (i) Borrower shall have the right, upon one Business Day's notice to the Administrative Agent, to terminate or, from time to time, reduce the amount of the Multicurrency Revolving Credit Commitments; provided that no such termination or reduction of Multicurrency Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the date of effectiveness thereof, the Aggregate Multicurrency Revolving Credit Exposure then outstanding would exceed the Total Multicurrency Revolving Credit Commitment then in effect.

               (ii) Borrower shall have the right, upon one Business Day's notice to the Administrative Agent, to terminate or, from time to time, reduce the amount of the Dollar Revolving Credit Commitments; provided that no such termination or reduction of Dollar Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any repayments of the Loans made on the date of effectiveness thereof, the Aggregate Dollar Revolving Credit Exposure then outstanding would exceed the Total Dollar Revolving Credit Commitment then in effect.

               (c) Borrower shall pay to the Administrative Agent for the account of the applicable Revolving Lenders or Term Lenders, as the case may be, on each date of termination or reduction of the Multicurrency Revolving Credit Commitments, Dollar Revolving Credit Commitments or Term Commitments, as the case may be, the Commitment Fee on the amount of the Multicurrency Revolving Credit Commitments, Dollar Revolving Credit Commitments or Term Commitments, as the case may be, so terminated or reduced accrued to the date of such termination or reduction.

               (d) To the extent any reduction in the Multicurrency Revolving Credit Commitments reduces the then Available Multicurrency Revolving Credit Commitments of all Lenders to an amount equal to or less than the sum of (a) the Swingline Sublimit and (b) the maximum allowable LC Exposure, then such reduction in Multicurrency Revolving Credit Commitments shall reduce on a pro rata basis the Swingline Commitment and the maximum amount of LC Exposure permitted by Section 2.06(b) by an amount such that the then Available Multicurrency Revolving Credit Commitments are equal to or less than the sum of
(a) and (b).

               SECTION 2.12. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate. If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:

               (i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Borrowing for such Interest Period or that any Alternate Currency is not available to the Lenders in a sufficient amount to fund any Borrowing consisting of Alternate Currency Multicurrency Revolving Loans; or

               (ii) the Administrative Agent shall have received notice from a majority in interest of the Lenders of the applicable Class that the Adjusted LIBO Rate determined or to be determined for such Interest Period for such Eurodollar Borrowing will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall forthwith so notify Borrower and the Lenders, whereupon (a) each Eurodollar Loan (other than Loans denominated in an Alternate Currency) shall automatically, on the last day of the current Interest Period for such Loan, convert into an ABR Loan, (b) the obligations of the Lenders to make Eurodollar Rate Loans or to convert ABR Loans into Eurodollar Loans shall be suspended until the Administrative Agent shall notify Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist and (c) Borrowing Requests for Alternate Currency Revolving Multicurrency Loans shall be ineffective.

               SECTION 2.13. Pro Rata Treatment and Payments.

               (a) Each reduction of the Multicurrency Revolving Credit Commitments of the Multicurrency Revolving Lenders shall be made pro rata according to the amounts of such Multicurrency

Revolving Lenders' Multicurrency Commitment Percentages. Each reduction of the Dollar Revolving Credit Commitments of the Dollar Revolving Lenders shall be made pro rata according to the amounts of such Dollar Revolving Lenders' Commitment Percentages. Each reduction of the Term Commitments of the Term Lenders shall be made pro rata according to the amounts of such Term Lenders' Commitment Percentage. Each payment (including each prepayment) by the applicable Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by the applicable Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by such Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders of the applicable Class. Each payment (including each prepayment) by Borrower on account of principal of and interest on Swingline Loans shall be made pro rata according to the respective outstanding principal amounts of the Swingline Loans or participating interests therein, as the case may be, then held by the relevant Lenders. All payments (including prepayments) to be made by the applicable Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders of the applicable Class, at the Administrative Agent's New York office specified in Section 9.01 in the currency in which the applicable obligation is denominated and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto in the same currency as received and promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

               (b) Subject to Section 2.12, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.13(b) shall be conclusive in the absence of manifest error. If such Lender's share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Revolving Loans hereunder, on demand, from the applicable Borrower but without prejudice to any right or claim that the applicable Borrower may have against such Lender.

               (c) If at any time insufficient funds are received by and available to the Administrative Agent from Borrower or the Additional Borrower, as applicable, to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder from Borrower or the Additional

Borrower, as applicable, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder from Borrower or the Additional Borrower, as applicable, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and
(ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due from Borrower or the Additional Borrower, as applicable, to such parties.

               SECTION 2.14. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, (b) except as provided in (c) below, such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (c) such Lender's Eurodollar Loans denominated in an Alternate Currency, if any, shall be prepaid on the respective last days of the current Interest Period with respect to such Loans (or earlier if so required by law).

               SECTION 2.15. Requirements of Law.

               (a) If at any time any Lender or the Issuing Bank determines that the introduction after the Closing Date of, or any change after the Closing Date in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate) or the compliance by such Lender or the Issuing Bank with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender or the Issuing Bank for agreeing to make or making, funding or maintaining any Eurodollar Loans or participating in, issuing or maintaining any Letter of Credit, then Borrowers shall from time to time, within five Business Days of demand therefor by such Lender or the Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or the Issuing Bank additional amounts sufficient to compensate such Lender or the Issuing Bank for such increased cost. A certificate setting forth in reasonable detail the basis for calculating the amount of such increased cost, submitted to Borrower and the Administrative Agent by such Lender or the Issuing Bank, shall be conclusive and binding for all purposes, absent manifest error. Such Lender or the Issuing Bank, as applicable, shall promptly notify the Administrative Agent and Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender or the Issuing Bank, as applicable, for such increased cost or reduced amount. Such additional amounts shall be payable directly to such Lender or the Issuing Bank, as applicable, within five Business Days of Borrower's receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on Borrower.

               (b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority in each case after the Closing Date affects or would affect the amount of capital required or expected to be maintained by any Lender or the Issuing Bank (or a holding company controlling such Lender or the Issuing Bank) and such Lender or the Issuing Bank determines (in its sole and absolute discretion) that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of its Multicurrency Revolving Credit Commitment or Dollar Revolving Credit Commitment or the Loans made by it or its participations in Swingline Loans or any issuance, participation or maintenance of Letters of Credit is reduced to a level below that which such Lender or the Issuing Bank (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or the Issuing Bank to Borrower, Borrowers shall immediately pay directly to such Lender or the Issuing Bank, as the case may be, additional amounts sufficient to compensate such Lender or the Issuing Bank (or its holding company) for such reduction in rate of return. A statement of such Lender or the Issuing Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers. In determining such amount, such Lender or the Issuing Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

               (c) In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim under this Section 2.15 has occurred or will occur, the Issuing Bank or such Lender will use its commercially reasonable efforts to so notify Borrower; provided that, subject to the next succeeding sentence, any failure to provide such notice shall in no way impair the rights of the Issuing Bank or such Lender to demand and receive compensation under this Section 2.15, but without prejudice to any claims of Borrower for compensation for actual damages sustained as a result of any failure to observe this undertaking. Notwithstanding the foregoing, Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the event or circumstances giving rise to a right of claim pursuant to this Section 2.15 and of such Lender's or the Issuing Bank's intention to claim compensation therefor (except that, if the event or circumstances giving rise to such right of claim is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

               SECTION 2.16. Taxes.

               (a) All payments by the Loan Parties of principal of, and interest on, the Loans and all other amounts (including fees) payable hereunder shall be made without setoff, counterclaim or other defense, free and clear of, and without deduction or withholding for, any and all present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, assessments, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority on the Administrative Agent, the Issuing Bank or any Lender (or any assignee of such Lender or the Issuing Bank, as the case may be, or a Participant or a change in designation of the lending office of a Lender or the Issuing Bank, as the case may be (a "TRANSFEREE")), including any interest, additions to tax or penalties applicable thereto ("TAXES"), except as required by applicable law. If any Indemnified Taxes are required to be withheld by applicable law, rule or regulation from any payment by a Loan Party, such Loan Party shall withhold and remit such Taxes in accordance with such requirement. In the event that any withholding or deduction from any payment to be made by a Loan Party hereunder or under any other Loan Documents is required in respect of any Indemnified Taxes pursuant to any applicable law, rule or regulation then such Loan Party will:

               (i) timely pay directly to the relevant authority in accordance with applicable law the full amount required to be so withheld or deducted;

               (ii) as soon as practicable after any payment, forward to the Administrative Agent an official receipt or other documentation (or certified copy thereof) satisfactory to the Administrative Agent evidencing such payment to such authority; and

               (iii) pay to the Administrative Agent for the account of the Lenders or the Issuing Bank or Transferees, as the case may be, such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Issuing Bank or Transferees, as the case may be, will equal the full amount such Lender or the Issuing Bank or Transferees, as the case may be, would have received had no such withholding or deduction (including any withholding or deduction applicable to additional amounts payable under this Section 2.16) been required.

For purposes hereof, "INDEMNIFIED TAXES" shall mean all Taxes other than Taxes imposed on or measured by the recipient's net income by a jurisdiction under the laws of which such Lender or Transferee is organized or in which its principal executive office or applicable lending office is located.

               (b) The Loan Parties agree to timely pay any and all present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies (including interest, fines and penalties in addition to tax) arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document ("OTHER TAXES").

               (c) If any Indemnified Taxes or Other Taxes are directly asserted against the Administrative Agent, the Issuing Bank or any Lender or Transferee with respect to any payment received by the Administrative Agent, the Issuing Bank or such Lender or Transferee hereunder or under any other Loan Documents, the Administrative Agent, the Issuing Bank or such Lender or Transferee may pay such Indemnified Taxes or Other Taxes and the applicable Loan Party will, within 10 days after demand therefor, pay such additional amounts (including any penalties, interest or expenses), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, as shall be necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) or Other Taxes shall equal the amount such Person would have received had such Indemnified Taxes or Other Taxes not been asserted. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. In addition, Borrowers shall also reimburse each Lender or Transferee or the Issuing Bank, upon the written request of such Lender or Transferee or the Issuing Bank, for net additional taxes imposed on or measured by the net income of such Person pursuant to the laws of the jurisdiction in which such Person is organized or incorporated, or a jurisdiction in which the principal executive office or lending office of such Person is located or in which such Person conducts a trade or business or has a permanent establishment, or under the laws of any political subdivision or taxing authority of any such jurisdiction, as such Person shall determine are or were payable by such Person, in respect of amounts payable to such Person pursuant to this Section 2.16 in respect of Indemnified Taxes imposed as a consequence of payments by any Borrower, taking into account the amount of Indemnified Taxes that are (x) allowed as a deduction in determining taxes imposed on or measured by the net income or allowed as a credit against any taxes imposed on or measured by net income and (y) payable to such Person pursuant to this Section 2.16.

               (d) If Borrowers fail to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the Issuing Bank, the respective Lenders or Transferees, the required receipts or other required documentary evidence, Borrowers shall, within 10 days after demand therefor, indemnify the Issuing Bank, Lenders and Transferees for any incremental Indemnified Taxes, Taxes, Other Taxes, interest, penalties or other costs (including reasonable attorneys' fees and expenses) that may become payable by the Issuing Bank, any Lender or Transferee as a result of any such failure. For purposes of this
Section 2.16, a distribution hereunder by the Administrative Agent to or for the account of the Issuing Bank, any Lender or Transferee shall be deemed a payment by Borrowers.

               (e) Each Lender or Transferee that is organized under the laws of a jurisdiction other than the United States of America or any state or political subdivision thereof shall, on or prior to the Closing Date (in the case of each Lender that is a party hereto on the Closing Date) or on or prior to the date of any assignment, participation or change in the designated lending office hereunder (in the case of a Transferee), execute and deliver, if legally able to do so, to Borrower and the Administrative Agent (i) one or more (as Borrower or the Administrative Agent may reasonably request) accurate and complete original signed copies of United States Internal Revenue Service Forms W-8ECI or W-8BEN or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender or Transferee is exempt from or entitled to a reduced rate of withholding or deduction of Taxes or (ii) if the Lender or Transferee is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit O (any such certificate, a "SECTION 2.16 CERTIFICATE") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender's or Transferor's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender and Transferee agrees that from time to time after the Closing Date, when a lapse in time or change in the Lender's or Transferee's circumstances renders the previous certification obsolete or inaccurate in any material respect, it will, to the extent legally able to do so, deliver to Borrower or the Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 2.16 Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under the Loan Documents.

               (f) Borrowers shall not be required to indemnify or to pay any additional amounts to the Issuing Bank or any Lender or Transferee with respect to any Indemnified Taxes pursuant to this Section 2.16 to the extent that (i) any obligation of Borrower or the Additional Borrower to withhold, deduct or pay amounts with respect to such Indemnified Tax existed under generally accepted interpretation and application of the law on the date the Issuing Bank or such Lender or Transferee became a party to this Agreement or otherwise becomes a Transferee, except to the extent that, at the time such Lender or Transferee becomes a party to this Agreement or otherwise becomes a Transferee, such Person's assignor was already entitled to receive indemnification or additional amounts from a Loan Party with respect to any such Indemnified Tax under the provisions hereunder; provided that this clause (i) shall not apply to any Tax imposed on a Lender or Transferee in connection with an interest or participation in any Loan or other obligation that such Lender or Transferee was required to acquire pursuant to Section 2.19, (ii) to the extent such Indemnified Taxes are imposed solely because any Lender or Transferee fails to timely provide the forms or certificates required by the provisions of the immediately preceding paragraph or (iii) in the case of a payment of a U.S. source fee (other than a fee treated as interest for U.S. federal income tax purposes) to a Lender or Transferee described in clause (ii) of Section 2.16(e), to the extent that such forms or certificates do not establish a complete exemption from U.S. withholding taxes with respect to such payment. Notwithstanding anything to the contrary, it is understood and agreed, for the avoidance of doubt, that the obligation of the Loan Parties to indemnify for Indemnified Taxes withheld or deducted from any payment (including, without limitation, fees) to be made by the Loan Parties hereunder and to pay additional amounts under this Section 2.16 shall apply with respect to any and all Indemnified Taxes imposed on or with respect to the Issuing Bank and each Lender and Transferee as a result of a change in law or regulation or a change in the interpretation or application thereof by any Governmental Authority occurring after the time such Person becomes a party to this Agreement.

               (g) In the event that the Issuing Bank or any Lender determines that any event or circumstance that will lead to a claim by it under this
Section 2.16 has occurred, the Issuing Bank or such Lender will use commercially reasonable efforts to so notify Borrower; provided that any failure to provide such notice shall in no way impair the rights of the Administrative Agent, the Issuing Bank, any Lender or any Transferee to demand and receive compensation under this Section 2.16.

               (h) If Borrower or the Additional Borrower pays any additional amount under this Section 2.16 to a Lender and such Lender determines in its sole discretion that it has actually realized in connection therewith a refund or any reduction of, or credit against, its Tax liabilities (a "TAX BENEFIT"), such Lender shall pay to Borrower or the Additional Borrower, as applicable (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or the Additional Borrower, as applicable, under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), an amount that the Lender shall, in its sole discretion, determine is equal to the after-tax net benefit obtained, if any, by the Lender as consequence of such Tax Benefit net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit); provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to Borrower or the Additional Borrower, as applicable, pursuant to this Section 2.16(h) shall be treated as Tax for which Borrower or the Additional Borrower, as applicable, is obligated to indemnify such Lender pursuant to this Section 2.16; (iii) nothing in this Section 2.16(h) shall require the Lender to disclose any confidential information to any Loan Party (including, without limitation, its tax returns); (iv) notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower or the Additional Borrower, as applicable, the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such Tax Benefits had never been paid; and (v) Borrower or the Additional Borrower, as applicable, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to Borrower or the Additional Borrower, as applicable, (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.

               SECTION 2.17. Indemnity. In the event any Lender shall incur any loss or expense (including any loss (other than lost profit) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan) as a result of any conversion of a Eurodollar Loan to an ABR Loan or repayment or prepayment of the principal amount of any Eurodollar Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2.03, 2.05, 2.07, 2.14, 2.15 or
2.20 or otherwise, or any failure to borrow or convert any Eurodollar Loan after notice thereof shall have been given hereunder, whether by reason of any failure to satisfy a condition to such Borrowing or otherwise, then, upon the written notice of such Lender to Borrower (with a copy to the Administrative Agent), Borrower shall, within five Business Days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers.

               SECTION 2.18. Change of Lending Office. Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15 or 2.16 with respect to such Lender (or Transferee), it will, if requested by Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided further, that nothing in this Section 2.18 shall affect or postpone any of the obligations of Borrower or the Additional Borrower, as applicable, or the rights of any Lender (or Transferee) pursuant to Sections 2.14, 2.15 and 2.16.

               SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against Borrowers (in each case to the extent permitted hereunder), or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans and participations in LC Disbursements of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements as prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. Borrowers expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or an LC Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by Borrowers to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to Borrowers in the amount of such participation.

               SECTION 2.20. Assignment of Commitments Under Certain Circumstances. In the event that (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or Borrower or the Additional Borrower shall be required to make additional payments to any Lender under
Section 2.16 (each, an "INCREASED COST LENDER"), then, with respect to each such Increased Cost Lender (the "TERMINATED LENDER"), Borrower or the Additional Borrower, as applicable, shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with (x) another Lender or (y) an assignee (in accordance with and subject to the restrictions contained in Section 9.04), and such Terminated Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such other Lender or assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) the affected Terminated Lender shall have been paid in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and participations in LC Disbursements and Swingline Loans held by such Terminated Lender and all commitment fees and other fees owed to such Terminated Lender hereunder and all other amounts accrued for such Terminated Lender's account or owed to it hereunder (including, without limitation, any Commitment Fees).

               SECTION 2.21. Increase in Commitments.

               (a) So long as (x) no Default exists or would exist after giving effect to the making of the Incremental Term Loans or Incremental Revolving Loans referred to below and the use of proceeds therefrom and (y) after giving effect to the making of the Incremental Term Loans or Incremental Revolving Loans referred to below and the use of proceeds therefrom, Borrower would be in compliance with the Financial Covenants on a pro forma basis on such date and for the most recent fiscal quarter for which financial statements have been delivered in accordance with Section 5.01 after giving effect on a pro forma basis to any related adjustment events, including any acquisitions or dispositions after the beginning of the relevant calculation period but prior to or simultaneous with the borrowing of such Incremental Term Loans or Incremental Revolving Loans, then upon written notice to the Administrative Agent, Borrower may from time to time (but only after the completion of the syndication of the Commitments and Loans (within the meaning of the Fee Letter) request additional term loans (the "INCREMENTAL TERM LOANS" and the related commitments, the "INCREMENTAL TERM LOAN COMMITMENTS") and/or additional revolving loans (the "INCREMENTAL REVOLVING LOANS" and the related commitments, the "INCREMENTAL REVOLVING LOAN COMMITMENTS") in an aggregate principal amount not to exceed $75,000,000; provided that any such increase shall be in an aggregate amount of $25,000,000 or any whole multiple of $1,000,000 in excess thereof; provided, further, that any existing Lender approached to provide all or a portion of the Incremental Term Loans and related commitments or Incremental Revolving Loans and related commitments may elect or decline, in its sole discretion, to provide such loans and commitments. To the extent the existing Lenders decline to agree to provide or do not affirmatively agree to provide within 10 Business Days of such request any portion of an Incremental Term Loan or an Incremental Revolving Loan and the related commitments, the Borrower may seek such Incremental Term Loan or Incremental Revolving Loan from any bank or financial institution that would qualify as an Eligible Assignee. The Incremental Term Loans (A) shall rank pari passu in right of payment and right of security in respect of the Collateral with the Term Loans and (B) other than amortization, pricing and maturity date, shall have the same terms as Term Loans existing immediately prior to the effectiveness of the amendment creating such Incremental Term Loans; provided that (x) if the interest rate spreads relating to such new Incremental Term Loans exceed the Applicable Rate at any pricing level for the Term Loans (including any upfront fees or original issue discount payable to the Lenders providing such Incremental Term Loans) by more than 25 basis points, then the Applicable Rate for the Term Loans shall be adjusted to be equal to such interest rate spreads, (y) the Incremental Term Loans shall not have a final maturity date earlier than the Term Loan Maturity Date, and (z) the Incremental Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the then-remaining Weighted Average Life to Maturity of the Term Loans. Any Term Lender or additional bank or financial institution electing to make available an Incremental Term Loan Commitment (an "INCREMENTAL TERM LENDER") shall become a Lender or make its Incremental Term Loan Commitment available, as the case may be, under this Agreement, pursuant to an amendment (an "INCREMENTAL FACILITY AMENDMENT") to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Term Lender and the Administrative Agent, and to any other documentation, in each case on terms and documentation satisfactory to the Administrative Agent and the Lead Arranger. The Incremental Revolving Loans (A) shall rank pari passu in right of payment and right of security in respect of the Collateral with the Revolving Loans and
(B) other than pricing and maturity date, shall have the same terms as Revolving Loans existing immediately prior to the effectiveness of the amendment creating such Incremental Revolving Loans; provided that (x) if the interest rate spreads relating to such new Incremental Revolving Loans exceed the Applicable Rate at any pricing level for the Revolving Loans (including any upfront fees or original issue discount payable to the Lenders providing such Incremental Revolving Loans) by more than 25 basis points, then the Applicable Rate and unused commitment fees for the Revolving Loans shall be adjusted to be equal to such interest rate spreads, and (y) the Incremental Revolving Loans shall not have a final maturity date earlier than the applicable maturity date of the Revolving Loans and commitments thereunder may not be terminated prior to the date that all Revolving Credit Commitments hereunder are terminated. Any Revolving Lender or additional bank or financial institution electing to make available an Incremental Revolving Commitment (an "INCREMENTAL REVOLVING LENDER") shall become a Lender or make its Incremental Revolving Commitment available, as the case may be, under this Agreement, pursuant to an Incremental Facility Amendment to this Agreement giving effect to the modifications permitted by this Section 2.21 and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Revolving Lender and the Administrative Agent, and to any other documentation, in each case on terms and documentation satisfactory to the Administrative Agent and the Lead Arranger. To the extent an Incremental Facility Amendment is entered into to increase the Revolving Credit Commitments with respect to an existing Class of Revolving Credit Commitments, then each of the Revolving Lenders of such Class having a Revolving Credit Commitment of such Class prior to such effective date of such Incremental Facility Amendment (the "PRE-INCREASE REVOLVING LENDERS OF SUCH CLASS" and the effective date of such Incremental Facility Amendment, the "INCREASE EFFECTIVE DATE") shall assign on the Increase Effective Date, and such Incremental Revolving Lenders of such Class shall purchase from each Pre-Increase Revolving Lender of such Class, at the principal amount thereof, such interests in the Revolving Loans of such Class and, if such Class is the Multicurrency Revolving Credit Commitments, participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans of such Class and participation interests in LC Exposure and Swingline Loans, if applicable, will be held by Pre-Increase Revolving Lenders of such Class and Incremental Revolving Lenders of such Class ratably in accordance with their Revolving Commitments of such Class after giving effect to such increased Revolving Commitments of such Class. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.21.

               (b) If any Incremental Term Loan Commitments or Incremental Revolving Loan Commitments are made in accordance with this Section 2.21, the Administrative Agent and Borrower shall determine the effective date (each, an "INCREMENTAL FACILITY EFFECTIVE DATE") and the final allocation of such increase. The Administrative Agent shall promptly notify Borrower and the Lenders of the final allocation of such increase and the Incremental Facility Effective Date. As a condition precedent to such increase, Borrower shall deliver to the Administrative Agent a certificate of Borrower dated as of the Incremental Facility Effective Date signed by a Financial Officer of Borrower
(i) certifying and attaching (A) the resolutions adopted by Borrower approving or consenting to such increase and (B) a certificate demonstrating pro forma compliance with the Financial Covenants as set forth in Section 2.21(a) and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties set forth in Article III and the other Loan Documents shall be true and correct in all material respects on and as of the Incremental Facility Effective Date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (B) no Default shall have occurred and be continuing.

               (c) Borrower shall use the proceeds of any Incremental Term Loans and Incremental Revolving Loans for general corporate purposes (including to finance Permitted Acquisitions).

               (d) This Section 2.21 shall supersede any provisions in Section
9.08 to the contrary.

               (e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC and other applicable law or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

               In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents on the Closing Date, Borrowers, jointly and severally, make the representations and warranties set forth in this Article III (after giving effect to the Transactions) and upon the occurrence of each Credit Event (except, with respect to the Credit Event occurring on the Closing Date only, Section 3.07) thereafter:

               SECTION 3.01. Organization, etc. Each Loan Party (a) is a corporation, partnership, limited liability company or other form of legal entity, validly organized and existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) is duly qualified to do business and is in good standing as a foreign corporation, foreign partnership or foreign limited liability company (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, other than in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) has full power and authority and holds all requisite governmental licenses, permits and other approvals to (i) enter into and perform its obligations under this Agreement and each other Loan Document to which it is a party and (ii) own or hold under lease its Property and to conduct its business substantially as currently conducted by it. Each Non-Guarantor Subsidiary is a corporation, partnership, limited liability company or other form of legal entity, validly organized and existing and, to the extent applicable, in good standing (or the equivalent) under the laws of its jurisdiction of incorporation or organization, as the case may be, except where the failure thereof could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

               SECTION 3.02. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit hereunder are within each Loan Party's corporate, partnership, limited liability company or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership, limited liability company or comparable and, if required, stockholder (or comparable) action, as the case may be, and do not:

               (a) contravene the Organizational Documents of any Loan Party or any of its Subsidiaries, except, with respect to Non-Guarantor Subsidiaries only, as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

               (b) contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect;

               (c) violate or result in a default or event of default or an acceleration of any rights or benefits under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect; or

               (d) result in, or require the creation or imposition of, any Lien on any assets of any Loan Party or any of its Subsidiaries, other than Liens created under the Loan Documents.

               SECTION 3.03. Government Approval, Regulation, etc. No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrowers or any other Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, nor for the consummation of the Transactions, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens under the Security Documents and (iii) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               SECTION 3.04. Validity, etc. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party will, upon the due execution and delivery thereof, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

               SECTION 3.05. Government Contracts/Subcontracts. Schedule 3.05 sets forth a complete and accurate list of all Government Contracts/Subcontracts of each Loan Party and indicates the name and address of the contracting officer and the disbursing officer under such contract that are entitled to receive a notice of assignment of such contract pursuant to the Assignment of Claims Act.

               SECTION 3.06. Financial Information.

               (a) The JDA Audited Financial Statements and the JDA Unaudited Financial Statements delivered to the Lenders pursuant to Section 4.01(h), and all financial statements delivered pursuant to Sections 5.01(a) and (b), have been prepared in accordance with GAAP and present fairly and accurately the consolidated financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate. To the knowledge of Borrower, the Acquired Business Audited Financial Statements and the Acquired Business Unaudited Financial Statements delivered to the Lenders pursuant to Section 4.01(h) have been prepared in accordance with GAAP and present fairly and accurately the consolidated financial condition and results of operations and cash flows of the Acquired Business as of the dates and for the periods to which they relate.

               (b) Except as disclosed in the Audited Financial Statements or the Unaudited Financial Statements or the notes thereto, after giving effect to the Indebtedness, customary liabilities in respect of expenses incurred in connection with the Transactions, as of the Closing Date there are no material liabilities of any the Loan Parties of any kind (including, without limitation, liabilities for taxes, or


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any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability.

               SECTION 3.07. No Material Adverse Effect. Since December 31, 2005, no event or circumstance has occurred that has had, or could reasonably be likely to have, a Material Adverse Effect.

               SECTION 3.08. Litigation. Except as set forth on Schedule 3.08, there is no pending or, to the knowledge of the Loan Parties, threatened litigation, action or proceeding (including, without limitation, any existing or new litigation relating to the Transactions) against Borrower, the Acquired Business or any of their respective Subsidiaries, or the ability of the parties to consummate the transactions contemplated hereby (including the Transactions), which could reasonably be likely to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (including the Transactions).

               SECTION 3.09. Compliance with Laws and Agreements. None of the Loan Parties has violated, is in violation of or has been given written notice of any violation of any laws (other than Environmental Laws, which are the subject of Section 3.14), regulations or orders of any Governmental Authority applicable to it or its property or any indenture, agreement or other instrument binding upon it or its property, except for any violations which could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

               SECTION 3.10. Subsidiaries. Schedule 3.10 sets forth the name of, and the direct or indirect ownership interest of the Borrower in, each of its Subsidiaries and identifies each Subsidiary that is a Loan Party, in each case as of the Closing Date. Except as set forth in Schedule 3.10, all of the issued and outstanding Equity Interests of each Subsidiary are owned, directly or indirectly, by Borrower, in each case free and clear of Liens except as created by the Security Documents and non-consensual Permitted Liens.

               SECTION 3.11. Ownership of Properties.

               (a) As of the Closing Date and as of the date of each Credit Event (subject to transfers and dispositions of property permitted under Section 6.05), Borrower and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, (or, in the case of Intellectual Property, a valid license to) all of its Property material to its business (other than minor irregularities or deficiencies in title which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect), in each case free and clear of all Liens except Permitted Liens. The Property of Borrower and its Subsidiaries, taken as a whole, is in good operating order, condition and repair (ordinary wear and tear excepted).

               (b) With respect to each Mortgaged Property and each Real Property owned by Borrower and the Subsidiaries listed on Schedule 3.11(b), as of the Closing Date, each of Borrower or the applicable Subsidiary has (i) good and marketable fee title thereto, all of which are listed on Schedule 3.11(b) under the heading "Fee Properties" (each, a "FEE PROPERTY"), (ii) except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, valid and enforceable leasehold interests in the leasehold estates in all of the real property leased by it that is used in the operations, or the business, of the Loan Parties and their Subsidiaries, which leased real property is listed on Schedule 3.11(b) under the heading "Leased Properties" (each, a "LEASED PROPERTY") and (iii) good and


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valid and enforceable rights to use the other real property in all material respects, including material easements, licenses, rights to access, rights-of-way and other real property interests, that are used in the operations of the Loan Parties and their subsidiaries, as listed on Schedule 3.11(b) under the heading "Other Real Property" (each an "OTHER REAL PROPERTY"), in each case, free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances. The Fee Properties, the Leased Properties and the Other Real Property constitute, as of the Closing Date, all of the material Real Property owned in fee or leased by Borrower and any of its Subsidiaries and used or held for use by Borrower and any of its Subsidiaries. No Loan Party has received notice of pending condemnation or similar proceedings affecting any of the Real Property and, to each Loan Party's knowledge, no such action is currently contemplated or threatened, except, in each case, with respect to Leased Property only, as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

               (c) Borrower and each of its Subsidiaries have complied with all obligations under all Leases to which it is a party, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect, and all such Leases are in full force and effect, except those in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such Leases, other than Leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

               (d) None of the Borrower or any of its Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Real Property or any interest therein, except, with respect to Leased Property only, as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

               SECTION 3.12. Taxes. Borrower and each of its Subsidiaries has timely filed all federal, foreign and all other material tax returns and reports required by law to have been filed by it and all such tax returns are true and correct in all material respects, and has duly and timely paid all taxes and governmental charges due (whether or not shown on any tax return), except (i) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) with respect to Non-Guarantor Subsidiaries only, as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has made adequate provision in accordance with GAAP for all taxes not yet due and payable. There is no Tax assessment, deficiency or audit pending or proposed that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Neither Borrower, nor any of its Subsidiaries has ever been a party to any understanding or arrangement constituting a "tax shelter" within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever "participated" in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

               SECTION 3.13. Pension and Welfare Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect or give rise to a Lien on the assets of any Loan Party or any Subsidiary thereof. The Loan Parties, Subsidiaries


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

and ERISA Affiliates are in compliance in all respects with the presently applicable provisions of ERISA and the Code with respect to each Plan except for failures to so comply which could not reasonably be expected to have a Material Adverse Effect. No condition exists or event or transaction has occurred with respect to any Plan which reasonably might result in the incurrence by any Loan Party, any Subsidiary or any ERISA Affiliate of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the Fair Market Value of the assets of all such underfunded Pension Plans by an amount that could reasonably be expected to have a Material Adverse Effect if the Pension Plans were terminated. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each Loan Party or ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has any contingent liability with respect to post-retirement benefits provided by Borrower or any of its Subsidiaries under a Welfare Plan, other than (i) liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA and (ii) liabilities that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (b) neither the Loan Parties nor any of their Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

               SECTION 3.14. Environmental Warranties.

               (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Borrower and its Subsidiaries and each of their respective businesses, operations, real property, facilities and assets are and in the last five years have been in compliance with, and Borrower and its Subsidiaries have no liability under, Environmental Law.

               (b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of Borrower and its Subsidiaries have obtained all Environmental Permits that are related to, and required for, the conduct of their businesses and operations, and the ownership, operation and use of their real property, facilities and assets, all as currently conducted under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plans of Borrower and its Subsidiaries, no expenditures or operational adjustments will be required during the next five years in order to renew or modify such Environmental Permits.

               (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has been no Release or threatened Release of Hazardous Material on, at, under or from any real property or facility presently or formerly owned, leased or operated by Borrower or its Subsidiaries or any of their respective predecessors in interest that could reasonably be expected to result in liability to Borrower or its Subsidiaries under Environmental Law.

               (d) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no Environmental Action pending or, to the knowledge of any Loan Party, threatened against any of Borrower or its Subsidiaries, or relating to the real property currently or formerly owned, leased or operated by or relating to the operations of Borrower or its Subsidiaries, and there are no actions, omissions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Action.

               (e) (i) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of Borrower and its Subsidiaries is obligated to perform any material action or otherwise incur any material expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and none of Borrower and its Subsidiaries is conducting or financing any material Response Action pursuant to any Environmental Law with respect to any location, (ii) all known Environmental Actions involving any of Borrower and its Subsidiaries or any of their real property, facilities, assets or operations have been resolved without ongoing obligations or costs, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) no circumstances exist that could reasonably be expected to (A) form the basis of a material Environmental Action against Borrower or its Subsidiaries or the real property, facilities, assets or operations of any of them or (B) cause any such real property, facilities, assets or operations to be subject to any restriction on ownership, occupancy, use or transferability under Environmental Law, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (f) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no real property or facility presently or formerly owned, operated or leased by Borrower or its Subsidiaries or any of their respective predecessors in interest and, to the knowledge of any Loan Party, no real property or facility presently or formerly used by Borrower or its Subsidiaries or any of their predecessors in interest is
(i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated pursuant to CERCLA or
(iii) included on any similar list maintained by any Governmental Authority including, without limitation, any such list relating to petroleum.

               (g) No Lien has been recorded or, to the knowledge of any Loan Party, threatened under any Environmental Law with respect to any real property or other assets of Borrower or its Subsidiaries.

               (h) Except as could not reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not affect the validity or require the transfer of any Environmental Permit held by Borrower or its Subsidiaries under Environmental Law, and will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Environmental Real Property Disclosure Requirement.

               (i) Except as could not reasonably be expected to have a Material Adverse Effect, Borrower and its Subsidiaries has made available to the Lead Arrangers all material records, documents and files in the possession, custody or control of, or otherwise reasonably available to, any of them concerning compliance with or liability under Environmental Law.

               SECTION 3.15. Regulations T, U and X. No Borrower or any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying "margin stock" (as defined in Regulation U). No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, Regulation U and Regulation X. The pledge of the Securities Collateral (as defined in the Security Agreement) pursuant to the Security Agreement does not violate such regulations.

               SECTION 3.16. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements.

               (a) Neither this Agreement nor any other document, certificate or statement, in each case concerning any Loan Party, any Subsidiary thereof or the Acquired Business, furnished to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including, without limitation, the Information Memorandum), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement (including without limitation the Information Memorandum) was based upon or constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.

               (b) The Pro Forma Financial Statements delivered to the Lenders pursuant to Section 4.01(h) have been prepared in good faith by the Borrower, based on the assumptions stated therein (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and in accordance with Regulation S-X, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrower as of such date and for such periods, assuming that the Transactions had occurred at such dates.

               (c) The Projected Financial Statements delivered to the Lenders pursuant to Section 4.01(h) were prepared in good faith based on assumptions that are reasonable as of the date of such projections and as of the Closing Date, and all material assumptions with respect to the Projected Financial Statements are set forth therein. The Projected Financial Statements present a good faith estimate of the consolidated financial information contained therein at the date thereof.

               SECTION 3.17. Insurance. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and operating and owning properties in the same or similar locations, and as otherwise required to be maintained pursuant to the Security Documents. All such insurance (including the related insurance policies) is in full force and effect, all premiums with respect thereto that are due and payable have been duly paid and no Loan Party has received or is aware of any notice of violation or cancellation thereof and each Loan Party has complied in all material respects with the material requirements of each such policy.

               SECTION 3.18. Labor Matters. Except as could not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect and except as set forth on Schedule 3.18, (a) there are no strikes, lockouts or slowdowns against the Loan Parties or their Subsidiaries pending or, to the knowledge of any Loan Party, threatened, (b) the hours worked by and payments made to employees of the Loan Parties or their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (c) all payments due from the Loan Parties or their Subsidiaries, or for which any claim may be made against the Loan Parties or their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties or their Subsidiaries.

               SECTION 3.19. Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan,
(a) the fair value of the assets of (i) each Borrower, individually, and (ii) the Loan Parties, taken together as a whole, at a fair valuation, will exceed their respective debts and liabilities, subordinated, contingent or otherwise,
(b) the present fair saleable value of the property of (i) each Borrower, individually, and (ii) the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) (i) each Borrower, individually, and (ii) the Loan Parties, taken together as a whole, will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) (i) each Borrower, individually, and (ii) the Loan Parties, taken together as a whole, will not have unreasonably small capital with which to conduct the businesses in which they are respectively engaged as such businesses are now conducted and are proposed to be conducted.

               SECTION 3.20. Intellectual Property.

               (a) Each Loan Party and each Subsidiary thereof owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the "INTELLECTUAL PROPERTY"), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be likely to result in a Material Adverse Effect. Except as could not reasonably be likely to have a Material Adverse Effect, no claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party and each Subsidiary thereof does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be likely to result in a Material Adverse Effect.

               (b) Except pursuant to licenses and other user agreements entered into by each Loan Party and each Subsidiary thereof in the ordinary course of business, (i) each Loan Party and each Subsidiary thereof owns and possesses the right to use any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

               (c) To the knowledge of Borrower, except as would not reasonably be likely to have a Material Adverse Effect, there is no material violation by others of any right of any Loan Party or any Subsidiary with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party or Subsidiary except as may be set forth on Schedule 3.20(c).

               SECTION 3.21. No Burdensome Restrictions. None of Borrower or any of its Subsidiaries is a party to any Contractual Obligation the compliance with one or more of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or is subject to one or more Organizational Document restrictions that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with


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which by such Loan Party or such Subsidiary, as the case may be, would reasonably be expected to, in the aggregate, have a Material Adverse Effect.

               SECTION 3.22. Security Documents.

               (a) (i) The Security Agreement is effective to create in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties legal, valid and enforceable security interests in the Pledged Collateral (as defined in the Security Agreement) and (ii) (x) when financing statements in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (y) upon the taking of possession or control by the Collateral Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Pledged Collateral (other than the Intellectual Property Collateral (as defined in the Security Agreement)) to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Collateral Agent, in each case prior and superior in right to any other Person, other than any holder of Permitted Liens. Without limitation to the foregoing, subject to legal requirements of any Non-Specified Foreign Jurisdiction with respect to Equity Interests of Foreign Subsidiaries organized under any such jurisdiction, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

               (b) When the filings in clause (ii)(x) of Section 3.22(a) are made and when the Security Agreement (or a short form security agreement substantially in the form of Exhibit 6, Exhibit 7 or Exhibit 8, as applicable, to the Security Agreement) is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by such filing, recording or registration (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date), in each case prior and superior in right to any other Person other than with respect to Permitted Liens.

               (c) Each Mortgage is effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 3.22(c) (or, in the case of any Mortgage executed and delivered after the date hereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

               (d) Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties' right, title and interest in and to the Collateral thereunder, and, subject to legal requirements of any Non-Specified Foreign Jurisdiction with respect to Equity Interests of Foreign Subsidiaries organized under the laws of any such jurisdiction, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

               SECTION 3.23. Anti-Terrorism Laws.

               (a) None of the Loan Parties or, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering ("ANTI-TERRORISM LAWS"), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "EXECUTIVE ORDER"), and the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT ACT").

               (b) No Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

               (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

               (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

               (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

               (iv) a Person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

               (v) a Person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

               (c) No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans
(i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause
(b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

               SECTION 3.24. Indebtedness. Other than Loans under this Agreement and the related guarantees, the Convertible Notes, and as set forth in Schedule 6.01, Borrower and its Subsidiaries have no Indebtedness outstanding as of the Closing Date, and after giving effect to the Transactions.

               SECTION 3.25. Use of Proceeds.

               (a) Borrowers will use the proceeds of the Term Loans to finance the Transactions (including without limitation, (i) to fund the purchase price (including any accrued and unpaid interest) of any and all Convertible Notes purchased in accordance with the provisions of the Debt Tender Offer or otherwise in accordance with the Convertible Notes Indenture and to pay related fees and expenses and (ii) to the extent more than $26,500,000 aggregate principal amount of Convertible Notes remains outstanding after purchase of Convertible Notes pursuant to the Change of Control Offer, to fund an irrevocable deposit in trust (the "IRREVOCABLE TRUST") by the Acquired Business of cash or U.S. government obligations in the amount provided in, and in accordance with, Section 10.1 of the Convertible Notes Indenture with respect to all remaining outstanding Convertible Notes). If less than $26,500,000 aggregate principal amount of Convertible Notes remains outstanding after purchase of Convertible Notes pursuant to the Change of Control Offer, a portion of the Term Loans may, at the option of Borrower, be used to fund the Irrevocable Trust with respect to such remaining outstanding Convertible Notes.

               (b) Borrower will use the proceeds of the Revolving Loans and Swingline Loans after the Closing Date for general corporate purposes including performance of any contracts including Government Contracts/Subcontracts, it being understood that no Revolving Loans shall be made on the Closing Date.

                                   ARTICLE IV

                                   CONDITIONS

               SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans, and the obligation of each Issuing Bank to issue Letters of Credit, in each case, on the Closing Date are subject, at the time of the making of such Loans or the issuance of such Letters of Credit, to satisfaction of the following conditions on or prior to the Closing Date:

               (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and each Loan Document to which such Person is a party, executed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and each other Loan Document to which such Person is a party. Without limitation to the foregoing, each Guarantor shall have executed the Guarantee Agreement.

               (b) The Administrative Agent shall have received a Closing Certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section
          4.01 and Sections 4.02(b), (c) and (d) and certain other conditions contained in the Commitment Letter and which shall contain a representation and warranty substantially to the effect of Section 4.01(g).

               (c) The Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (i) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State (or equivalent Governmental Authority) of the state or jurisdiction of its organization, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (c)) and (iv) that there have been no changes in the certificate of incorporation (or equivalent Organizational Document) of such Loan Party from the certificate of incorporation (or equivalent Organizational Document) delivered pursuant to clause (i) above.

               (d) The Administrative Agent shall have received a favorable written opinion of DLA Piper Rudnick Gray Cary US, LLP, counsel to the Loan Parties, substantially in the form of Exhibit L.

               (e) The Administrative Agent shall have received favorable written opinions of local counsel to the Loan Parties as specified in
          Schedule 4.01(e), which opinions shall be addressed to each Agent and each of the Lenders and be dated the Closing Date, in form and substance satisfactory to the Administrative Agent.

               (f) All documents executed or submitted in connection with this Agreement, the borrowings hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders.

               (g) There shall not have occurred any event, violation, inaccuracy, circumstance or other matter that has had or could reasonably be expected to have a material adverse effect on (x) (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Business and its subsidiaries taken as a whole, (ii) the ability of the Acquired Business to consummate the Acquisition or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement, or (iii) Borrower's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation following the Acquisition; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a material adverse effect with respect to the Acquired
          Business: any material adverse change, event, circumstance or development with respect to, or effect resulting from, (A) changes after the date hereof in the United States or global economy or capital markets in general that do not have a materially disproportionate effect on the Acquired Business and its subsidiaries, taken as a whole, (B) changes after the date hereof that affect generally the software industry but that do not have a materially disproportionate effect on the Acquired Business and its subsidiaries, taken as a whole, (C) changes after the date hereof, in applicable law or in GAAP, (D) any decline in customer orders, or any resignation of any employees, in each case to the extent attributable to the public announcement or pendency of the Acquisition, (E) changes in the market price or trading volume of other common stock of the Acquired Business (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a material adverse effect), (F) failure(s) by the Acquired Business to meet internal operating projections or forecasts, or published revenue or earnings predictions (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determinations that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to a material adverse effect), (G) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing, and (H) any effects resulting from any legal proceeding against the Acquired Business by the stockholders of the Acquired Business challenging or seeking to restrain or prohibit the consummation of the Acquisition; or (y) (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Borrower and its Subsidiaries taken as a whole; provided, however, that a decline in Borrower's stock price shall not, in and of itself, be deemed to constitute such a material adverse effect on Borrower, or (ii) the ability of Borrower to consummate the Acquisition or any of the other transactions contemplated by the Merger Agreement (including, but not limited to, this Agreement) or to perform any of its obligations under the Merger Agreement.

               (h) The Lenders shall have received (i) unqualified audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Acquired Business for the fiscal year ended February 28 or 29 (as applicable), 2004, 2005 and 2006 (the "ACQUIRED BUSINESS AUDITED FINANCIAL STATEMENTS"), (ii) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Acquired Business for each fiscal quarter of the current fiscal year ending more than 45 days prior to the Closing Date, for the period from the beginning of the current fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the "ACQUIRED BUSINESS UNAUDITED FINANCIAL STATEMENTS"), (iii) unqualified audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower for each of the fiscal years ended December 31, 2003, 2004 and 2005 (the "JDA AUDITED FINANCIAL STATEMENTS"), (iv) unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Borrower for each fiscal quarter of the current fiscal year ending more than 45 days prior to the Closing Date, for the period from the beginning of the current fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the "JDA UNAUDITED FINANCIAL STATEMENTS") (with respect to which the independent auditors shall have performed an SAS 100 review), (v) a pro forma consolidated balance sheet (the "PRO FORMA FINANCIAL STATEMENTS") for the end of the latest four-quarter period ending more than 45 days prior to the Closing Date, after giving effect to the Transactions, (vi) pro forma consolidated income statement projections for Borrower and its Subsidiaries, pro forma consolidated balance sheet projections for Borrower and its Subsidiaries and pro forma consolidated cash flow projections for Borrower and its Subsidiaries, all for the fiscal years ending 2006 through 2012, inclusive, and which give effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions (the "PROJECTED FINANCIAL STATEMENTS"), and (vii) all internally available monthly financial statements of the Acquired Business to the extent such financial statements have been provided to Borrower or its Affiliates. The Audited Financial Statements and Unaudited Financial Statements shall be prepared in accordance with GAAP and shall not be materially inconsistent with the financial statements previously provided to the Lenders. The condition to closing of the Acquisition relating to the Audited Financial Statements set forth in Section 6.2(f) of the Merger Agreement shall have been satisfied. The Pro Forma Financial Statements shall have been prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the SEC.

               (i) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents to occur on or prior to the Closing Date shall in be form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

               (j) The Lenders shall have received a certificate of the chief financial officer of Borrower in the form of Exhibit P and reasonably satisfactory to the Administrative Agent, confirming the solvency of each of the Loan Parties and on a consolidated basis after giving effect to the Transactions.

               (k) The Acquisition shall have been consummated or shall be consummated concurrently with the initial funding of Loans under this Agreement in accordance with the Merger Agreement and all other related documentation (without any amendment, modification or waiver which is adverse to the Lenders (as reasonably determined by the Lead Arrangers, without the prior consent of the Lenders), and the Administrative Agent shall have received a true and correct executed copy of each Acquisition Document and a reliance letter reasonably satisfactory to the Administrative Agent from each counsel to the extent delivering a legal opinion in connection with the Merger Agreement stating that the Lenders may rely on such opinion as if it had been addressed to the Lenders.

               (l) The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by the Administrative Agent and required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations (including without limitation, the Patriot Act), including without limitation the information described in Section 9.18.

               (m) The Administrative Agent shall have received satisfactory evidence that concurrently with the Closing Date (x) the Closing Date Equity Financing shall have been consummated substantially in accordance with the term sheet with respect thereto dated April 24, 2006, and (y) the Indebtedness to be Paid set forth on Schedule 4.01(m) is accordingly repaid.

               (n) Except as set forth in Section 3.24, after giving effect to the Transactions, none of Borrower or its Subsidiaries shall have outstanding any Indebtedness other than the Loans and other extensions of credit under this Agreement and the related guarantees.

               (o) All governmental and third-party approvals in connection with the Transactions shall have been obtained and shall be in effect, except for approvals the failure to obtain which could not reasonably be expected (i) to have a Material Adverse Effect or (ii) have a material adverse effect on the ability of the parties to consummate the Transactions.

               (p) The Administrative Agent shall have received all Fees payable to the Administrative Agent or any Lender on or prior to the Closing Date under the Fee Letter and all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including reimbursement or payment of all reasonable out-of-pocket expenses (including the fees, charges and disbursements of Cahill Gordon & Reindel LLP and domestic and foreign local counsel) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document, in each case to the extent invoiced.

               (q) The Collateral Agent shall have received counterparts of the Security Agreement signed by each Loan Party and the Collateral Agent shall have received the following in form and substance reasonably satisfactory to the Collateral Agent:

                    (i) certificates representing all Pledged Securities,
               together with executed and undated stock powers and/or assignments in blank (subject to Section 5.18);

                    (ii) all Intercompany Notes, together with executed and
               undated instruments of assignment endorsed in blank;

                    (iii) a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee;

                    (iv) appropriate financing statements or comparable
               documents authorized by (and executed by, to the extent applicable) the appropriate entities in proper form for filing under the provisions of the UCC and applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, in the Collateral Agent's reasonable discretion, to grant to the Collateral Agent a perfected first priority Lien on the Collateral, superior and prior to the rights of all third persons other than the holders of Permitted Liens;

                    (v) UCC, judgment and tax lien search reports listing all
               effective financing statements or comparable documents which name any applicable Loan Party as debtor and which are filed in the United States Patent and Trademark Office, the United States Copyright Office and those jurisdictions in which any Loan Party is organized, any of the Collateral is located and the jurisdictions in which any applicable Loan Party's principal place of business is located in the United States, together with copies of such existing financing statements;

                    (vi) evidence of the preparation for recording or filing, as applicable, of all recordings and filings of each Security Document, including, without limitation, with the United States Patent and Trademark Office and the United States Copyright Office, and delivery and recordation, if necessary, of such other security and other documents, including, without limitation, mortgage releases and satisfactions, UCC-3 (or other equivalent) termination statements with respect to UCC (or other equivalent) filings that do not constitute Permitted Liens, as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported or intended to be created, by such Security Documents;

                    (vii) evidence that all other actions reasonably necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interest created by the Security Documents have been taken; and

                    (viii) a completed Perfection Certificate dated the Closing
               Date and signed by an executive officer or Financial Officer of each Loan Party, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate.

               (r) The Collateral Agent shall have received the following documents and instruments:

                    (i) Mortgages encumbering each Mortgaged Property in which the applicable Loan Party holds an ownership, leasehold or other interest (as indicated on Schedule 4.01(r)(i) hereto) in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, each duly executed and acknowledged by the applicable Loan Party, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such UCC-1 financing statements and other similar statements as are contemplated by the counsel opinions described in Section 4.01(e) in respect of such Mortgages, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, which Mortgages and financing statements and other instruments shall when recorded be effective to create a valid mortgage Lien on such Mortgaged Property subject to no other Liens except Permitted Encumbrances;

                    (ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments, in form acceptable to the Collateral Agent, as necessary or required to consummate the Transactions and the other transactions contemplated hereby or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee, leasehold or other interest constituting such Mortgaged Property to grant the Liens contemplated by the Mortgage with respect to such Mortgaged Property;

                    (iii) with respect to each Mortgage, a policy of title
               insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in an amount equal to not less than 115% of the Fair Market Value of such Mortgaged Property and fixtures (which Fair Market Value is set forth on Schedule 4.01(r)(iii)), which policy (or marked-up commitment) (each, a "TITLE POLICY") shall (v) be issued by the Title Company, (w) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to the Collateral Agent, (x) contain a "tie-in" or "cluster" endorsement (if available under applicable law) (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (y) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent to the extent that such opinions can be obtained at a cost that is reasonable with respect to the value of the Real Property subject to such Mortgage) as shall be reasonably requested by the Collateral Agent (including, without limitation, endorsements, to the extent available in each relevant jurisdiction at commercially reasonable rates, on matters relating to usury, first loss, last dollar, zoning, contiguity, variable rate, revolving credit, doing business, non-imputation, public road access, survey, environmental lien, subdivision, mortgage recording tax, separate tax lot, address and so-called comprehensive coverage over covenants and restrictions) and (z) contain only such exceptions to title as shall be agreed to by the Collateral Agent on or prior to the Closing Date with respect to such Mortgaged Property;

                    (iv) with respect to each Mortgaged Property, policies or
               certificates of insurance as required by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in such Mortgage;

                    (v) with respect to each Mortgaged Property, a Survey;

                    (vi) with respect to each Mortgaged Property, such
               affidavits, certificates, information (including financial data) and instruments of indemnification (including, without limitation, a so-called "gap" indemnification) as shall be required to induce the Title Company to issue the policy or policies (or marked-up commitment) and endorsements contemplated in subparagraph (C) above;

                    (vii) evidence acceptable to the Collateral Agent of payment by the appropriate Loan Party or Subsidiary thereof of all applicable title insurance premiums, search and examination charges, survey costs and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the title insurance policies referred to in subparagraph (C) above;

                    (viii) with respect to each Real Property or Mortgaged
               Property, copies of all Leases in which any Loan Party or Subsidiary thereof holds the lessor's interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property (either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement) and shall otherwise be acceptable to the Collateral Agent;

                    (ix) with respect to each Mortgaged Property, a completed
               Federal Emergency Management Agency Standard Flood Hazard Determination.

               (s) With respect to each Mortgaged Property, the relevant Loan Parties shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property.

               (t) The sources and uses of funds with respect to the Transactions shall be as set forth on Schedule 4.01(t).

               SECTION 4.02. Conditions to Each Credit Event. The agreement of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit (excluding continuations and conversions of Loans) (such event being called a "CREDIT EVENT"), requested to be made by it on any date (including the Closing Date) is subject to the satisfaction of the following conditions:

               (a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.02, 2.04 or 2.06 as applicable.

               (b) The representations and warranties set forth in Article III (except, with respect to the Credit Event occurring on the Closing Date only, Section 3.07) and in the other Loan Documents shall be true and correct in all material respects (except that any representation or warranty that is qualified as to "materiality" or by reference to a "Material Adverse Effect" shall be true and correct in all respects) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation or warranty that is qualified as to "materiality" or by reference to a "Material Adverse Effect" shall be true and correct in all respects) as of such earlier date).

               (c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

               (d) No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it, or restrain the Issuing Bank from so issuing, amending, renewing or extending such Letter of Credit. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or provision of Letters of Credit hereunder.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Credit Event, as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

               Borrowers hereby, jointly and severally, covenant and agree, jointly and severally, with the Lenders that on and after the Closing Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all Fees and other amounts payable hereunder or under any other Loan Document have been paid in full (other than contingent indemnification obligations that are not then due and payable) and all Letters of Credit have expired, terminated or been collateralized (in the manner set forth in Section 2.06(j)) and all LC Disbursements shall have been reimbursed:

               SECTION 5.01. Financial Information, Reports, Notices, etc. Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

               (a) as soon as available and in any event within 45 days (or such earlier date on which Borrower is required to file a form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year of Borrower commencing with the fiscal quarter ending September 30, 2006, a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such fiscal quarter and for the same period in the prior fiscal year and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), certified by a Financial Officer of Borrower as fairly presenting in all material respects the financial position, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP consistently applied, (ii) a narrative report and management's discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts and (iii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts (it being understood that any such information may be furnished in the form of a Form 10-Q);

               (b) as soon as available and in any event within 90 days (or such earlier date on which Borrower is required to file a form 10-K under the Exchange Act) after the end of each fiscal year of Borrower, a copy of the annual audit report for such fiscal year for Borrower and its Subsidiaries, including therein a consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such fiscal year (including a note with a consolidating balance sheet and statements of income and cash flows separating out Borrower and its Subsidiaries), in each case certified (without any Impermissible Qualification) by Deloitte & Touche LLP or another nationally recognized independent public accounting firm reasonably acceptable to the Administrative Agent, and concurrently with the delivery of the foregoing financial statements, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any breach of the Financial Covenants (which certificate may be limited to the extent required by accounting rules or guidelines), (ii) a narrative report and management's discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts and (iii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal year, showing variance, by dollar amount and percentage, from the previous fiscal year and budgeted amounts (it being understood that any such information may be furnished in the form of a Form 10-K);

               (c) concurrently with the delivery of financial statements pursuant to Section 5.01(a) or (b), a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and stating the then available amount under the Foreign Subsidiary Investment Basket and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officers have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it; provided that Compliance Certificates delivered in respect of periods prior to the fiscal year ending December 31, 2006, shall not be required to include computations showing compliance with the covenant set forth in Section 6.09;

               (d) no later than January 31 of each fiscal year, commencing with January 15, 2007, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each fiscal quarter during such fiscal year) and projections for each such fiscal year thereafter through the Final Maturity Date (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of each such fiscal year) and, promptly when available, any significant revisions of such budgets;

               (e) promptly upon receipt thereof, copies of all material written reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of Borrower or any of its Subsidiaries made by such accountants, including any management letters submitted by such accountants to management in connection with their annual audit;

               (f) promptly, and in any event within five Business Days, after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of Borrower setting forth details of such Default or Event of Default and the action which Borrower has taken and proposes to take with respect thereto;

               (g) promptly, and in any event within five Business Days, after
          (i) the occurrence of any adverse development with respect to any litigation, action or proceeding against a Loan Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding against a Loan Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, to the extent requested by the Administrative Agent, copies of all documentation relating thereto;

               (h) promptly after the sending or filing thereof, copies of all reports which Borrower or any of its Subsidiaries sends to its security holders generally in their capacity as such, and all reports, registration statements or other materials (including affidavits with respect to reports) which Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

               (i) promptly upon becoming aware of the taking of any specific actions by Borrower, any of its Subsidiaries or any other Person to terminate any Pension Plan (other than a termination pursuant to Section 4041(b) of ERISA which can be completed without Borrower, any of its Subsidiaries or any ERISA Affiliate having to provide more than $1,000,000 in addition to the normal contribution required for the plan year in which termination occurs to make such Pension Plan sufficient), or the occurrence of an ERISA Event which could reasonably be expected to result in a Lien on the assets of any Loan Party or any Subsidiary thereof or in the incurrence by a Loan Party of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect, or any increase in the contingent liability of a Loan Party with respect to any post-retirement Welfare Plan benefit if the increase in such contingent liability which could reasonably be expected to have a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

               (j) upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) to the extent available, the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any Loan Party or ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

               (k) promptly, and in any event within five Business Days, notice of any other development that could reasonably be expected to have a Material Adverse Effect;

               (l) substantially concurrently with the delivery thereof to any holder of TCEP Preferred, all information and other material delivered pursuant to any TCEP Preferred Documentation (other than such information and material provided to the representative or nominee of TCEP on the Board of Directors of Borrower solely in his or her capacity as a member of such Board or committee thereof);

               (m) if requested by the Administrative Agent, true and correct copies of any or all Government Contracts/Subcontracts promptly after receipt of such request; and

               (n) promptly, from time to time, such other information respecting the condition or operations, financial or otherwise, of Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request and such information as the Administrative Agent shall reasonably request regarding the Change of Control Offer.

               SECTION 5.02. Compliance with Laws, etc. Borrower shall, and shall cause each of its Subsidiaries to, comply in all respects with all applicable Requirements of Law, except where such noncompliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               SECTION 5.03. Maintenance of Properties. Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties and assets in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except, in each case, where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

               SECTION 5.04. Insurance. Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained with financially sound and responsible insurance companies insurance with respect to its properties material to the business of Borrower and its Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, (i) physical hazard insurance on an "all risk" basis including an industry standard lenders loss payable clause, (ii) commercial general liability against claims for bodily injury, death or property damage and including the Administrative Agent and the Collateral Agent as additional insured parties or, in the case of property insurance, loss payee, (iii) boiler and machinery insurance covering all electrical and mechanical equipment and vessels under pressure constituting Collateral, (iv) business interruption insurance, (v) worker's compensation insurance as may be required by any Requirement of Law and (vi) such other insurance against risks as the Administrative Agent or the Collateral Agent may from time to time require). Each such insurance policy shall provide that it may not be cancelled or otherwise terminated without at least thirty days' prior written notice, or ten days' prior written notice in the event of nonpayment of premium, to the Administrative Agent. To the extent any such policy is cancelled, adversely modified or renewed, Borrower shall, and shall cause each of its Subsidiaries to, deliver a certificate of insurance to the Administrative Agent, together with evidence reasonably satisfactory to the Administrative Agent of the payment of the premium therefor.

               Borrower shall, and shall cause each other Loan Party to, with respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Requisite Lenders may from time to time require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

               SECTION 5.05. Books and Records; Visitation Rights; Maintenance of Ratings.

               (a) Borrower shall, and shall cause each of its Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and material transactions and permit the Administrative Agent (and during the continuance of any Event of Default, any Lender) or their representatives, at reasonable times and intervals during normal business hours, to (i) visit all of its offices, (ii) discuss its financial matters with its officers and independent public accountant and (iii) upon the reasonable request of the Administrative Agent or any Lender, examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other corporate or partnership records; provided that except during the continuance of a Default or, in the case of a Lender, Event of Default (in which cases all such expenses shall be borne by Borrower) such visits shall be at the expense of the Administrative Agent or Lender, as applicable.

               (b) Borrower shall once during each fiscal year, hold a meeting (at a mutually agreeable location and time), which may be done by teleconference (at a mutually agreeable time), with all Lenders who choose to attend such meeting or teleconference, at which meeting or teleconference, as the case may be, shall be reviewed the financial results, the financial condition and the budgets presented of Borrower and its Subsidiaries and other relevant matters.

               (c) Borrower shall use commercially reasonable efforts to continue to have this Agreement and the Loans hereunder rated by each of Moody's and S&P.

               SECTION 5.06. Environmental Covenant. Borrower shall, and shall cause each of its Subsidiaries to:

               (a) comply in all material respects with all Environmental Laws and Environmental Permits applicable to its operations, facilities and properties; conduct all Response Actions required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response Action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP; and keep the Administrative Agent reasonably informed of known, potential and alleged Environmental Liability and actions taken to address such Environmental Liability, except for such Environmental Liability and responsive actions that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

               (b) promptly, from time to time, provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

               SECTION 5.07. Information Regarding Collateral.

               (a) Borrower shall, and shall cause each of the other Loan Parties to, furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in such Loan Party's legal name, (ii) in the location of any Loan Party's chief executive office or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's corporate structure, (iv) in any Loan Party's Federal Taxpayer Identification Number or organizational identification number or (v) in any Loan Party's jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving. liquidating, reorganizing or organizing in any other jurisdiction). Borrower shall not, and shall not permit any other Loan Party to, effect or permit any change referred to in the preceding sentence unless (i) it shall have given the Administrative

Agent and the Collateral Agent prior written notice of any such change and (ii) within 30 days of such change, all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have valid, legal and perfected security interests in all the Collateral. Borrower shall, and shall cause each other Loan Party to, promptly notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

               (b) At the time of each delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(b), Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer or the chief legal officer of Borrower (i) updating, to the extent necessary, to reflect (A) the list of owned and leased Real Property, (B) any changes to the names or locations of any Loan Party or (C) any other information reasonably requested by the Administrative Agent with respect to the Collateral or (ii) confirming that there has been no change in such information as set forth in the Perfection Certificate.

               SECTION 5.08. Existence; Conduct of Business. Borrower shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (other than in respect of the legal existence of Borrower) where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.08 shall prohibit any merger or consolidation, liquidation or dissolution permitted under Section 6.04 or sale or other disposition permitted under Section 6.05.

               SECTION 5.09. Performance of Obligations. Borrower shall, and shall cause each of its Subsidiaries to, pay, discharge, perform or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Person, (b) for delinquent obligations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

               SECTION 5.10. Casualty and Condemnation. Borrower (a) shall furnish to the Administrative Agent and the Lenders prompt written notice of any casualty, Destruction or other insured damage to any Collateral in an amount in excess of $1,000,000 or the commencement of any action or proceeding for the Taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) shall ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement.

               SECTION 5.11. Pledge of Additional Collateral.

               (a) Within 30 days after the acquisition of assets (including without limitation transfers or sales of such assets by and among the Borrower and/or its Subsidiaries) of the type that would have constituted Collateral on the Closing Date pursuant to the Security Documents (the "ADDITIONAL COLLATERAL"), Borrower shall, and shall cause each other Loan Party to, take all necessary action, including the filing of appropriate financing statements under the provisions of the UCC, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, or entering into or amending the Guarantee Agreement and the Security Documents, to grant to the Collateral Agent for the benefit of the Secured Parties, a perfected first priority Lien, subject in each case only to Permitted Liens, in such Collateral in each case pursuant to and to the full extent required by the Security Documents and this Agreement (including, without limitation, satisfaction of the conditions set forth in Section 4.01(e),(q), (r) and (s)). In the event that any Loan Party acquires a fee interest in additional Real Property having a Fair Market Value in excess of $2,500,000 as determined in good faith by Borrower, Borrower shall, and shall cause the other Loan Parties to take such actions and execute such documents as the Collateral Agent shall require to confirm the Lien of a Mortgage, if applicable, or to create a new Mortgage or other Security Documents (including, without limitation, satisfaction of the conditions set forth in Section 4.01(e),(q), (r) and (s)) (unless, with respect to any such Real Property, the Administrative Agent determines, in its reasonable discretion, that the fees and expenses of obtaining a Mortgage with respect to such Real Property and the other related deliveries required by this Section 5.11(a) would be disproportionate to the benefits expected to be received by the Secured Parties). Such Mortgages shall be granted pursuant to documentation similar to existing Mortgages and otherwise reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Encumbrances or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage). All actions taken by the parties in connection with the pledge of Additional Collateral, including, without limitation, reasonable costs of counsel for the Administrative Agent and the Collateral Agent, shall be for the account of Borrower, which shall pay all sums due on demand.

               (b) With respect to any Person that is or becomes a Subsidiary of a Loan Party after the Closing Date, Borrower shall, or shall cause the relevant Loan Party to, promptly (and in any event within 30 days after such person becomes a Subsidiary) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests (to the extent the same would be required under the Security Agreement), and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party; provided that with respect to Equity Interests of Foriegn Subsidiaries, the Equity Interests therein required to be delivered to the Collateral Agent pursuant to this Section 5.11(b) shall be limited to (i) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and
(ii) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting "stock entitled to vote" within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

               SECTION 5.12. Further Assurances. Borrower shall, and shall cause each of the other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel) that are required under any applicable Requirement of Law, or that the Administrative Agent, the Collateral

Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Borrower shall, and shall cause each other Loan Party to, provide to the Administrative Agent and the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

               SECTION 5.13. Use of Proceeds. Borrowers covenant and agree, jointly and severally, that they shall use the proceeds of the Loans only for the purposes set forth in Section 3.25.

               SECTION 5.14. Payment of Taxes. Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any Properties of Borrower or any of its Subsidiaries or cause a failure or forfeiture of title thereto; provided that neither Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP. Borrower shall, and shall cause each of its Subsidiaries to, timely file or cause to be timely filed all material tax returns required to be filed by it. Borrower does not intend to treat the Loans as being a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

               SECTION 5.15. Interest Rate Protection. Unless the Borrowers have less than $75 million aggregate principal amount of Term Loans then outstanding, Borrowers shall maintain for a minimum of 3 years after the Closing Date Interest Rate Agreements with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 80% of the aggregate principal amount of Term Loans being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent, it being understood that Hedging Agreements entered into pursuant to the exercise of the option contained in the Swap Option Agreement (with such amendments reasonably acceptable to the Administrative Agent) shall be deemed acceptable for purposes hereof (provided 80% of the aggregate principal amount of Term Loans are subject to the hedge contemplated thereby).

               SECTION 5.16. Additional Guarantors. In the event that any direct or indirect Subsidiary of Borrower (other than Foreign Subsidiaries) existing on the Closing Date has not previously executed the Guarantee Agreement or in the event that any Person becomes a direct or indirect Subsidiary (other than a Foreign Subsidiary) of Borrower after the Closing Date, Borrower shall promptly notify the Administrative Agent of that fact and cause such Subsidiary to promptly execute and deliver to the Administrative Agent a counterpart of the Guarantee Agreement and execute and deliver to the Collateral Agent a joinder to the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and certificates comparable to those described in Sections 4.01(q), (r) and (s)) as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first priority Lien on all of the Property and assets of such Subsidiary described in the applicable Security Documents.

               SECTION 5.17. Convertible Notes. As promptly as reasonably practicable after the Closing Date, the Acquired Business shall (i) consummate the Debt Tender Offer and purchase thereunder all Convertible Notes validly tendered and not withdrawn and (ii) consummate the Change of Control Offer to the extent required under the Convertible Notes Indenture. If following the consummation of the Change of Control Offer and the purchase of all the Convertible Notes validly tendered thereunder more than $26,500,000 in aggregate principal amount of Convertible Notes remains outstanding, Borrower shall cause the Acquired Business to promptly fund the Irrevocable Trust in accordance with
Section 10.1 of the Convertible Notes Indenture with respect to all remaining outstanding Convertible Notes.

               SECTION 5.18. Post-Closing Matters. Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 5.18, in each case within the time limits specified on such schedule.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

               Borrowers hereby jointly and severally agree that they shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, so long as any of the Commitments remain in effect or any Loan, Note or LC Disbursement remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless cash collateralized in accordance with Section 2.06(j)) or any other amount is owing to any Lender or any Agent hereunder or under any other Loan Document:

               SECTION 6.01. Indebtedness; Preferred Stock. Create, incur, assume or suffer to exist any Indebtedness or Preferred Stock, except:

               (a) the Convertible Notes; provided that if an aggregate principal amount of Convertible Notes in excess of $26,500,000 remains outstanding after consummation of the Change of Control Offer and the repurchase of the Convertible Notes tendered pursuant thereto, the Borrower shall have caused the Irrevocable Trust to be funded in accordance with Section 10.1 of the Convertible Notes Indenture;

               (b) Indebtedness under the Loan Documents;

               (c) Contingent Obligations permitted by Section 6.03;

               (d) Indebtedness permitted by Section 6.06(b);

               (e) other unsecured Indebtedness of Borrower and the Guarantors in an aggregate principal amount not to exceed $12,500,000 at any time outstanding;

               (f) Indebtedness of Borrower and its Subsidiaries in respect of Financing Leases and Purchase Money Indebtedness of Borrower and its Subsidiaries to finance the purchase of fixed or capital assets in an amount which shall not exceed the purchase price of the assets purchased, and Refinancings thereof, in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

               (g) Indebtedness in connection with surety bonds, letters of credit and performance bonds obtained in the ordinary course of business in connection with workers' compensation obligations of Borrower and its Subsidiaries;

               (h) Indebtedness under Hedging Agreements permitted by Section 6.08;

               (i) the TCEP Preferred incurred on the Closing Date;

               (j) Indebtedness outstanding on the Closing Date and set forth on
          Schedule 6.01 hereof and Refinancing Indebtedness with respect thereto; provided that any such Refinancing Indebtedness (i) is on terms and conditions taken as a whole no less favorable to Borrower, its Subsidiaries or the Lenders than the Indebtedness being Refinanced and (ii) does not contain any financial maintenance covenants; and

               (k) preferred stock issued pursuant to the Borrower's Shareholders Rights Plan as in effect on the Closing Date or as amended in a manner not adverse to the Lenders.

               SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

               (a) Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if (i) adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) all such Liens, individually and in the aggregate, are not reasonably expected to have a Material Adverse Effect;

               (b) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens (x) arising in the ordinary course of business in respect of obligations which are not yet delinquent or (y) which are bonded or which are being contested in good faith and by appropriate proceedings if, in the case of clause
          (y), (i) adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) such Liens do not, individually or in the aggregate, materially detract from the value of the Property of Borrower and its Subsidiaries affected thereby, taken as a whole, and do not materially impair the use thereof in the operation of the business of Borrower and its Subsidiaries;

               (c) pledges or deposits made and Liens arising in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

               (d) deposits to secure the performance of bids, tenders, trade or government contracts, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (in each case, other than for borrowed money) incurred in the ordinary course of business, deposits and/or escrow accounts in respect of divestitures that are otherwise permitted hereunder, in each case for amounts not yet delinquent or, to the extent such amounts are so delinquent, such amounts are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if (i) adequate reserves with respect thereto are maintained on the books of Borrower or the relevant Subsidiary, as the case may be, in accordance with GAAP and (ii) in the case of any such Lien against any of the Collateral to the extent such Liens are not imposed by law, such Lien shall in no event encumber any Collateral other than cash and Cash Equivalents;

               (e) easements (including, without limitation, reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, minor encroachments, and other similar minor encumbrances defects or irregularities in title which do not, individually or in the aggregate materially detract from the value or marketability of the Real Property to which it relates or, individually or in the aggregate, materially interfere with or adversely affect in any material respect the ordinary conduct of the business of Borrower and its Subsidiaries on the Real Property subject thereto or which are set forth in the title insurance policy delivered with respect to the Mortgaged Properties;

               (f) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

               (g) Liens securing Indebtedness permitted by Section 6.01(f); provided that no such Lien incurred in connection with such Indebtedness shall extend to or cover other Property other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property;

               (h) Liens existing on the Closing Date after giving effect to the consummation of the Transactions and set forth on Schedule 6.02(h) and any Lien granted as a replacement or substitute therefor; provided that (i) no such Lien shall extend to or cover other Property of any Loan Party other than the respective Property encumbered by such Lien on the Closing Date, (ii) no such replacement or substitute Lien shall secure Indebtedness in an aggregate amount greater than the amount secured by the replaced or substituted Lien on the Closing Date and
          (iii) with respect to any Mortgaged Property on the Closing Date, there shall be no Liens other than those Liens set forth on Schedule B to the applicable Mortgage;

               (i) Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;

               (j) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which Borrower or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and
          (ii) any condemnation or eminent domain proceedings affecting any Real Property;

               (k) leases or subleases or licenses or sublicenses with respect to the assets or properties of Borrower or any Subsidiary, in each case, entered into in the ordinary course of Borrower's or such Subsidiary's business so long as such leases or subleases affecting Mortgaged Property (i) are subordinate in all respects to the Liens granted and evidenced by the Security Documents and, in the case of any lease or sublease entered into after the Closing Date affecting any Mortgaged Property, such lease or sublease shall also be entered into in compliance with the provisions of the applicable Mortgage and
          (ii) do not, individually or in the aggregate, (A) interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary or (B) materially impair the use (for its intended purposes) or the value of the assets or property subject thereto;

               (l) Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit (other than letters of credit issued in contravention of this Agreement);

               (m) interests of lessors under operating leases and UCC financing statements in respect thereof;

               (n) banker's liens and rights of set-off relating to deposit accounts;

               (o) interests of a licensor under a license agreement; and

               (p) precautionary UCC financing statements filed against a Loan Party as lessee or sublessee or consignee;

provided that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the Security Agreement), other than Liens granted pursuant to the Security Documents.

               SECTION 6.03. Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation, except:

               (a) Contingent Obligations pursuant to the Guarantee Agreement;

               (b) guarantees by Borrower or any Guarantor of obligations of Borrower or any Guarantor otherwise permitted hereunder; provided that, in each case, if the primary obligation being guaranteed is subordinated to the Loans or the Guarantee Agreement (or the obligations thereunder), such guarantees are subordinated to the Loans or the Guarantee Agreement (and the obligation thereunder) on substantially the same basis as such primary obligation is subordinated;

               (c) Contingent Obligations in connection with workers' compensation obligations, and in connection with performance, surety and appeal bonds, and similar obligations incurred in the ordinary course of business of Borrower and its Subsidiaries;

               (d) Hedging Agreements permitted by Section 6.08 or otherwise entered into in the ordinary course of business to hedge obligations and not for speculative purposes;

               (e) endorsements for collection in the ordinary course of business; and

               (f) Contingent Obligations permitted pursuant to Section 6.06(b),
          (l) or (m).

               SECTION 6.04. Fundamental Changes. Enter into any merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it, except:

               (a) for the transactions otherwise permitted pursuant to Section 6.05(b) or (f) or pursuant to Section 6.06;

               (b) (x) any Subsidiary may be merged with and into the Borrower or a Guarantor; provided that (i) in the case of any merger or consolidation involving Borrower, Borrower is the surviving person
          (ii) in any other case, a Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Borrower and (iii) so long as the Additional Borrower has any Loans outstanding, it may only merge or consolidate with the Borrower (provided such merger or consolidation is in compliance with clause (i) above) and (y) any Non-Guarantor Subsidiary may be merged with and into another Non-Guarantor Subsidiary; provided that if any one such Non-Guarantor

          Subsidiary is a Wholly Owned Subsidiary of Borrower, the Wholly Owned Subsidiary shall be the surviving person of such merger; and

               (c) any Subsidiary of Borrower with a net book value not greater than $250,000 may be dissolved;

provided that in connection with the foregoing, the appropriate Loan Parties shall take all actions necessary or reasonably requested by the Administrative Agent or the Collateral Agent to maintain the perfection of (or to perfect, as the case may be), protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents and otherwise comply with the provisions of Section 5.11 to the extent applicable.

               SECTION 6.05. Sale of Assets. Convey, sell, lease (other than a sublease of real property), assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation of any Subsidiary) any of its property, business or assets (including, without limitation, other payments and receivables but excluding leasehold interests), whether now owned or hereafter acquired, except:

               (a) sales or other dispositions of inventory in the ordinary course of business;

               (b) (x) that Borrower or any Subsidiary may sell, lease, transfer, or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Subsidiary may merge with and into, Borrower or a Guarantor, and Borrower or any Subsidiary may sell or otherwise dispose of, or part with control of any or all of, the Equity Interests of any Subsidiary to Borrower or a Guarantor and (y) any Non-Guarantor Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, and any Non-Guarantor Subsidiary may merge with and into, any Wholly Owned Non-Guarantor Subsidiary; provided in each case, that (i) Borrower shall not, directly or indirectly, transfer any substantial part of its assets pursuant to this paragraph and (ii) all actions necessary or reasonably requested by the Administrative Agent or the Collateral Agent shall be taken by the appropriate Loan Parties to maintain the perfection of (or perfect, as the case may be), protect and preserve the Liens on the Collateral granted to the Collateral Agent pursuant to the Security Documents, subject to Sections 5.11 and 5.12;

               (c) leases of Fee Properties and other real property owned in fee; provided that in the case of any lease of Mortgaged Property, such lease shall be subject to the provisions of the applicable Mortgage;

               (d) any Taking or Destruction affecting any property or assets subject, however, to the first proviso set forth in clause (c) of the definition of Net Proceeds;

               (e) the sale or other disposition of any property or assets that, in the reasonable judgment of Borrower has become uneconomic, obsolete or worn out, and which is sold or disposed of in the ordinary course of business or the trade-in of equipment for equipment in better condition or of better quality; provided that, to the extent such properties or assets constituted Collateral, any property or assets purchased with such net proceeds shall be mortgaged or pledged, as the case may be, to the Collateral Agent, for the benefit of the other Secured Parties, in accordance with Section 5.11;

               (f) any sale or disposition of any interest in property or assets subject, however, to the first proviso set forth in clause (b) of the definition of Net Proceeds; provided that the aggregate amount of Net Proceeds from such sales or dispositions shall not exceed $50,000,000 from and after the Closing Date;

               (g) Subsidiaries may (x) be dissolved in accordance with Section
          6.04 and (y) make Dividends Payments in accordance with Section 6.11;

               (h) Investments permitted by Section 6.06 (other than Section 6.06(h));

               (i) licenses or sublicenses by Borrower or any Subsidiary of software, Intellectual Property and general intangible and leases, licenses or subleases of other property in the ordinary course of business and which do not materially interfere with the business of Borrower or any of its Subsidiaries; and

               (j) sales and dispositions of assets, properties or businesses as set forth on Schedule 6.05;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for Fair Market Value and for at least 85% cash consideration in the case of sales, transfers, leases and other dispositions permitted by clause (f) (including for purposes of this calculation as cash consideration the amount of any liabilities (other than subordinated liabilities) assumed from Borrower or any of its Subsidiaries by a purchaser or other transferee).

               SECTION 6.06. Investments. Make any Investment in any Person (except to the extent expressly permitted by Section 6.03 or 6.07), except:

               (a) loans, advances or Indebtedness permitted by Section 6.01(c);

               (b) Investments in Borrower or any Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

               (c) Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

               (d) Borrower and its Subsidiaries may make payroll advances in the ordinary course of business;

               (e) Borrower and each Guarantor may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that nothing in this clause (e) shall prevent Borrower or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances;

               (f) Borrower or any Subsidiary may make travel and entertainment advances and relocation and other loans to officers and employees of Borrower or any of its Subsidiaries; provided that the aggregate principal amount of all such loans and advances outstanding at any one time shall not exceed $250,000 at any one time outstanding;

               (g) other Investments by Borrower or any Subsidiary not exceeding in the aggregate outstanding at any time (without giving effect to any write-downs or write-offs thereof, but net of any cash returns of capital, cash dividends and cash distributions received by Borrower or any Subsidiary in respect thereof) $5,000,000; provided, however, that at the time of making any such Investments no Default or Event of Default shall exist or would arise therefrom;

               (h) transactions effected in accordance with Section 6.05 (other than Section 6.05(h));

               (i) Investments existing as of Closing Date and set forth on
          Schedule 6.06(i);

               (j) Permitted Acquisitions;

               (k) to the extent constituting Investments, the Transactions;

               (l) Investments by Borrower or any Guarantor in a Wholly Owned Non-Guarantor Subsidiary in the aggregate not to exceed the then available amount under the Foreign Subsidiary Investment Basket; provided that any such Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

               (m) Investments by Non-Guarantor Subsidiaries in Wholly Owned Non-Guarantor Subsidiaries;

               (n) Investments constituting Capital Expenditures permitted by
          Section 6.07; and

               (o) Investments by Borrower or any Guarantor in any Wholly Owned Non-Guarantor Subsidiary to fund ordinary course operating costs of Borrower's research and development activities in India; provided that any such Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents.

               SECTION 6.07. Capital Expenditures. Make or commit to make any Capital Expenditures, except that Borrower and its Subsidiaries may make or commit to make Capital Expenditures not exceeding in the aggregate the amount set forth below (the "BASE AMOUNT") for each of the fiscal years of Borrower or other period set forth below:

PERIOD                                              BASE AMOUNT
------                                              -----------
Closing Date to December 31, 2006 .......   $11,000,000
Fiscal year 2007 ........................   $15,000,000
Fiscal year 2008 ........................   20% of Previous Fiscal Year
                                            Consolidated EBITDA
Fiscal year 2009 ........................   20% of Previous Fiscal Year
                                            Consolidated EBITDA
Fiscal year 2010.........................   20% of Previous Fiscal Year
                                            Consolidated EBITDA

Fiscal year 2011.........................   20% of Previous Fiscal Year
                                            Consolidated EBITDA
Fiscal year 2012.........................   20% of Previous Fiscal Year
                                            Consolidated EBITDA
January 1, 2013 to Final Maturity Date...   10% of Previous Fiscal Year
                                            Consolidated EBITDA

; provided that for any period set forth above, the Base Amount set forth above may be increased by a maximum of 50% of the Base Amount for any such period by carrying over to any such period any portion of the Base Amount (without giving effect to any previous such increase) not spent in the immediately preceding period (the "CAPEX CARRYFORWARD AMOUNT"), and that Capital Expenditures in any period shall be deemed first made from the stated Base Amount applicable to such period as set forth in the table above.

               SECTION 6.08. Hedging Agreements. Enter into, create, incur, assume or suffer to exist any Hedging Agreements or obligations in respect thereof except in the ordinary course of business for non-speculative purposes (which for the avoidance of doubt may include foreign hedges entered into in the ordinary course of business and for non-speculative purposes) or pursuant to
Section 5.15.

               SECTION 6.09. Total Leverage Ratio. At the end of any Test Period (beginning with the Test Period ending December 31, 2006) ending at any time during any period set forth below, permit the Total Leverage Ratio to be greater than the ratio set forth below opposite such period:

       PERIOD         TOTAL LEVERAGE RATIO
       ------         --------------------
Fiscal year 2006...        3.00 to 1.0
Fiscal year 2007...        3.00 to 1.0
Fiscal year 2008...        2.50 to 1.0
Fiscal year 2009...        2.00 to 1.0
Fiscal year 2010...        1.50 to 1.0
Fiscal year 2011...        1.50 to 1.0
Fiscal year 2012...        1.50 to 1.0
Thereafter.........        1.50 to 1.0

               SECTION 6.10. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Dividend Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, Borrower or any other Subsidiary or (c) transfer any of its assets to Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of (A) the Equity Interests of such Subsidiary held by the Borrower or any of its Subsidiaries or
(B) the assets of such Subsidiary; (iii) any agreement in effect at the time any Person becomes a Subsidiary of Borrower, provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of Borrower;
(iv) restrictions on transfer contained in agreements or other instruments governing Financing Leases and/or Purchase Money Indebtedness permitted to be incurred pursuant to Section

6.01(f) solely to the extent such restrictions relate to the transfer of the Property financed by any such Financing Leases or Purchase Money Indebtedness;
(v) agreements or other instruments governing Indebtedness permitted to be outstanding pursuant to Section 6.01(j); provided that with respect to Refinancing Indebtedness referred to in such clause (j), the provisions thereof are no more restrictive, taken as a whole, then those contained in the agreements or other instruments governing such refinanced Indebtedness; and (vi) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business.

               SECTION 6.11. Dividends. Declare, make or pay any Dividend Payments on any shares of any class of Equity Interests, either directly or indirectly, except that:

               (a) Subsidiaries of the Borrower may pay Dividend Payments to the holders of their Equity Interests; provided that to the extent such Subsidiary is not a Wholly Owned Subsidiary of Borrower, such Dividend Payments shall be made pro rata to all the holders of their Equity Interests (giving effect to relative preferences and priorities);

               (b) provided that such distribution complies with Section 6.01, each of Borrower and any of its Subsidiaries may pay or make Dividend Payments or distributions to any holder of its Equity Interests in the form of additional shares of Equity Interests of the same class and type; provided that in the case of Subsidiaries that are not Wholly Owned Subsidiaries, such Dividend Payments or distributions are made to the holders of such Equity Interests on a pro rata basis; and

               (c) Convertible Notes may be prepaid, retired, redeemed, purchased or defeased to the extent permitted by Section 6.16.

               SECTION 6.12. Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate except for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than it would obtain in a hypothetical comparable arm's length transaction with a Person not an Affiliate; provided that nothing in this Section 6.12 shall prohibit Borrower or any of its Subsidiaries from engaging in the following transactions:

               (a) transactions between or among Loan Parties;

               (b) the performance of Borrower's or any Subsidiary's obligations under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business;

               (c) the payment of fees, compensation and other benefits to, and customary indemnity and reimbursement provided on behalf of, employees, officers, directors or consultants of Borrower or any Subsidiary in the ordinary course of business;

               (d) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business;

               (e) transactions permitted by Section 6.11 and Section 6.06(f);
          and

               (f) transactions between or among Wholly Owned Non Guarantor Subsidiaries.

               SECTION 6.13. Changes in Fiscal Year. Permit the fiscal year of Borrower to end on a day other than on December 31 in any calendar year.

               SECTION 6.14. Lines of Business. Engage in any business, or cause or permit any Subsidiary to engage in any business, except for those businesses in which Borrower and any of its Subsidiaries are engaged on the Closing Date (or which are substantially related thereto or are reasonable extensions thereof or are incidental thereto).

               SECTION 6.15. Amendments to Certain Documents. On or after the Closing Date,

               (a) terminate, amend, modify, change or waive any provisions of any Acquisition Document (it being understood that the Borrower or the Additional Borrower may amend, modify, waive or otherwise change any provision of any of the Debt Tender Offer documents) or the TCEP Equity Documentation in a manner which is materially adverse to the Lenders; or

               (b) terminate, amend, modify or change any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities as a "security" under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders' agreement), or enter into any new agreement with respect to its Equity Interests, other than any such terminations, amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders or terminations in connection with the dissolution of Subsidiaries to the extent otherwise permitted by this Agreement.

               SECTION 6.16. Prepayments and Amendments of Certain Debt and Equity Investments. (a) Optionally prepay, retire, redeem, purchase, defease or exchange, or make or arrange for any mandatory prepayment, retirement, redemption, purchase or defeasance of the principal of any outstanding Subordinated Indebtedness or TCEP Preferred (including paying the liquidation value thereon or making any Investment therein) of Borrower or any Guarantor (other than (i) Refinancing Indebtedness of Indebtedness (other than the TCEP Preferred) permitted by this Agreement, (ii) Convertible Notes purchased, redeemed, retired or defeased with the proceeds of Term Loan Borrowings and
(iii) the conversion or exchange of such Refinancing Indebtedness, Convertible Notes or TCEP Preferred for or into Equity Interests (other than Disqualified Capital Stock)), or (b) waive, amend, supplement, modify, terminate or release any of the provisions with respect to any Subordinated Indebtedness of the Borrower or any Guarantor without the prior consent of the Administrative Agent, to the extent that any such waiver, amendment, supplement, modification, termination or release would be materially adverse to Borrower or any Guarantor or the Lenders.

               SECTION 6.17. Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness permitted hereunder or prohibitions in license agreements under which Borrower or any Subsidiary is the licensee, enter into any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except pursuant to (a) the Loan Documents and (b) any other agreement that does not restrict in any manner (directly of indirectly) Liens created (or required to be created) pursuant to the Loan Documents on property or assets of Borrower or any Guarantor (whether now owned or hereafter acquired) securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of Borrower or any Guarantor to secure the Secured Obligations.

               SECTION 6.18. Sales and Leasebacks. Enter into any arrangement directly or indirectly with any Person whereby it shall sell, lease or transfer any Real Property or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party or such Subsidiary.

               SECTION 6.19. Limitation on Issuance of Capital Stock. With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; and (ii) Subsidiaries of Borrower formed after the Closing Date in accordance with Section 6.20 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.19 shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

               SECTION 6.20. Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Requisite Lenders; provided that Borrower may establish or create one or more Wholly Owned Subsidiaries (and non-wholly owned Subsidiaries acquired pursuant to Investments pursuant to Section 6.06(b)) of Borrower without such consent so long as Borrower and its Subsidiaries comply with Section 5.11 hereof.

               SECTION 6.21. Anti-Terrorism Law. Do, or permit any of its Subsidiaries to do, any of the following: (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.23; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or
(iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and each Loan Party shall promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties' compliance with this Section 6.21).

               SECTION 6.22. Embargoed Person. Allow the funds or assets of the Loan Parties that are used to repay the Loans to constitute property of, or to be beneficially owned directly or, to the knowledge of any Loan Party, indirectly by, any Person subject to sanctions or trade restrictions under United States law ("EMBARGOED PERSON" or "EMBARGOED PERSONS") that is identified on (i) the "List of Specially Designated Nationals and Blocked Persons" (the "SDN LIST") maintained by the Office of Foreign Assets Control ("OFAC"), U.S. Department of the Treasury, and/or to the knowledge of each Loan Party, as of the date thereof, based upon reasonable inquiry by the Loan Parties, on any other similar list ("OTHER LIST") maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in any of the U.S. Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders hereunder would be in violation of law, or (ii) the Executive Order, any related enabling legislation or any other similar executive orders.

               SECTION 6.23. Anti-Money Laundering. Knowingly allow any of the funds of any of the Loan Parties that are used to repay the Loans to be derived from any unlawful activity with the result that the investment in any of the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans would be in violation of law.

                                  ARTICLE VII

                                EVENTS OF DEFAULT

               SECTION 7.01. Listing of Events of Default. Each of the following events or occurrences described in this Section 7.01 shall constitute an "EVENT OF DEFAULT":

               (a) Borrower or the Additional Borrower shall default (i) in the payment when due of any principal of any Loan (including, without limitation, on any Installment Payment Date) or any reimbursement obligation in respect of any LC Disbursement or (ii) in the payment when due of any interest on any Loan, any Fee or any other amount required to be paid under any Loan Document (other than an amount described in the foregoing clause (i)) and such default shall continue unremedied for a period of three Business Days.

               (b) Any representation or warranty of Borrower or any other Loan Party made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of Borrower or any other Loan Party to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

               (c) Borrower shall default in the due performance and observance of any of its obligations under clause (f), (g) or (k) of Section 5.01, Section 5.08 (with respect to the maintenance and preservation of Borrower's corporate existence), Section 5.13, Article VI or the Fee Letter.

               (d) Borrower or any other Loan Party shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date after any Responsible Officer of Borrower becomes aware of such default or receives written notice thereof from any Agent or Lender.

               (e) A default shall occur (i) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of Indebtedness of Borrower or any of its Subsidiaries in an aggregate principal amount in excess of $10,000,000 or (ii) in the performance or observance of any obligation or condition with respect to any Indebtedness of Borrower or any of its Subsidiaries in an aggregate principal amount in excess of $10,000,000 if the effect of such default referred to in this clause (ii) is to accelerate the maturity of such Indebtedness or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

               (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of $10,000,000 (other than amounts covered by (x) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage or (y) valid third party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification) individually or in the aggregate shall be rendered by a court or Governmental Authority against Borrower or any of its Subsidiaries (or any combination thereof) and:

                    (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed; or

                    (ii) there shall be any period (after any applicable
               statutory grace period) of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

               (g) Any of the following events shall occur with respect to any Pension Plan:

                    (i) the taking of any specific actions by a Loan Party, any
               ERISA Affiliate or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate could reasonably be expected to incur a liability or obligation to such Pension Plan which could reasonably be expected to have a Material Adverse Effect; or

                    (ii) an ERISA Event, or similar events with respect to
               Foreign Plans, shall have occurred that gives rise to a Lien on the assets of any Loan Party or a Subsidiary or, when taken together with all other ERISA Events and similar events with respect to Foreign Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.

               (h) Any Change in Control shall occur.

                    (i) The Borrower or the Additional Borrower or any of the
               Borrower's Significant Subsidiaries shall

                    (i) become insolvent or generally fail to pay debts as they become due;

                    (ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for such Borrower or any of such Significant Subsidiaries or substantially all of the property of any thereof, or make a general assignment for the benefit of creditors;

                    (iii) in the absence of such application, consent or
               acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Borrower or any of such Significant Subsidiary or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that each Borrower and each such Significant Subsidiary hereby expressly authorizes the Administrative Agent, the Collateral Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

                    (iv) permit or suffer to exist the commencement of any
               bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Borrower or any such Significant Subsidiary and, if any such case or proceeding is not commenced by such Borrower or such Significant Subsidiary, such case or proceeding shall be consented to or acquiesced in by such Borrower or such Significant Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that and each such Borrower and Significant Subsidiary hereby expressly authorizes the Administrative Agent, the Collateral Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                    (v) take any corporate, limited liability company or
               partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing.

               (j) The obligations of any Guarantor under the Guarantee Agreement shall cease to be in full force and any such Guarantor shall repudiate its obligations thereunder.

               (k) Any security interest or Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on substantially all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby.

               (l) At a time when any Borrowings of the Additional Borrower are outstanding, the Additional Borrower ceases to be (x) a direct Wholly Owned Subsidiary of Borrower or (y) a corporation organized under the laws of any state of the United States of America or the District of Columbia (other than to the extent permitted by Section 6.04(b)(x)(iii)).

               SECTION 7.02. Action if Bankruptcy. If any Event of Default described in Section 7.01(i) with respect to Borrower or the Additional Borrower or any Guarantor that is a Subsidiary shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrowers.

               SECTION 7.03. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrowers and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate.

               SECTION 7.04. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

          (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including reasonable compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including reasonable compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

          (c) Third, to the payment in full in cash, pro rata, of interest and other amounts constituting Secured Obligations (other than principal and contingent indemnification obligations) under this Agreement and the other Loan Documents and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

          (d) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations (including contingent indemnification obligations due or claimed with respect thereto) (and to provide cash collateral for all LC Exposure in the manner set forth in Section 2.06(j)) and any breakage, termination or other payments (to the extent not satisfied in clause (c) above) under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

          (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

               In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 7.04, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

               SECTION 7.05. Assignment of Claims Act. At any time after the occurrence and during the continuation of an Event of Default, at the Collateral Agent's request, each Loan Party shall execute and deliver all the notices and other documents necessary to evidence the assignment to the Collateral Agent of the Government Contracts/Subcontracts pursuant to the Assignment of Claims Act and file such notices and documents with the applicable agencies or offices to comply with the Assignment of Claims Act.

                                  ARTICLE VIII

                                   THE AGENTS

               SECTION 8.01. The Agents. Citicorp North America, Inc. is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders and Citicorp North America, Inc. accepts such appointments. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans, all payments and all other amounts due to the Lenders hereunder, and to promptly distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to Borrower of any Default specified in this Agreement of which it has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by Borrower pursuant to this Agreement as received by it.

               None of the Agents nor any of their Related Parties shall be liable to the Lenders as such for any action taken or omitted to be taken by any of them except to the extent finally judicially determined to have resulted from its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Requisite Lenders (or, when expressly required hereby, all the Lenders) and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of actual knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. No Agent or its Related Parties shall have any responsibility to the Loan Parties on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Loan Parties of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each Agent may execute any and all duties hereunder by or through any of its Related Parties or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

               The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Loan Document unless it shall be requested in writing to do so by the Requisite Lenders.

               Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank (or any other bank reasonably acceptable to Borrower and the Requisite Lenders). If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as an Agent hereunder by such a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After an Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent.

               With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as an Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and such Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent.

               Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

               The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent and the Collateral Agent (and the Administrative Agent and the Collateral Agent hereby agree):

          (a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination or expiration of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations that are not then due and payable) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been collateralized in a manner set forth in
     Section 2.06(j)), (ii) that is sold or to be sold as part of or in connection with any sale or disposition permitted hereunder and under the Loan Documents, or (iii) subject to Section 9.08, if approved, authorized or ratified in writing by the Requisite Lenders; and

          (b) to release any Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

               Notwithstanding anything to the contrary in this Agreement, none of CGMI, as Lead Arranger, the Lead Arrangers, the Joint Bookrunners, the Syndication Agent nor the Documentation Agent in such respective capacities, shall have any obligations, duties or responsibilities, or shall incur any liabilities, under this Agreement or any other Loan Document.

                                   ARTICLE IX

                                  MISCELLANEOUS

               SECTION 9.01. Notices.

               (a) Except as set forth in Section 9.17, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or electronic mail, as follows:

          (i) if to Borrower or the Additional Borrower, to it at 14400 North 87th Street, Scottsdale, Arizona 85260; Attention: Kristen L. Magnuson, Chief Financial Officer (telecopy: (408) 308-4265) (e-mail: kris.magnuson@jda.com) with a copy to DLA Piper Rudnick Gray Cary US, LLP, 1251 Avenue of the Americas, New York, New York 10020; Attention: David Fisher, Esq. (telecopy: ((212) 884-8582), (email: david.fisher@dlapiper.com));

          (ii) if to the Administrative Agent, to it at Citicorp North America, Inc., 390 Greenwich St., New York, New York 10013, Attention: Suzanne Crymes (telecopy: ((646) 291-1621) (e-mail: suzanne.crymes@citigroup.com));

          (iii) if to the Issuing Bank, to it at Citibank, N.A., 390 Greenwich St., New York, New York 10013, Attention: Suzanne Crymes (telecopy: ((646) 291-1621) (e-mail: suzanne.crymes@citigroup.com));

          (iv) if to the Lead Arranger, to it at Citigroup Global Markets Inc., 390 Greenwich St., New York, New York 10013, Attention: Suzanne Crymes (telecopy: ((646) 291-1621) (email: suzanne.crymes@citigroup.com), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, Attention: Adam M. Dworkin, Esq. (telecopy: (212) 701-3131) (email: adworkin@cahill.com));

          (v) if to a Lender, to it at its address (or telecopy number) set forth on Annex I or in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

               All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Each Loan Party, each Lender and each Issuing Bank hereunder agrees to notify the Administrative Agent in writing promptly of any change to the notice information provided above or in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

               (b) Borrower shall forthwith on demand indemnify each Lender against any loss or liability which that Lender incurs (and that Lender shall not be liable to Borrower in any respect) as a consequence of:

          (i) any Person to whom any notice or communication under or in connection with this Agreement is sent by Borrower or any Subsidiary by telecopy failing to receive that notice or communication (unless directly caused by that Person's gross negligence or willful misconduct); or

          (ii) any telecopy communication which reasonably appears to that Lender to have been sent by Borrower or a Subsidiary having in fact been sent by a Person other than Borrower or a Subsidiary.

               SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by or on behalf of any Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.16, 9.02, 9.05 and 9.16 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

               SECTION 9.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by Borrowers and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

               SECTION 9.04. Successors and Assigns.

               (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (including any Affiliate of the Issuing Bank that issues any Letter of Credit). All covenants, promises and agreements by or on behalf of Borrowers, the Agents or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in
Section 9.04(f)(iii) and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

               (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of the Term Loans, $1,000,000 and increments of $1,000,000 in excess thereof and, in the case of the Revolving Loans, $5,000,000 and increments of $1,000,000 in excess thereof (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or

Loans, or (B) in any other case, such lesser amount as Borrower and the Administrative Agent otherwise agree), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments and Loans, (iii) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.20, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (it being understood that only one fee shall be required to be paid by a Lender in respect of concurrent assignments to two or more Approved Funds), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(f).

               (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans and participations in Swingline Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance,
(ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Subsidiary or the performance or observance by Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon any Agent, the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto;
(vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) Annex I shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto.

               (d) The Administrative Agent, acting for this purpose as an agent of Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements, and participations in Swingline Loans, owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). Except to the extent inconsistent with Section 2.07(d), the entries in the Register shall be conclusive and Borrowers, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

               (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) above and, if required, the written consent of Borrower, the Issuing Bank, the Swingline Lender and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Lenders. No assignment shall be effective unless it has been recorded in the Register as provided in this
Section 9.04(e).

               (f) Each Lender may without the consent of Borrowers, the Swingline Lender, the Issuing Bank or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower's Affiliates or Subsidiaries) (each, a "PARTICIPANT") in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that
(i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.16 and
2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) (provided that no Participant shall be entitled to receive any greater amount pursuant to such Section than the Lender would have been entitled to receive in respect of the interest transferred, unless the sale of the participation to such Participant is made with Borrower's prior written consent), and (iv) Borrowers, the Agents, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in Section 9.08(c) that affect such Participant).

               (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower and its Subsidiaries furnished to such Lender by or on behalf of any of the Loan Parties; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute a confidentiality agreement in form and substance consistent with provisions of Section 9.16.

               (h) Any Lender may, without the consent of Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) any foreclosure or similar action shall be subject to the provisions of Section 9.04(b) concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Loan, Note or other instrument evidencing the rights of a Lender under this Agreement until the requirements of Section 9.04(b) concerning assignments are fully satisfied. In order to facilitate such a pledge or assignment, Borrower or the Additional Borrower, as applicable, shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to Borrower or the Additional Borrower, as applicable, by the assigning Lender hereunder.

               (i) Borrowers shall not assign or delegate any of their respective rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

               SECTION 9.05. Expenses; Indemnity.

               (a) Borrowers, jointly and severally, agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Lead Arrangers, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Lead Arrangers, which shall be Cahill Gordon & Reindel LLP, and local counsel, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and
(iii) all reasonable out-of-pocket expenses incurred by the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Bank or any Lender; provided, however, that Borrowers shall not be obligated to pay for expenses incurred by a Lender in connection with the assignment of Loans to an assignee Lender (except pursuant to Section 2.20) or the sale of Loans to a Participant pursuant to Section 9.04.

               (b) Borrowers, jointly and severally, agree to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, the Lead Arranger, the Issuing Bank, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person, an "INDEMNITEE") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or Letters of Credit

(including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property, or any Environmental Liability or Environmental Action related in any way to Borrower or its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable expenses are finally judicially determined to have arisen by reason of the Indemnitee's gross negligence or willful misconduct.

               (c) To the extent that Borrowers fail to promptly pay any amount to be paid by them under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to such Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the applicable Lead Arranger, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Multicurrency Revolving Credit Exposures and Dollar Revolving Credit Exposures, outstanding Term Loans and unused Commitments at the time.

               (d) To the extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

               (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

               SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. In connection with exercising its rights pursuant to the previous sentence, a Lender or the Issuing Bank may at any time use credit balances of any Loan Party with such Lender or the Issuing Bank, as applicable, to purchase at the Lender's or the Issuing Bank's, as applicable, applicable spot rate of exchange any other currency or currencies which the Lender or the Issuing Bank, as applicable, considers necessary to reduce or discharge any amount due by any Loan Party to the Lender or the Issuing Bank, as applicable, and may apply that currency or those currencies in or towards payment of those amounts. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Issuing Bank or their Affiliates may have. Each

Lender and the Issuing Bank agrees promptly to notify Borrower and any other relevant Loan Party and the Administrative Agent after making any such setoff.

               SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

               SECTION 9.08. Waivers; Amendment.

               (a) No failure or delay of any Agent, the Issuing Bank or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default regardless of whether an Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

               (b) Subject to Sections 9.08(c), (d) and (e), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

               (c) Subject to Section 9.08(e), without the written consent of each Lender that would be directly affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

          (i) extend the scheduled final maturity of any Loan or Note;

          (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

          (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date;

          (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to
     Section 2.08(c)) or any fee payable hereunder or any prepayment premium payable hereunder, it being understood that any amendment or modification to the financial definitions or covenants in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause
     (iv);

          (v) extend the time for payment of any such interest or fees or prepayment premium;

               (vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

               (vii) amend, modify, terminate or waive any provision of Section 2.13(c), Section 2.19, Section 7.04, Section 9.08(b), this Section 9.08(c), Section 9.08(d) or Section 9.08(e) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which affect the protections to such additional extensions of credit consented to by the Requisite Lenders of the type provided to the Multicurrency Revolving Credit Commitments, the Dollar Revolving Credit Commitments and the Term Loans on the Closing Date or made pursuant to an Incremental Facility Amendment under Section 2.21);

               (viii) amend the definition of "Requisite Lenders", "Multicurrency Commitment Percentage" or "Dollar Commitment Percentage"; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto consented to by the Requisite Lenders may be included in the determination of "Requisite Lenders", "Multicurrency Commitment Percentage" or "Dollar Commitment Percentage" on substantially the same basis as the Multicurrency Revolving Credit Commitments, the Dollar Revolving Credit Commitments, Revolving Loans, Term Commitments and Term Loans, are included on the Closing Date;

               (ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guarantee Agreement or any Borrower from the obligations hereunder or under any Loan Document except in each case as expressly provided in the Loan Documents or subordinate the Liens under any Security Document, it being understood that additional extensions of credit under this Agreement consented to by the Requisite Lenders or made pursuant to an Incremental Facility Amendment under Section 2.21 may be equally and ratably secured by the Collateral with the then existing secured obligations under the Security Documents; or

               (x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document other than as expressly permitted in Article VI.

               (d) Subject to Section 9.08(e), no amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

               (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

               (ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of Swingline Lender;

               (iii) amend the definition of "Requisite Class Lenders" without the consent of Requisite Class Lenders of each Class; provided that additional extensions of credit made pursuant to an Incremental Facility Amendment under Section 2.21 or made with the consent of the Requisite Lenders pursuant hereto may be included in the determination of such "Requisite Class Lenders" on substantially the same basis as the Multicurrency Revolving Credit Commitments, the Dollar Revolving Credit Commitments, Revolving Loans, Term Commitments and Term Loans are included on the Closing Date;

               (iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.05 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment is still required to be made is not altered and, if additional extensions of term credit under this Agreement consented to by the Requisite Lenders are made or are made pursuant to
          Section 2.21, such new term loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.05;

               (v) amend, modify, terminate or waive any obligation of Lenders relating to the issuance of or purchase of participations in Letters of Credit without the written consent of Administrative Agent and of Issuing Bank;

               (vi) amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

               (vii) amend, modify, terminate or waive any provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender (or each Lender of such Class, as the case may be);

               (viii) amend, modify, terminate or waive the manner of application of any optional or mandatory prepayments of Loans to the remaining amortization payments of the Term Loans without the written consent of Term Lenders holding more than 50% of the outstanding Term Loans;

               (ix) expressly amend, modify, supplement or waive any condition precedent in Section 4.02 to any Dollar Revolving Credit Borrowing or Multicurrency Revolving Credit Borrowing without the written consent of the Requisite Dollar Revolving Lenders or Requisite Multicurrency Revolving Lenders, as applicable; or

               (x) increase the maximum duration of Interest Periods hereunder without the consent of all Lenders.

provided that any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of any Class of Revolving Lenders (but not the Term Lenders or the other Class of Revolving Lenders), or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

               (e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement (other than as contemplated by Sections 9.08(d)(i), (ii), (v) and (vi)), the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (such Lender, a "NON-CONSENTING Lender"), then Borrower, at its sole cost and expense, shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described below, to transfer or assign, without recourse, all of the rights, obligations and interests of each such Non-Consenting Lender or Lenders with respect to either this Agreement or the Class of Loans or Commitments that is subject to the related change, waiver, discharge or termination to one or more assignees (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent (and with respect to any Commitments or Loans other than Term Commitments and Term Loans, the Issuing Bank and the Swingline Lender), which approval shall not be unreasonably withheld, so long as at the time of such transfer or assignment, each such assignee consents to the proposed change, waiver, discharge or termination; provided, however, that no Non-Consenting Lender shall be obligated to make any such assignment unless, (x) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (y) such assignee shall pay to the affected Non-Consenting Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Non-Consenting Lender and participations in LC Disbursements and Swingline Loans held by such Non-Consenting Lender and all commitment fees and other fees owed to such Non-Consenting Lender hereunder and all other amounts accrued for such Non-Consenting Lender's account or owed to it hereunder (including, without limitation, any Commitment Fees). Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender's Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

               SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

               SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between Borrower and one or more Agents or Lenders shall remain effective in accordance with its terms to the extent it expressly survives the effectiveness of this Agreement. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

               SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

               SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

               SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section
9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

               SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

               SECTION 9.15. Jurisdiction; Consent to Service of Process.

               (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or their respective properties in the courts of any jurisdiction.

               (b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

               SECTION 9.16. Confidentiality(a) . None of the Administrative Agent, the Collateral Agent, the Documentation Agent, the Syndication Agent nor any Lender may disclose to any Person any non-public information of the Loan Parties furnished to the Administrative Agent, the Collateral Agent, the Documentation Agent, the Syndication Agent or the Lenders by the Loan Parties (such information being referred to collectively herein as the "LOAN PARTY INFORMATION"), except that each of the Administrative Agent, the Collateral Agent, the Documentation Agent, the Syndication Agent and the Lenders may disclose Loan Party Information
(i) to its and its affiliates' employees, officers, directors, agents, accountants, attorneys and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Loan Party Information and instructed to keep such Loan Party Information confidential on substantially the same terms as provided herein), (ii) to the extent required by any regulatory authority with jurisdiction over the Administrative Agent or such Lender, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by applicable law, reasonable efforts shall be made to notify Borrower of any such request, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to any pledgee referred to in Section 9.04(h) or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and (vii) to the extent such Loan Party Information (A) is or becomes generally available to the public on a nonconfidential basis other than as a result of a breach of this Section 9.16 by the Administrative Agent, the Collateral Agent, the Documentation Agent, the Syndication Agent or such Lender, or (B) is or becomes available to the Administrative Agent, the Collateral Agent, the Documentation Agent, the Syndication Agent or such Lender on a nonconfidential basis from a source other than the Loan Parties. Nothing in this provision shall imply that any party has waived any privilege it may have with respect to advice it has received.

               SECTION 9.17. Fixed Income Direct Website Communications.

               (a) Delivery. (i) Borrower hereby agrees that it will use commercially reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the "COMMUNICATIONS"), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at the e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other Loan Documents. Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Lead Arrangers, the Documentation Agent or any Lender to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

               (ii) Each Lender agrees that receipt of e-mail notification that such Communications have been posted pursuant to paragraph (b) below at the e-mail address(es) set forth on Annex I or in the Administrative Questionnaire of such Lender or pursuant to the notice provisions of any Assignment and Acceptance shall constitute effective delivery of the Communications to such Lender for purposes of this

Agreement and any other Loan Document. Each Lender further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.

               (b) Each Loan Party and Lender further agrees that the Administrative Agent and/or the Loan Parties may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the "PLATFORM") and that the posting of any document or Communication on such Platform shall be deemed to be delivery of such document or Communication to the Lenders. Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

               (c) THE COMMUNICATIONS TRANSMITTED PURSUANT TO THIS SECTION 9.17 AND THE PLATFORM ARE PROVIDED "AS IS" AND "AS AVAILABLE." NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE PLATFORM AND EACH CITIGROUP PARTY EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS OR THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY CITIGROUP PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE RELATED PARTIES HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

               (d) Termination. The provisions of this Section 9.17 shall automatically terminate on the date that CNAI or any of its Affiliates ceases to be the Administrative Agent under this Agreement.

               SECTION 9.18. USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower or the Additional Borrower, which information includes the name, address and tax identification number of Borrower or the Additional Borrower and other information regarding Borrower or the Additional Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower or the Additional Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

               SECTION 9.19. Judgment Currency.

               (a) Each Borrower's obligation hereunder and the obligation of the other Loan Parties under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the "OBLIGATION CURRENCY") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "JUDGMENT CURRENCY") an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "JUDGMENT CURRENCY CONVERSION DATE").

               (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower jointly and severally covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

               (c) For purposes of determining the Dollar Equivalent, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

               SECTION 9.20. Dollar Equivalent Calculations. For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Revolving Loan and the Dollar Equivalent of the stated amount of each Letter of Credit that is an Alternate Currency Letter of Credit shall be calculated on the date when any such Loan is made, such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrower by the Administrative Agent. The Administrative Agent shall promptly notify Borrower and the Lenders of each such determination of the Dollar Equivalent.

               SECTION 9.21. Special Provisions Relating to Currencies other than Dollars.

               (a) All funds to be made available to Administrative Agent pursuant to this Agreement in euros or pounds shall be made available to Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in such principal financial center in such Participating Member State (or in London) as Administrative Agent shall from time to time nominate for this purpose.

               (b) In relation to the payment of any amount denominated in euros or pounds, the Administrative Agent shall not be liable to any Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by Administrative Agent if Administrative Agent shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in euros or pounds) to the account with the bank in the principal financial center in the Participating Member State which such Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 9.21(b) "ALL RELEVANT STEPS" means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Administrative Agent may from time to time determine for the purpose of clearing or settling payments of euros or pounds. Furthermore, and without limiting the foregoing, Administrative Agent shall not be liable to any Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

               SECTION 9.22. Euro.

               (a) If at any time that an Alternate Currency Revolving Loan is outstanding, the relevant Alternate Currency (other than the euro) is fully replaced as the lawful currency of the country that issued such Alternate Currency (the "ISSUING COUNTRY") by the euro so that all payments are to be made in the Issuing Country in euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Revolving Loan shall be automatically converted into a Loan denominated in euros in a principal amount equal to the amount of euros into which the principal amount of such Alternate Currency Revolving Loan would be converted pursuant to law and thereafter no further Loans will be available in such Alternate Currency.

               Borrowers shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its Affiliates as a result of the tax or currency exchange resulting from the introduction of, changeover to or operation of the euro in any applicable nation or eurocurrency market.

                            [Signature Pages Follow]

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the day and year first above written.

                                        JDA SOFTWARE GROUP, INC.,
                                        as Borrower


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        MANUGISTICS GROUP, INC.,
                                        as Additional Borrower


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        CITICORP NORTH AMERICA, INC.,
                                        as Administrative Agent,
                                        Collateral Agent and Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        CITIBANK, N.A.,
                                        as Issuing Bank


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        UBS LOAN FINANCE LLC,
                                        as Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        IBM CREDIT LLC,
                                        as Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        WELLS FARGO FOOTHILL, LLC,
                                        as Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------